EXHIBIT 10.6

EXECUTION VERSION

SECOND AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT

SECOND AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) dated as of February 10, 2017 between
SEARS HOLDINGS CORPORATION, a Delaware corporation (“Holdings”),
SEARS ROEBUCK ACCEPTANCE CORP., a Delaware corporation, and KMART CORPORATION, a Michigan corporation (the “Borrowers”),
The Lenders party hereto, and
BANK OF AMERICA, N.A., as Administrative Agent (the “Agent”),
in consideration of the mutual covenants herein contained and benefits to be derived herefrom.

W I T N E S S E T H:

WHEREAS, Holdings, the Borrowers, the Lenders party thereto, the Co-Collateral Agents party thereto, and the Agent, among others, are party to that certain Third Amended and Restated Credit Agreement dated as of July 21, 2015, as amended pursuant to that certain First Amendment to Third Amended and Restated Credit Agreement dated as of April 8, 2016 (the “Existing Credit Agreement”; the Existing Credit Agreement as amended hereby, the “Amended Credit Agreement”); and

WHEREAS, Holdings, the Borrowers, the Required Lenders and the Agent have agreed to amend the Existing Credit Agreement.

NOW THEREFORE, in consideration of the mutual promises and agreements herein contained, the parties hereto hereby agree as follows:

1.	Incorporation of Terms. All capitalized terms not otherwise defined herein shall have the same meaning as in the Existing Credit Agreement.

2.
Representations and Warranties. Each Borrower hereby represents and warrants that (i) no Default or Event of Default exists under the Existing Credit Agreement or under any other Loan Document as of the date hereof, and (ii) all representations and warranties contained in the Amended Credit Agreement and the other Loan Documents are true and correct in all material respects as of the date hereof, except to the extent that (A) such representations or warranties are qualified by a materiality standard, in which case they are true and correct in all respects, and (B) such representations or warranties expressly relate to an earlier date (in

EXHIBIT 10.6

which case such representations and warranties are true and correct in all material respects as of such earlier date).

3.
Release by Borrowers. Each Borrower hereby acknowledges and agrees that it has no actual knowledge of any defenses or claims against any Lender, the Agent, the Co-Collateral Agents, any of their Affiliates, or any of their respective officers, directors, employees, attorneys, representatives, predecessors, successors, or assigns with respect to the Obligations, and that if such Borrower now has, or ever did have, any defenses or claims with respect to the Obligations against any Lender, the Agent, the Co-Collateral Agents or any of their respective officers, directors, employees, attorneys, representatives, predecessors, successors, or assigns, whether known or unknown, at law or in equity, from the beginning of the world through this date and through the time of effectiveness of this Amendment, all of them are hereby expressly WAIVED, and each Borrower hereby RELEASES each Lender, the Agent, the Co-Collateral Agents and their respective officers, directors, employees, attorneys, representatives, predecessors, successors, and assigns from any liability therefor.

4.
Amendments to Existing Credit Agreement. The Existing Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined) as set forth in the pages of the Amended Credit Agreement attached as Annex A hereto. Each of Schedule 1.01 (Lenders; Commitments) and Schedule 1C (Extended Term Pricing Grid) to the Existing Credit Agreement are hereby amended in their entirety to reflect the modifications identified in Annex B hereto. Except as provided herein, in the Amended Credit Agreement and in Annex B, all of the terms and conditions of the Existing Credit Agreement (including the Exhibits thereto) shall remain in full force and effect.

5.
Acknowledgement of Reduction of Aggregate Revolving Commitments and Prepayment of Term Loan and 2016 Term Loan on a Pro Rata Basis. The parties hereto hereby acknowledge and agree that, to the extent that any repayment or prepayment of the Term Loan and/or the 2016 Term Loan occurs after the Second Amendment Effective Date and the Aggregate Revolving Commitments are required to be reduced on a Pro Rata Basis in connection with such repayment or prepayment pursuant to the terms of Section 2.11(a)(ii)(x) or Section 2.11(a)(iii)(y), as applicable, the reduction of the Aggregate Revolving Commitments to $1,500,000,000 from $1,971,000 as set forth in the Amended Credit Agreement shall be deemed to have occurred concurrently with and in connection with such repayment or prepayment solely for purposes of determining whether the Aggregate Revolving Commitments have been reduced on a Pro Rata Basis in connection with such repayment or prepayment to the extent required by Section 2.11(a)(ii)(x) or Section 2.11(a)(iii)(y), as applicable.

EXHIBIT 10.6

6.
Conditions to Effectiveness. This Amendment shall become effective on the date (the “Second Amendment Effective Date”) that each of the following conditions precedent has been fulfilled as determined by the Agent:

a.
This Amendment shall have been duly executed and delivered by Holdings, the Borrowers, the Required Lenders and the Agent, and the Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.

b.
All action on the part of Holdings and the Borrowers necessary for the valid execution, delivery and performance by the Borrowers of this Amendment shall have been duly taken. The Agent shall have received corporate resolutions of Holdings authorizing the entrance of Holdings into this Amendment.

c.	Since January 30, 2016, there shall not have been any event or effect that has had or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

d.	After giving effect to this Amendment and the transactions contemplated hereunder, Capped Excess Availability shall be not less than $325,000,000.

e.	After giving effect to this Amendment and the transactions contemplated hereunder, no Default or Event of Default shall have occurred and be continuing under the Amended Credit Agreement.

f.	The Borrowers shall have paid all fees, expenses and other amounts due and owing to the Agent, the Co-Collateral Agents and the Lenders that have executed this Amendment.

7.	Binding Effect. The terms and provisions hereof shall be binding upon and inure to the benefit of the parties hereto, the Lenders and their respective successors and assigns.

8.
Expenses. The Borrowers shall reimburse the Agent and the Co-Collateral Agents for all reasonable and documented out-of-pocket expenses incurred in connection herewith, including, without limitation, reasonable attorneys’ fees.

9.
Multiple Counterparts. This Amendment may be executed in multiple counterparts, each of which shall constitute an original and together which shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e. “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

10.	Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF OTHER

EXHIBIT 10.6

THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by each of the parties hereto as of the date first above written.

HOLDINGS:

SEARS HOLDINGS CORPORATION
By: /s/ Robert A. Riecker
Name: Robert A. Riecker
Title: Controller and Head of Capital Market Activities

BORROWERS:

SEARS ROEBUCK ACCEPTANCE CORP.
By: /s/ Robert A. Riecker
Name: Robert A. Riecker
Title: Vice President, Finance

KMART CORPORATION
By: /s/ Robert A. Riecker
Name: Robert A. Riecker
Title: Controller and Head of Capital Market Activities

Signature Page to Second Amendment

BANK OF AMERICA, N.A., as Agent and as a Lender

By:    /s/ Stephen Garvin
Name: Stephen Garvin
Title: Managing Director

Signature Page to Second Amendment

WELL FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:    /s/ Jennifer Cann
Name: Jennifer Cann
Title: Managing Director

Signature Page to Second Amendment

CITIBANK, N.A., as a Lender

By:    /s/ David Smith
Name: David Smith
Title: Vice President and Director

Signature Page to Second Amendment

PNC BANK, NATIONAL ASSOCIATION as a Lender

By:    /s/ John Wenzinger
Name: John Wenzinger
Title: Senior Vice President

Signature Page to Second Amendment

Ally Bank, as a Lender

By:    /s/ Steven J. Brown
Name: Steven J. Brown
Title: Authorized Signatory
Ally Corporate Finance

Signature Page to Second Amendment

Siemens Financial Services, Inc., as a Lender

By:    /s/ John Finore
Name: John Finore
Title: Vice President

By:    /s/ Maria Levy
Name: Maria Levy
Title: Vice President

Signature Page to Second Amendment

Citizens Business Capital, a division of Citizens Aset Finance, Inc., as a Lender

By:    /s/ Christine Scott
Name: Christine Scott
Title: Senior Vice President

Signature Page to Second Amendment

TD Bank, N. A., as a Lender

By:    /s/ Jeffrey Saperstein
Name: Jeffrey Saperstein
Title: Vice President

Signature Page to Second Amendment

Regions Bank, as a Lender

By:    /s/ Louis Alexander
Name: Louis Alexander
Title: Managing Director

Signature Page to Second Amendment

UPS Capital, as a Lender

By:    /s/ Robert C. Dugger
Name: Robert C. Dugger
Title: Senior Portfolio Manager

Signature Page to Second Amendment

Banco Popular de Puerto Rico, as a Lender

By:    /s/ Hector J. Gonzalez
Name: Hector J. Gonzalez
Title: Vice President

Signature Page to Second Amendment

Consents from Term Lenders and 2016 Term Lenders are available with the Administrative Agent

Signature Page to Second Amendment

Annex A

Conformed Credit Agreement
[See Attached]

ANNEX A
THIRD AMENDED AND RESTATED CREDIT AGREEMENT
Dated as of July 21, 2015
as amended April 8, 2016
as further amended February 10, 2017
among
SEARS HOLDINGS CORPORATION
and
SEARS ROEBUCK ACCEPTANCE CORP.
and
KMART CORPORATION,
as Borrowers
and
THE LENDERS NAMED HEREIN,
and
THE ISSUING LENDERS NAMED HEREIN,
and
BANK OF AMERICA, N.A.,
as Administrative Agent, Co-Collateral Agent and Swingline Lender
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Co-Collateral Agent
WELLS FARGO BANK, NATIONAL ASSOCIATION
as Syndication Agent
PNC BANK, NATIONAL ASSOCIATION, SIEMENS FINANCIAL SERVICES, INC., ALLY BANK AND CITIGROUP GLOBAL MARKETS INC.
as Co-Documentation Agents

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and WELLS FARGO BANK, NATIONAL ASSOCIATION
as Joint Lead Arrangers

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, WELLS FARGO BANK, NATIONAL ASSOCIATION, PNC BANK, NATIONAL ASSOCIATION AND CITIGROUP GLOBAL MARKETS INC.,
as Joint Bookrunners

TABLE OF CONTENTS

Page
ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS     1
SECTION 1.01.     Certain Defined Terms    1

SECTION 1.02.	Computation of Time Periods ~~41~~44

SECTION 1.03.	Accounting Terms ~~41~~44

SECTION 1.04.	Other Interpretive Provisions ~~42~~44
ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES, THE TERM LOAN AND THE 2016 TERM LOAN    44

SECTION 2.01.	The Revolving Advances, the Term Loan and the 2016 Term Loan ~~42~~44

SECTION 2.02.	Making the Revolving Advances ~~43~~45

SECTION 2.03.	The Swingline Advances ~~43~~46

SECTION 2.04.	Making the Swingline Advances ~~44~~46

SECTION 2.05.	Fees; Commitment Fee ~~45~~47

SECTION 2.06.	Optional Termination or Reduction of the Revolving Commitments ~~45~~48

SECTION 2.07.	Repayment of Revolving Advances, Term Loan and 2016 Term Loan ~~46~~48

SECTION 2.08.	Interest ~~46~~49

(a)	Scheduled Interest Owed to 2015 Non-Extending Lenders 49

(b)	Term Loan 49

(c)	2016 Term Loan 49

(d)	Scheduled Interest Owed to 2015 Extending Lenders and Swingline Lender 50

(e)	Default Interest 50

(f)	Regulation D Compensation 50

SECTION 2.09.	Interest Rate Determination ~~48~~51

SECTION 2.10.	Optional Conversion of Revolving Advances, Term Loan Borrowings and 2016 Term Loan Borrowings ~~49~~51

SECTION 2.11.	Optional and Mandatory Prepayments of Revolving Advances, Term Loan and 2016 Term Loan. ~~49~~51

SECTION 2.12.	Increased Costs ~~51~~54

SECTION 2.13.	Illegality ~~52~~54

SECTION 2.14.	Payments and Computations ~~52~~55

SECTION 2.15.	Taxes ~~53~~55

SECTION 2.16.	Sharing of Payments, Etc. ~~56~~58

SECTION 2.17.	Use of Proceeds of Advances, Term Loan and 2016 Term Loan ~~56~~58

SECTION 2.18.	Extension of Loans ~~56~~59

(a)	Extension of Revolving Commitments, Term Loans or 2016 Term Loans 59

(b)	Extension Request 60

(c)	New Lenders 60

(d)	Extension Amendment 61

i

SECTION 2.19.	Increase in Commitments ~~59~~61

(a)	Reserved. 61

(b)	Request for Increase After April 8, 2016 61

(c)	Lender Elections 62

(d)	Notification by Agent 62

(e)	Conditions to Effectiveness of each Commitment Increase 62

(f)	Effective Date and Allocations 63

(g)	Other Provisions 63

(h)	Conflicting Provisions 63

SECTION 2.20	FILO Facility ~~61~~63

(a)	Request for FILO Facility After July 21, 2015 63

(b)	Lender Elections 64

(c)	Notification by Agent 64

(d)	Conditions to Effectiveness of FILO Facility 64

(e)	Effective Date and Allocations 65

SECTION 2.21	Permitted Overadvances ~~62~~65
ARTICLE III

AMOUNT AND TERMS OF THE LETTERS OF CREDIT     65

SECTION 3.01.	L/C Commitment ~~63~~65

SECTION 3.02.	Procedure for Issuance of Letter of Credit ~~64~~66

SECTION 3.03.	Fees and Other Charges ~~64~~67

SECTION 3.04.	Letter of Credit Participations ~~65~~67

SECTION 3.05.	Reimbursement Obligation of the Borrowers ~~65~~68

SECTION 3.06.	Obligations Absolute ~~66~~68

SECTION 3.07.	Letter of Credit Payments ~~66~~69

SECTION 3.08.	Applications ~~66~~69

SECTION 3.09.	Use of Letters of Credit ~~66~~69

SECTION 3.10.	Currency Equivalents Generally ~~66~~69
ARTICLE IV

CONDITIONS TO EFFECTIVENESS    69

SECTION 4.01	Conditions Precedent to Effectiveness ~~67~~69

SECTION 4.02.	Conditions Precedent to Each Extension of Credit ~~69~~71
ARTICLE V

REPRESENTATIONS AND WARRANTIES    72

SECTION 5.01.	Representations and Warranties of the Borrowers ~~69~~72
ARTICLE VI

COVENANTS    76

SECTION 6.01.	Affirmative Covenants ~~73~~76

(a)	Compliance with Laws, Etc. ~~74~~76

(b)	Payment of Taxes, Etc. ~~74~~76

(c)	Maintenance of Insurance ~~74~~76

(d)	Preservation of Corporate Existence, Etc. ~~74~~77

(e)	Inspection Rights ~~75~~77

(f)	Keeping of Books ~~75~~77

(g)	Maintenance of Properties, Etc. ~~75~~77

(h)	Transactions with Affiliates ~~75~~78

(i)	Further Assurances ~~76~~. 78

(j)	Reporting Requirements ~~76~~79

(k)	Collateral Monitoring and Review ~~78~~81

(l)	Landlord Waivers, Access Agreements and Customs Broker Agreements ~~79~~81

(m)	Cash Management ~~79~~. 81

(n)	Liens on Non-Collateral Assets ~~81~~83

(o)	Physical Inventories ~~81~~83

(p)	Letters of Credit ~~81~~84

SECTION 6.02.	Negative Covenants ~~81~~84

(a)	Liens, Etc. ~~82~~84

(b)	Fundamental Changes ~~82~~85

(c)	Acquisitions ~~83~~85

(d)	Restricted Payments ~~83~~. 85

(e)	Negative Pledge Clauses ~~84~~87

(f)	Clauses Restricting Subsidiary Distributions ~~85~~87

(g)	Accounting Changes ~~85~~87

(h)	Reserved ~~85~~. 87

(i)	Dispositions ~~85~~. Make any Disposition except Permitted Dispositions. 87

(j)	Debt; Prepayment of Debt ~~85~~. 87

(k)	Investments ~~86~~88

(l)	Store Closings ~~86~~88

(m)	Existing Debt 88

SECTION 6.03.	Financial Covenant ~~86~~89
ARTICLE VII

EVENTS OF DEFAULT    89

SECTION 7.01.	Events of Default ~~86~~89
ARTICLE VIII

THE AGENT AND CO-COLLATERAL AGENTS    91

SECTION 8.01.	Appointment ~~89~~91

SECTION 8.02.	Delegation of Duties ~~89~~92

SECTION 8.03.	Exculpatory Provisions ~~89~~92

SECTION 8.04.	Reliance by Agent ~~89~~92

SECTION 8.05.	Notice of Default ~~90~~92

SECTION 8.06.	Non-Reliance on Agents and Other Lenders ~~90~~93

SECTION 8.07.	Reports and Financial Statements ~~90~~93

SECTION 8.08.	Indemnification ~~91~~94

SECTION 8.09.	Agent in Its Individual Capacity ~~92~~94

SECTION 8.10.	Successor Agent ~~92~~94

SECTION 8.11.	Co-Documentation Agents and Syndication Agent; Bank Product and Cash Management Services Providers ~~92~~95

SECTION 8.12.	Defaulting Lenders ~~92~~95

(a)	Adjustments 95

(b)	Consents 97

(c)	Defaulting Lender Cure 97
ARTICLE IX

MISCELLANEOUS    97

SECTION 9.01.	Amendments, Etc. ~~95~~97

SECTION 9.02.	Notices, Etc. ~~95~~98

SECTION 9.03.	No Waiver; Remedies ~~96~~99

SECTION 9.04.	Costs and Expenses ~~96~~99

SECTION 9.05.	Right of Set-off ~~97~~100

SECTION 9.06.	Binding Effect; Effectiveness ~~98~~100

SECTION 9.07.	Assignments and Participations ~~98~~100

SECTION 9.08.	Confidentiality ~~100~~103

SECTION 9.09.	Governing Law ~~101~~103

SECTION 9.10.	Execution in Counterparts ~~101~~104

SECTION 9.11.	Jurisdiction, Etc. ~~101~~104

SECTION 9.12.	WAIVER OF JURY TRIAL ~~101~~104

SECTION 9.13.	Release of Collateral or Guarantee Obligation ~~102~~104

SECTION 9.14.	PATRIOT Act Notice ~~102~~105

SECTION 9.15.	Integration ~~102~~105

SECTION 9.16.	Replacement of Lenders ~~102~~105

SECTION 9.17.	No Advisory or Fiduciary Capacity ~~103~~105

SECTION 9.18.	Existing Credit Agreement Amended and Restated ~~103~~106

SECTION 9.19.	Keepwell ~~103~~106

SCHEDULES
Schedule IA     Pricing Grid
Schedule IB    ~~Commitment Fee Grid~~[Reserved]
Schedule IC    Extended Term Pricing Grid
Schedule 1.01    Lenders; Commitments
Schedule 1.02    Existing Letters of Credit
Schedule 1.03    Existing Swap Contracts
Schedule 3.02    Other LC Facilities
Schedule 5.01(n)    Pension Plan Issues
Schedule 5.01(p)     UCC Filing Jurisdictions
Schedule 5.01(t)    Labor Matters
Schedule 6.01(j)    Financial and Collateral Reports
Schedule 6.01(m)(i)(B)    Blocked Account Banks
Schedule 6.02(d)    Restricted Payments
Schedule 6.02(k)(ii)    Investment Policy

EXHIBITS
Exhibit A    Form of Notice of Borrowing
Exhibit B    Form of Assignment and Acceptance
Exhibit C    Form of Borrowing Base Certificate
Exhibit D    Form of Third Amended and Restated Guarantee and Collateral Agreement
Exhibit E    Form of Credit Card Notification
Exhibit F    Form of Intercreditor Agreement (Collateral and Other Property)
Exhibit G    Form of Customs Broker Agreement
Exhibit H    Form of Third Party Payor Notification
Exhibit I    Form of Compliance Certificate

v

THIRD AMENDED AND RESTATED AGREEMENT (this “Agreement”) dated as of July 21, 2015, as amended April 8, 2016, among SEARS HOLDINGS CORPORATION, a Delaware corporation (“Holdings”), SEARS ROEBUCK ACCEPTANCE CORP., a Delaware corporation (“SRAC”), KMART CORPORATION, a Michigan corporation (“Kmart Corp.”), the banks, financial institutions and other institutional lenders listed on the signature pages hereof or pursuant to any joinder hereto or through an assignment as provided in Section 9.07 hereof as Revolving Lenders, Term Lenders or 2016 Term Lenders, as applicable (collectively, the “Lenders”), the ISSUING LENDERS party hereto, BANK OF AMERICA, N.A. (the “Bank”), as administrative agent (the “Agent”), Co-Collateral Agent, and Swingline Lender, WELLS FARGO BANK, NATIONAL ASSOCIATION, as co-collateral agent (collectively, with the Bank in such capacity, the “Co-Collateral Agents”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as Syndication Agent, PNC BANK, NATIONAL ASSOCIATION, SIEMENS FINANCIAL SERVICES, INC., ALLY BANK and CITIGROUP GLOBAL MARKETS INC., as co-documentation agents (the “Co-Documentation Agents”), MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED (“MLPFS”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as joint lead arrangers (collectively, the “Lead Arrangers”), and MLPFS, WELLS FARGO BANK, NATIONAL ASSOCIATION, PNC BANK, NATIONAL ASSOCIATION and CITIGROUP GLOBAL MARKETS INC., as joint bookrunners.

W I T N E S S E T H:
WHEREAS, Holdings, SRAC, Kmart Corp., certain lenders, Wells Fargo Bank, National Association, f/k/a Wells Fargo Retail Finance, LLC. and General Electric Capital Corporation, as co-collateral agents and co-syndication agents, JPMorgan Chase Bank, N.A. and Barclays Bank PLC, as documentation agents, Merrill Lynch, Pierce, Fenner & Smith Incorporated f/k/a Banc of America Securities LLC, Wells Fargo Retail Finance, LLC and GE Capital Markets, Inc. as joint lead arrangers and joint bookrunners, and Bank of America, N.A., as administrative agent (the “Existing Agent”), are party to that certain Amended and Restated Credit Agreement dated as of May 21, 2009, as amended by a Second Amended and Restated Credit Agreement dated as of April 8, 2011, as amended by a First Amendment to Second Amended and Restated Credit Agreement dated as of October 2, 2013, as amended by the Third Amended and Restated Credit Agreement dated as of July 21, 2015 (as further amended from time to time and in effect prior to the date hereof, the “Existing Credit Agreement”); and
WHEREAS, since the date of the Existing Credit Agreement, Sears Canada and OSH (each as defined in the Existing Credit Agreement) are no longer Subsidiaries of Holdings; and
WHEREAS, certain Lenders have agreed to become Extending Revolving Lenders (as defined in the Existing Credit Agreement) and have furnished Extended Revolving Commitments (as defined in the Existing Credit Agreement) and desire to enter into an Extension Amendment (as provided in Section 2.18(d) of the Existing Credit Agreement); and
WHEREAS, in addition, in accordance with Section 9.01 of the Existing Credit Agreement, the Borrowers, Holdings, certain of the Lenders and the Agent desire to otherwise amend and restate the Existing Credit Agreement as provided herein.
NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the undersigned hereby agree that the Existing Credit Agreement shall be amended and restated, in its entirety to read as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
SECTION 1.01.    Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“2015 Extending Lender” means each Lender listed on Schedule 1.01 under the heading 2015 Extending Lenders, whose Revolving Commitment has been extended on July 21, 2015 and shall terminate on the Extended Termination Date.
“2015 Non-Extending Lender” means each Revolving Lender listed on Schedule 1.01 under the heading 2015 Non-Extending Lenders, who has not agreed to extend the Revolving Termination Date for its Revolving Commitment on July 21, 2015.
“2016 Term Commitment” means, as to any 2016 Term Lender, the obligation of such 2016 Term Lender to make its portion of the 2016 Term Loan on the First Amendment Effective Date in the amount set forth opposite such 2016 Term Lender’s name on Schedule 1.01.
“2016 Term Lenders” means, collectively, any Persons party hereto as a 2016 Term Lender, and each Person that shall become a party hereto as a 2016 Term Lender pursuant to Section 9.07 and shall include all future 2016 Term Lenders who hold an Extended 2016 Term Loan.
“2016 Term Loan” means, collectively, (i) the term loans made by the 2016 Term Lenders on the First Amendment Effective Date pursuant to Section 2.01(c), and (ii) as used in the definitions of “Required Lenders” and “Supermajority Lenders”, the sum of the term loans of all the 2016 Term Lenders.
“2016 Term Loan Borrowing” means a portion of the 2016 Term Loan of a particular Type; provided that no 2016 Term Loan Borrowing shall be in an aggregate principal amount of less than $5,000,000 and each 2016 Term Loan Borrowing constituting a Eurodollar Rate Advance shall be in a principal amount that is an integral multiple of $1,000,000 (unless no portion of the 2016 Term Loan constitutes a Base Rate Advance), and no more than ten (10) Interest Periods in the aggregate for Borrowings, Term Loan Borrowings and 2016 Term Loan Borrowings constituting Eurodollar Rate Advances may be outstanding at any time.
“2016 Term Loan Margin” (a) with respect to any outstanding portion of the 2016 Term Loan that is a Eurodollar Rate Advance, 7.50% per annum, and (b) with respect to any outstanding portion of the 2016 Term Loan that is a Base Rate Advance, 6.50% per annum.
“2016 Term Loan Termination Date” means July 20, 2020.
“Accelerated Borrowing Base Delivery Event” means either (i) the occurrence and continuance of any Event of Default, or (ii) the failure of the Borrowers for three (3) days (whether or not consecutive) during any thirty (30) day period to maintain Capped Excess Availability equal to at least 15% of the Line Cap. For purposes of this Agreement, the occurrence of an Accelerated Borrowing Base Delivery Event shall be deemed continuing at the Co-Collateral Agents’ option (x) so long as such Event of Default shall be continuing, and/or (y) if the Accelerated Borrowing Base Delivery Event arises as a result of the Borrowers’ failure to maintain Capped Excess Availability as required hereunder, until Capped Excess Availability has exceeded 15% of the Line Cap for thirty (30) consecutive calendar days, in which case an Accelerated Borrowing Base Delivery Event shall no longer be deemed to be continuing for purposes of this Agreement. The termination of an Accelerated Borrowing Base Delivery Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Accelerated Borrowing Base Delivery Event in the event that the conditions set forth in clauses (i) or (ii) hereof again arise.
“ACH” means automated clearing house transfers.
“Acquisition” means, with respect to any Person (a) a purchase of a controlling interest in, the equity interests of any other Person, (b) a purchase or other acquisition of all or substantially all of the assets or properties of, another Person or of any business unit of another Person, or (c) any merger or consolidation of such Person with any other Person or other transaction or series of transactions resulting in the acquisition of all or substantially all of the assets, or a controlling interest in the equity interests, of any Person, in each case in any transaction or group of transactions which are part of a common plan.
“Additional Commitment Lender” has the meaning set forth in Section 2.19(d).

“Additional Extending Lender” has the meaning set forth in Section 2.18(c).
“Adjusted Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining Consolidated Net Income for such period, the sum of (i) Consolidated Interest Expense for such period, (ii) income tax expense for such period, (iii) all amounts attributable to depreciation and amortization expense for such period, (iv) any items of loss resulting from the sale of assets other than in the ordinary course of business for such period, (v) any non-cash charges for tangible or intangible impairments or asset write downs for such period (excluding any write downs or write-offs of Inventory other than write-downs or write-offs of Inventory related to up to 100 store closings in any four consecutive fiscal quarters), and (vi) any other non-cash charges for such period (including non-cash charges arising from share-based payments to employees or directors, but excluding (1) any non-cash charge already added back to Consolidated Net Income in the calculation of Adjusted Consolidated EBITDA in a prior period, (2) any non-cash charge that relates to the write-down or write-off of Inventory other than write-downs or write-offs of Inventory related to up to 100 store closings in any four consecutive fiscal quarters, and (3) non-cash charges for which a cash payment is required to be made in that or any other period), minus (b) without duplication and to the extent included in Consolidated Net Income for such period, (i) any items of gain resulting from the sale of assets other than in the ordinary course of business for such period, (ii) any cash payments made during such period in respect of non-cash charges described in clause (a)(vi) taken in a prior period and (iii) any non-cash items of income for such period, all calculated on a Consolidated basis in accordance with GAAP (excluding any non-cash income already deducted from Consolidated Net Income in the calculation of Adjusted Consolidated EBITDA in a prior period). For the purposes of calculating Adjusted Consolidated EBITDA in connection with any determination of the Consolidated Leverage Ratio or Fixed Charge Ratio, (i) if at any time during the applicable four-quarter period, Holdings or any of its Subsidiaries shall have made any Material Disposition, the Adjusted Consolidated EBITDA for such fiscal quarter shall be reduced by an amount equal to the Adjusted Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such period or increased by an amount equal to the Adjusted Consolidated EBITDA (if negative) attributable thereto for such fiscal period and (ii) if at any time during the applicable four-quarter period, Holdings or any of its Subsidiaries shall have made a Material Acquisition, Adjusted Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such period. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by Holdings and its Subsidiaries in excess of $100,000,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that yields gross proceeds to Holdings or any of its Subsidiaries in excess of $100,000,000.
“Adjustment Date” shall have the meaning provided therefor in Schedule IA.
“Advance” means any advance by a Revolving Lender to any Borrower as part of a Borrowing.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person by contract or otherwise.
“Agent” has the meaning provided in the Preamble, or any successor thereto.
“Agent’s Account” means the account of the Agent maintained by the Agent at Bank of America, N.A., designated by the Agent in writing to the Borrowers, the Co-Collateral Agents and the Lenders.
“Aggregate Revolving Commitments” means (i) other than as used pursuant to clause (ii) below, the Revolving Commitments of all the Revolving Lenders, and (ii) as used in the definitions of “Required Lenders” and “Supermajority Lenders”, the sum of (x) the Revolving Commitments of all the Revolving Lenders and (y) to the extent any FILO Facility is a revolving facility, the FILO Commitments of all of the FILO Lenders.

As of ~~July 21, 2015,~~February 10, 2017, the Aggregate Revolving Commitments are $~~3,275,000,000.~~1,500,000,000.
“All-in Yield” means, as to any Debt, the effective interest rate with respect thereto as reasonably determined by the Agent taking into account the interest rate, margin, original issue discount, upfront fees and “eurodollar rate floors” or “base rate floors”; provided that (i) original issue discount and upfront fees shall be equated to interest rate assuming a four-year life to maturity of such Debt, (ii) customary arrangement, structuring, underwriting, amendment or commitment fees paid solely to the applicable arrangers or agents with respect to such Debt shall be excluded.
“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance, and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.
“Applicable Margin” means, initially, (a) 2.25% per annum for Eurodollar Rate Advances and (b) 1.25% per annum for Base Rate Advances; provided, that on and after the first Adjustment Date occurring at the end of the first full fiscal quarter after the Effective Date, the Applicable Margin will be determined pursuant to the Pricing Grid; provided further that until the first Adjustment Date occurring more than twelve months after the Effective Date, the Applicable Margin shall not be established at Level 1 (even if the Consolidated Leverage Ratio during any period was less than 2.0:1.0).
“Application” means an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.
“Application of Disposition Proceeds” means, with respect to any applicable Disposition, the application of the Net Proceeds thereof by Holdings and its Subsidiaries in the following order: (i) first, to repay outstanding Advances in full; (ii) second, (x) to the extent that the outstanding amounts of the Term Loan and 2016 Term Loan have not, since the Second Amendment Effective Date, been reduced by at least 23.8965% of the amount of, respectively, the Term Loan and the 2016 Term Loan outstanding as of the Second Amendment Effective Date, to the repayment of the Term Loan and the 2016 Term Loan (in such order as the Borrowers shall determine, but subject to the requirements of Section 2.11(a) hereof) in such amounts, if any, as necessary to effect a reduction of 23.8965% of the outstanding amount of each of the Term Loan and the 2016 Term Loan relative to the outstanding amount of such Loans as of the Second Amendment Effective Date, and then (y) to the repayment of the Term Loan, the 2016 Term Loan and/or reduction of the Aggregate Revolving Commitments, as the Borrower may elect (but subject to the requirements of Section 2.11(a) hereof), to the extent required to reduce the sum of the Aggregate Revolving Commitments, plus the aggregate outstanding amount of the Term Loan and the 2016 Term Loan, to $2,800,000,000, if such sum then exceeds $2,800,000,000; and (iii) third, to be retained by the Loan Parties to fund permitted purposes as set forth in Section 2.17 hereof (other than Acquisitions and other Investments (other than Investments in Holdings or any of its Subsidiaries permitted hereunder), cash dividends (other than dividends payable to Holdings or any of its Subsidiaries permitted hereunder), or stock repurchases); provided that, notwithstanding the foregoing, until such time as the aggregate amount of Net Proceeds that are required to be applied pursuant to the Application of Disposition Proceeds and that remain after giving effect to the application of Net Proceeds required to repay outstanding Advances in full pursuant to clause (i) (i.e., “first”) hereof (such remaining amount, the “Unapplied Disposition Proceeds”) is greater than $15,000,000, any such Unapplied Disposition Proceeds shall not be required to be applied to clause (ii) (i.e., “second”) hereof, but may be retained by the Loan Parties pursuant to clause (iii) (i.e., “third”) hereof; provided further that upon the consummation of any Disposition subject to the Application of Disposition Proceeds that would cause the aggregate amount of Unapplied Disposition Proceeds (including Unapplied Disposition Proceeds from such Disposition) to exceed $15,000,000, the aggregate amount of all such Unapplied Disposition Proceeds (i.e., including the initial $15,000,000 set forth above) shall be applied pursuant to clauses (ii) (i.e., “second”) through (iii) (i.e., “third”) above and the amount of Unapplied Disposition Proceeds following such application shall be reset at $0.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“April 2016 Mortgage Debt” means the Debt owing by Sears and certain other Subsidiaries of Holdings to JPP, LLC, JPP II, LLC and Cascade Investment, L.L.C., as lenders, pursuant to that certain $500,000,000 secured short-term loan facility dated as of April 8, 2016.
“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit B hereto.
“Authorized Officer” means, as to Holdings, any Borrower or any other Loan Party, its president, chief executive officer, chief financial officer, vice president and controller, vice president and treasurer, vice president, finance, executive vice president, finance or any other person designated by it and acceptable to the Agent. Any document delivered hereunder that is signed by an Authorized Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Authorized Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Availability Reserves” means, without duplication of any other reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves as any Co-Collateral Agent from time to time determines in its Permitted Discretion as being appropriate (a) to reflect the impediments to the Co-Collateral Agents’ ability to realize upon the Collateral, (b) to reflect claims and liabilities that such Co-Collateral Agent determines will need to be satisfied in connection with the realization upon the Collateral, (c) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of the Borrowing Base, or (d) to reflect that a Default or an Event of Default then exists. Without limiting the generality of the foregoing, Availability Reserves may include, in any Co-Collateral Agent’s Permitted Discretion (but are not limited to) reserves based on: (i) customs duties, and other costs to release Inventory which is being imported into the United States, (ii) outstanding Taxes and other governmental charges, including, without limitation, ad valorem, real estate, personal property, sales, and other Taxes and claims of the PBGC, which may have priority over the interests of the Co-Collateral Agents in the Collateral, (iii) salaries, wages and benefits due to employees of any Loan Party, (iv) reasonably anticipated changes in the Net Orderly Liquidation Value between appraisals, (v) warehousemen’s or bailees’ charges and other Permitted Encumbrances which may have priority over the interests of the Co-Collateral Agents in the Collateral, (vi) after the occurrence and during the continuance of a Cash Dominion Event or at such other times as otherwise required by the Co-Collateral Agents in their Permitted Discretion, Cash Management Reserves, (vii) after the occurrence and during the continuance of a Cash Dominion Event or at such other times as otherwise required by the Co-Collateral Agents in their Permitted Discretion, Bank Products Reserves, (viii) after the occurrence and during the continuance of a Cash Dominion Event or at such other times as otherwise required by the Co-Collateral Agents in their Permitted Discretion, amounts due to vendors on account of consigned goods, (ix) rent expense at leased Stores and DC locations, (x) royalties payable to non-Loan Parties in respect of licensed merchandise, (xi) the Gift Card Liability Reserve, (xii) Customer Deposits Reserve, (xiii) PACA Liability Reserves, (xiv) PASA Liability Reserves, (xv) after the occurrence and during the continuance of a Cash Dominion Event or at such other time as otherwise required by the Co-Collateral Agents in their Permitted Discretion, amounts due to any state’s lottery commission or other equivalent agency, authority or entity, or to any other Governmental Authority involved in the administration or regulation of lotteries, (xvi) Credit Card Receivables owed to Sears Protection Company (PR), Inc. and its Subsidiaries, (xvii) amounts due to Sears Authorized Hometown Stores, LLC, Sears Home Appliance Showrooms, LLC, Sears Outlet Stores, LLC and their subsidiaries; (xviii) the Debt Maturity Reserve, and (xix) the FILO Reserve. Upon the determination by any Co-Collateral Agent that an Availability Reserve should be established or modified, such Co-Collateral Agent shall notify the Agent in writing and the Agent shall thereupon establish or modify such Availability Reserve, subject to the expiration of the Reserve Notice Period.
“Available Commitment” means as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Revolving Lender’s Revolving Commitment then in effect over (b) such Revolving Lender’s Revolving Extensions of Credit then outstanding; provided, that in calculating any Revolving Lender’s Revolving Extensions of Credit for the purpose of determining such Revolving Lender’s Available Commitment pursuant to Section 2.05(a), the aggregate principal amount of Swingline Advances then outstanding shall be deemed to be zero.

“Bank” has the meaning provided in the Preamble and its successors.
“Bank Products” means any services or facilities provided to any Loan Party by any Lender or any of its Affiliates on account of (a) each Swap Contract that (x) is set forth on Schedule 1.03 or is in effect on July 21, 2015 with a counterparty that is a Credit Party as of July 21, 2015 or (y) is entered into after July 21, 2015 with any counterparty that is a Credit Party at the time such Swap Contract is entered into, (b) leasing facilities, provided that in each such case under clause (a)(y) and this clause (b), either the Borrowers or such Credit Party shall have notified the Agent in writing that such service or facility shall constitute a Bank Product hereunder, and (c) any other extension of credit (excluding Cash Management Services) to or for the benefit of any Loan Party (agreed by the Agent and the Borrower as being a “Bank Product” for purposes of this Agreement), provided that in each such case under this clause (c), the Borrowers have notified the Agent in writing, at a time when no Event of Default has occurred and is continuing, that such service or facility shall constitute a Bank Product hereunder; provided, further, that such notice shall be deemed given with respect to any Bank Products provided by the Agent or its Affiliates.
“Bank Product Reserves” means such reserves as any Co-Collateral Agent may from time to time determine in its Permitted Discretion as being appropriate to reflect the liabilities and obligations of the Loan Parties with respect to Bank Products then provided or outstanding; provided that in the event that any counterparty to a Swap Contract requires that the Loan Parties provide cash collateral to secure such Swap Contract, the amount of the Bank Product Reserve imposed by the Co-Collateral Agents with respect to such Swap Contract shall take into consideration the amount of such cash collateral.
“Banker’s Acceptance” means a time draft or bill of exchange or other deferred payment obligation relating to a Commercial L/C which has been accepted by the Issuing Lender.
“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus one-half of one percent (0.50%), (b) the Eurodollar Rate (calculated utilizing a one-month Interest Period) plus one percent (1.00%), or (c) the rate of interest in effect for such day as publicly announced from time to time by the Bank as its “prime rate.” The “prime rate” is a rate set by the Bank based upon various factors including the Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by the Bank shall take effect at the opening of business on the day specified in the public announcement of such change.
“Base Rate Advance” means an Advance, a Term Loan Borrowing or a 2016 Term Loan Borrowing, as applicable, that bears interest as provided in Sections 2.08(a)(i), 2.08(b)(i), or 2.08(c)(i), as applicable.
“Blocked Accounts” means the Blocked Accounts described in Section 6.01(m)(i) and any additional deposit accounts that become subject to Blocked Account Agreements pursuant to Section 6.01(i)(iii).
“Blocked Account Agreement” means with respect to a Blocked Account established by a Loan Party, an agreement, in form and substance reasonably satisfactory to the Co-Collateral Agents, establishing control (as defined in the UCC) of such account by the Agent (as “Control Co-Collateral Agent”) and whereby the bank maintaining such account agrees, upon the occurrence and during the continuance of a Cash Dominion Event, to comply only with the instructions originated by the Agent (or any other Co-Collateral Agent which shall succeed the Agent as “Control Co-Collateral Agent” thereunder), without the further consent of any other Person.
“Blocked Account Bank” means Bank of America, N.A. and each other bank with whom deposit accounts are maintained in which funds of any of the Loan Parties are concentrated and with whom a Blocked Account Agreement has been, or is required to be, executed in accordance with the terms hereof.
“Borrower Information” has the meaning specified in Section 9.08.
“Borrowers” means, collectively, SRAC and Kmart Corp.; provided that in the event SRAC is dissolved, merged with and into Holdings or any Subsidiary of Holdings or otherwise ceases to exist in accordance with Section 6.01(d), then Holdings shall designate that Holdings or a direct wholly owned Domestic Subsidiary of Holdings become a Borrower for all purposes of the Loan Documents.
“Borrowing” means a borrowing consisting of simultaneous Advances of the same Type made by each of the applicable Lenders pursuant to Section 2.01 or Section 2.03 provided that no more than ten (10) Interest Periods in the aggregate for Borrowings, Term Loan Borrowings and 2016 Term Loan Borrowings constituting Eurodollar Rate Advances may be outstanding at any time.
“Borrowing Base” means, at any time, an amount equal to (a) 85% of the aggregate outstanding Eligible Credit Card Accounts Receivable at such time plus (b) 85% of the Eligible Pharmacy Receivables at such time plus (c) the lesser of (i) 70% of the Net Eligible Inventory at such time and (ii) 80% of the Net Orderly Liquidation Value at such time, minus (d) 100% of the then Availability Reserves. The Agent may, in its Permitted Discretion after the expiration of the Reserve Notice Period, adjust Availability Reserves and Inventory Reserves used in computing the Borrowing Base.
“Borrowing Base Certificate” means a certificate, signed by an Authorized Officer of Holdings, substantially in the form of Exhibit C or another form which is reasonably acceptable to the Co-Collateral Agents in their Permitted Discretion.
“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York, New York or Boston, Massachusetts or, in the case of matters relating to SRAC, Greenville, Delaware or, in the case of matters relating to Kmart Corp., Detroit, Michigan, and, if the applicable Business Day relates to any Eurodollar Rate Advances, a day of the year on which dealings are carried on in the London interbank market.
“Capital Expenditures” means, with respect to any Person for any period, all cash expenditures made or costs incurred for the acquisition or improvement of fixed or capital assets of such Person, in each case that are (or should be) set forth as capital expenditures in a consolidated statement of cash flows of such Person for such period, in each case prepared in accordance with GAAP.
“Capital Lease Obligations” means, with respect to any Person for any period, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as liabilities on a balance sheet of such Person under GAAP and the amount of which obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Capped Excess Availability” means, at any time, an amount equal to the (A) the Line Cap, minus (B) the Total Extensions of Credit (other than FILO Extensions of Credit).
“Cash Dominion Event” means either (a) the occurrence and continuance of an Event of Default, or (b) the sum of (i) Capped Excess Availability, plus (ii) Suppressed Availability (not to exceed an amount equal to 2.5% of the Line Cap) at any time is less than the greater of (x) 12.5% of the Line Cap, or (y) $175,000,000 for three (3) ~~days~~Business Days (whether or not consecutive) during any thirty (30) day period. For purposes hereof, the occurrence of a Cash Dominion Event shall be deemed continuing at the Co-Collateral Agents’ option (i) so long as such Event of Default is continuing, and/or (ii) if the Cash Dominion Event arises as a result of the Borrowers’ failure to achieve availability in the amount described in the preceding sentence, until such availability has exceeded such amounts, in each case for thirty (30) consecutive Business Days, in which case a Cash Dominion Event shall no longer be deemed to be continuing for purposes of this Agreement; provided that a Cash Dominion Event shall be deemed continuing (even if availability as described in clause (b) of the preceding sentence exceeds such amount for thirty (30) consecutive Business Days) after a Cash Dominion Event has occurred on two (2) occasions during any twelve month period after July 21, 2015 if the first such Cash Dominion Event has been discontinued and shall continue until the expiration of the twelve month period ending after the commencement of the second Cash Dominion Event. The termination of a Cash Dominion Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Cash Dominion Event in the event that the conditions set forth in this definition again arise.

“Cash Equivalents” means investments of Holdings and its Subsidiaries recorded as cash or cash equivalents in accordance with GAAP.
“Cash Management Reserves ” means such reserves as any Co-Collateral Agent, from time to time, determines in its Permitted Discretion as being appropriate to reflect the reasonably anticipated liabilities and obligations of the Loan Parties with respect to Cash Management Services then provided or outstanding.
“Cash Management Services” means any one or more of the following types of services or facilities provided to any Loan Party by any Lender or any of its Affiliates: (a) ACH transactions, (b) cash management services, including, without limitation, controlled disbursement services, treasury, depository, overdraft, and electronic funds transfer services, (c) foreign exchange facilities, (d) credit card processing services, (e) credit or debit cards, provided that in each such case under clauses (a) through (e), either the Borrowers or such Credit Party shall have notified the Agent in writing that such service or facility shall constitute a Cash Management Service hereunder, (f) purchase cards, and (g) other services or facilities to or for the benefit of any Loan Party (agreed by the Agent and the Borrower as being a “Cash Management Service” for purposes of this Agreement), provided that in each such case under clauses (f) and (g), the Borrowers have notified the Agent in writing, at a time when no Event of Default has occurred and is continuing, that such services or facilities shall constitute Cash Management Services hereunder; provided, further, that such notice shall be deemed given with respect to any Cash Management Services provided by the Agent or its Affiliates.
“Class” means (a) the class consisting of 2015 Non-Extending Lenders, (b) the class consisting of 2015 Extending Lenders and, if applicable, Additional Commitment Lenders, (c) the class consisting of Term Lenders, (d) the class consisting of 2016 Term Lenders, (e) any class of Extending Lenders and, if applicable, Additional Extending Lenders having a Revolving Commitment established pursuant to Section 2.18, and (f) any Class of Additional Extending Lenders having a term commitment established pursuant to Section 2.18, as the context may require. For clarity, except as expressly provided herein, each Lender shall have the same rights and obligations under this Agreement and the other Loan Documents.
“Co-Collateral Agents” has the meaning provided in the Preamble and any successors thereto.
“Co-Documentation Agents” has the meaning provided in the Preamble and any successors thereto.
“Collateral” means all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien (excluding any license granted to the Co-Collateral Agents (and deemed to be a Lien pursuant to the definition thereof) for the sole purpose of enabling the Co-Collateral Agents to exercise rights and remedies with respect to the Liens granted on the Collateral set forth in Section 3.1 of the Guarantee and Collateral Agreement) is purported to be created by any Security Document.
“Commercial L/C” means a commercial documentary Letter of Credit under which the Issuing Lender agrees to make payments in Dollars for the account of any Borrower, on behalf of any Group Member, in respect of obligations of such Group Member in connection with the purchase of goods or services in the ordinary course of business.
~~“Commitment Fee Grid” means the pricing grid set forth on Schedule IB.~~
~~“Commitment Fee Rate” means, initially, 0.625% per annum; provided, that on and after the first Adjustment Date occurring after the end of the first full fiscal quarter after the Effective Date, the Commitment Fee Rate will be determined pursuant to the Commitment Fee Grid; provided that in no event shall the commitment fee payable to a 2015 Extending Lender be less than 0.50% per annum.~~
“Commitments” means, collectively, the Revolving Commitments, the Term Commitments and the 2016 Term Commitments, and if applicable, the FILO Commitments.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Commonly Controlled Entity” means an entity, whether or not incorporated, that is under common control with any Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes any Borrower and that is treated as a single employer under Section 414 of the Internal Revenue Code.
“Consolidated” refers to the consolidation of accounts of Holdings and its Subsidiaries in accordance with GAAP and as presented on a GAAP basis.
“Consolidated Interest Expense” means for any period for any Person, total interest expense of such Person (including that attributable to Capital Lease Obligations and other expenses classified as interest expense in accordance with GAAP) on a Consolidated basis with respect to all outstanding Debt of such Person, as determined in accordance with GAAP.
“Consolidated Leverage Ratio” means, as of any given day, the ratio of (a) Consolidated Total Debt on such day to (b) Adjusted Consolidated EBITDA for the four immediately preceding fiscal quarters for which financial statements are available or were required to have been delivered pursuant to Section 6.01(j).
“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of Holdings and its Subsidiaries, determined on a Consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of Holdings or is merged into or consolidated with Holdings or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of Holdings) in which Holdings or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by Holdings or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of Holdings (other than a Loan Party) to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.
“Consolidated Total Debt” means, at any date, the aggregate principal amount of all Debt of Holdings and its Subsidiaries at such date, determined on a Consolidated basis in accordance with GAAP, but excluding (i) issued but not funded letters of credit, (ii) reimbursement obligations which are characterized as trade payables and are not overdue with respect to trade letters of credit (other than Letters of Credit issued hereunder) and (iii) contingent obligations.
“Convert”, “Conversion” and “Converted” each refers to a conversion of Advances, a Term Loan Borrowing or a 2016 Term Loan Borrowing, as applicable, of one Type into Advances, a Term Loan Borrowing or a 2016 Term Loan Borrowing, as applicable, of the other Type, pursuant to Section 2.09 or 2.10.
“Covenant Compliance Event” means Capped Excess Availability at any time is less than the greater of (x) 10% of the difference between (i) the Line Cap minus (ii) the sum of (a) the outstanding principal amount of the Term Loan and (b) the outstanding principal amount of the 2016 Term Loan, and (y) $~~200,000,000.~~150,000,000.
“Credit Card Accounts Receivable” means each Account or Payment Intangible (each as defined in the UCC) together with all income, payments and proceeds thereof, owed by a credit card payment processor or an issuer of credit cards to a Loan Party resulting from charges by a customer of a Loan Party on credit cards issued by such issuer in connection with the sale of goods by a Loan Party or services performed by a Loan Party, in each case in the ordinary course of its business.
“Credit Card Notification” has the meaning specified in Section 6.01(m)(i)(A).
“Credit Card Processors” ” means the credit card clearinghouses and processors used by the Loan Parties and listed in the Perfection Certificate as of July 21, 2015, or otherwise disclosed in writing to the Agent by the Loan Parties from time to time following July 21, 2015.
“Credit Card Program Assets” means the Credit Card Program Documents, all rights or obligations arising thereunder (including, without limitation, royalty fees and other revenues payable to

Holdings or any of its subsidiaries pursuant thereto), all related Intellectual Property and such other assets as the Borrowers and the Co-Collateral Agents may agree, but excluding, for the avoidance of doubt, Credit Card Accounts Receivable or any proceeds thereof.

“Credit Card Program Documents” means the Program Agreement, originally dated as of July 15, 2003, amended and restated as of November 3, 2003, and as further amended by the parties from time to time by and among Sears, Roebuck and Co., Sears Brands Business Unit Corporation (as successor in interest to Sears Intellectual Property Management Company) and Citibank, N.A. (as successor in interest to Citibank (South Dakota), N.A., which was successor in interest to Citibank (USA), N.A.), and the other agreements entered into in connection therewith.

“Credit Card Royalty Securitization” means the securitization, subject to Section 6.01(h) hereof, of royalty fees and other revenues payable to Holdings or any of its subsidiaries pursuant to the Credit Card Program Documents, but excluding, for the avoidance of doubt, Credit Card Accounts Receivable or any proceeds thereof; provided that the documents governing such securitization shall not provide, directly or indirectly, for recourse against any Loan Party by way of a guaranty or any other support arrangement other than such limited recourse as is reasonable given market standards for transactions of a similar type, including in connection with any servicing or management of the assets subject thereto by any Loan Party.

“Credit Card Royalty Securitization Subsidiary” means any Subsidiary of Holdings that engages in no material activities other than the transactions contemplated by a Credit Card Royalty Securitization and activities reasonably related thereto.

“Credit Party” or “Credit Parties” means (a) individually, (i) each Lender and its Affiliates, (ii) the Agent, (iii) each Co-Collateral Agent, (iv) each Issuing Lender, (v) each Lead Arranger, and (vi) the successors and assigns of each of the foregoing, and (b) collectively, all of the foregoing.
“Customer Deposits Reserve” shall mean, at any time, a reserve equal to the aggregate outstanding amount of customer deposits of the Loan Parties at such time.
“Customs Broker Agreement” means an agreement in substantially the form attached hereto as Exhibit G, or such other form as the Co-Collateral Agents may reasonably agree, among a Loan Party, a customs broker or other carrier, and the Co-Collateral Agents, in which the customs broker or other carrier acknowledges that it has control over and holds the documents evidencing ownership of the subject Inventory for the benefit of the Co-Collateral Agents and agrees, upon notice from the Co-Collateral Agents (which shall not be furnished unless an Event of Default is continuing), to hold and dispose of the subject Inventory solely as directed by the Co-Collateral Agents.
“DC” means any distribution center owned or leased and operated by any Loan Party.
“DDA” means each checking, savings or other demand deposit account maintained by any of the Loan Parties.
“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (excluding interest payable thereon unless such interest has been accrued and added to the principal amount of such indebtedness), (b) all obligations of such Person for the deferred purchase price of property or services (other than (i) trade payables incurred in the ordinary course of such Person’s business and (ii) any such obligations which are due less than twelve months from the date of incurrence), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments (other than performance, surety and appeals bonds arising in the ordinary course of business and other than the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business) or in respect of bankers’ acceptances or letters of credit, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all direct recourse payment obligations of such Person in respect of any accounts receivable sold by such Person, (g) all Debt of others referred to in clauses (a) through (f) above or clause (h) below and other payment obligations guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (h) all Debt referred to in clauses (a) through (g) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.
“Debt Maturity Reserve” means an Availability Reserve (i) if (x) the Term Loan, the Senior Unsecured Notes, the Existing Second Lien Notes or any other Debt (other than the April 2016 Mortgage Debt) with a principal balance in excess of $50,000,000 (excluding Debt consisting of Short Term commercial paper or other Short Term Debt with an aggregate principal balance of $~~750,000,000~~500,000,000 or less (whether incurred pursuant to clause (h) of the definition of Permitted Debt or that otherwise qualifies as Permitted Debt)), or, (y) solely to the extent that the Extended Termination Date of the Extended Revolving Commitments is further extended in accordance with the terms of Section 2.18 hereof to a date that is beyond the 2016 Term Loan Termination Date (as the 2016 Term Loan Termination Date may be extended in accordance with the terms of Section 2.18 hereof), the 2016 Term Loan, in each case remains outstanding on any date that is 91 days or fewer prior to the maturity date of such Debt (any such date under this clause (i), the “date of determination”), then an amount equal to the outstanding principal balance of such Debt, provided that such Debt Maturity Reserve shall be eliminated when such Debt is satisfied (including, if otherwise permissible hereunder, with the proceeds of an Advance in an amount up to the amount of the applicable Debt Maturity Reserve), refinanced, or the maturity thereof extended so as to be in excess of 91 days after such date of determination ~~and (ii~~, (ii) if the April 2016 Mortgage Debt remains outstanding on any date that is 45 days or fewer prior to the maturity date of such Debt (any such date under this clause (ii), the “date of determination”), then an amount equal to the outstanding principal balance of such Debt, provided that such Debt Maturity Reserve shall be eliminated when such Debt is satisfied (including, if otherwise permissible hereunder, with the proceeds of an Advance in an amount up to the amount of the applicable Debt Maturity Reserve), refinanced, or the maturity thereof extended so as to be in excess of 45 days after such date of determination, and (iii) if any Debt consisting of Short Term commercial paper or other Short Term Debt (whether incurred pursuant to clause (h) of the definition of Permitted Debt or that otherwise qualifies as Permitted Debt) remains outstanding on any date that is 30 days or fewer prior to both (A) the maturity date of such Debt and (B) the Extended Termination Date (any such date under this clause (ii), the “date of determination”), then an amount equal to the outstanding principal balance of such Debt, provided that such Debt Maturity Reserve shall be eliminated when such Debt is satisfied (including, if otherwise permissible hereunder, with the proceeds of an Advance in an amount up to the amount of the applicable Debt Maturity Reserve), refinanced, or the maturity thereof extended so as to be in excess of 91 days after the date of determination or the Extended Termination Date is extended (if applicable), in any case so that the foregoing conditions are no longer satisfied.
~~As used herein, “Short Term” means any commercial paper or other Debt for borrowed money having a maturity of 180 days or less from the date of the incurrence or issuance of such Debt.~~
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.
“Defaulting Lender” means any Lender (as reasonably determined by the Agent) that (a) has failed to fund any portion of the Advances, participations in Letters of Credit or participations in Swingline Loans required to be funded by it hereunder within three Business Days of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, (c) has failed, within three Business Days after request by the Agent, to confirm that it will comply with the terms of this Agreement relating to its Commitments, provided that such Lender shall cease to be a Defaulting Lender under this clause (c) upon the Agent’s receipt of such confirmation, (d) has notified the Borrower, the Agent, the L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, or (e) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.
“Designated Obligations” shall have the meaning set forth in Section 2.11(b).
“Designated Prepayment” shall have the meaning set forth in Section 2.11(b).
“Disposition” means any sale, transfer, license, lease or other disposition (including any sale and leaseback transaction), whether in one transaction or in a series of transactions, of any property (including, without limitation, any equity interests).
“Dollars” and “$” refers to lawful money of the United States.
“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” on the signature pages hereof or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrowers and the Agent.
“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia (excluding, for the avoidance of doubt, any Subsidiary organized under the laws of Puerto Rico).
“Effective Date” means April 8, 2011.
“Eligible Assignee” means (a) a commercial bank or any other Person engaged in the business of making asset based or commercial loans, or (other than in the case of a Revolving Commitment) any fund or other Person (other than a natural Person) that invests in loans, which bank, Person or fund, together with its Affiliates, has a combined capital and surplus in excess of $300,000,000 and which bank, Person or fund is approved by the Agent, and, unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 9.07, the Borrowers, in each case such approval not to be unreasonably withheld or delayed, (b) an existing Lender or an Affiliate of an existing Lender or an Approved Fund, or (c) any Permitted Holder Lender; provided that neither the Borrowers nor an Affiliate of the Borrowers (other than a Permitted Holder Lender) shall qualify as an Eligible Assignee.
“Eligible Credit Card Accounts Receivable” means at the time of any determination thereof, each Credit Card Account Receivable that satisfies the following criteria at the time of its creation and continues to meet the same at the time of such determination: such Credit Card Account Receivable (i) has been earned and represents the bona fide amounts due to a Loan Party from a Credit Card Processor and/or credit card issuer, and in each case originated in the ordinary course of business of the applicable Loan Party and (ii) is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (j)

below. Without limiting the foregoing, to qualify as an Eligible Credit Card Account Receivable, a Credit Card Account Receivable shall indicate no person other than a Loan Party as payee or remittance party. In determining the amount to be so included, the face amount of a Credit Card Account Receivable shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges, credit card processor fees or other allowances (including any amount that the applicable Loan Party may be obligated to rebate to a customer, a Credit Card Processor, or credit card issuer pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Credit Card Account Receivable but not yet applied by the applicable Loan Party to reduce the amount of such Credit Card Account Receivable. Unless otherwise approved from time to time in writing by the Co-Collateral Agents in their Permitted Discretion, no Credit Card Account Receivable shall be Eligible Credit Card Account Receivable if, without duplication:
(a)    such Credit Card Account Receivable is not owned by a Loan Party and such Loan Party does not have good or marketable title to such Credit Card Account Receivable;
(b)    such Credit Card Account Receivable does not constitute a “payment intangible” or “account” (as defined in the UCC) or such Credit Card Account Receivable has been outstanding for more than five (5) Business Days;
(c)    the issuer or payment processor of the applicable credit card with respect to such Credit Card Account Receivable is the subject of any bankruptcy or insolvency proceedings;
(d)    such Credit Card Account Receivable is not the valid, legally enforceable obligation of the applicable issuer with respect thereto;
(e)    such Credit Card Account Receivable is subject to any Lien whatsoever other than Liens in favor of the Co-Collateral Agents, Permitted Liens and Liens permitted pursuant to Section 6.02(a)(vi);
(f)    such Credit Card Account Receivable is not subject to a valid and perfected Lien in favor of the Co-Collateral Agents, for the benefit of the Credit Parties, senior in priority to all other Liens other than Permitted Liens which have priority over the Liens of the Co-Collateral Agents by operation of applicable law and Liens of the type specified in clause (h) of the definition of Permitted Liens;
(g)    the Credit Card Account Receivable does not conform to all representations, warranties, covenants or other provisions in the Loan Documents relating to Credit Card Accounts Receivable;
(h)    such Credit Card Account Receivable is subject to risk of set-off, non-collection or not being processed due to unpaid and/or accrued credit card processor fee balances, limited to the lesser of the balance of Credit Card Account Receivable or unpaid credit card processor fees;
(i)    such Credit Card Account Receivable is evidenced by “chattel paper” or an “instrument” of any kind unless such “chattel paper” or “instrument” is subject to the perfected security interest of the Co-Collateral Agents; or
(j)    such Credit Card Account Receivable does not meet such other reasonable eligibility criteria for Credit Card Accounts Receivable as the Agent (or any Co-Collateral Agent upon written notice to the Agent) may determine from time to time in its Permitted Discretion.
“Eligible In-Transit Inventory” means, as of any date of determination thereof, without duplication of other Eligible Inventory, finished goods Inventory:

(a)    for which full payment has been delivered to the vendor of such Inventory and evidence of such payment has been received by the Agent; provided that in transit Inventory purchased under “private label” letters of credit issued by SRAC or Letters of Credit issued hereunder shall be deemed Eligible In-Transit Inventory, subject to (x) an Inventory Reserve equal to (i) such percentage as the Agent may determine in its Permitted Discretion, multiplied by (ii) the Inventory Value of such Inventory, and (y) satisfaction of all of the other conditions of this definition;
(b)    which has been shipped from a location outside of the United States, Puerto Rico or the U.S. Virgin Islands for receipt by any Loan Party, but which has not yet been delivered to such Loan Party, which Inventory has been in transit for sixty (60) days or less from the date of shipment of such Inventory;
(c)    for which the purchase order is in the name of any Loan Party and title has passed to such Loan Party;
(d)    for which the document of title reflects a Loan Party as consignee or, if requested by a Co-Collateral Agent, names the Co-Collateral Agents as consignee, and in each case as to which a Co-Collateral Agent has control over the documents of title which evidence ownership of the subject Inventory (such as, if requested by a Co-Collateral Agent, by the delivery of a Customs Broker Agreement);
(e)    which is insured as required pursuant to Section 6.01(c) hereof; and
(f)    which would not be excluded from the definition of “Eligible Inventory” by any of clauses (a), (c) through (g) or (i) through (s) of the definition thereof;
provided that the Agent, or any Co-Collateral Agent upon written notice to the Agent, may, in its Permitted Discretion, exclude any particular Inventory from the definition of “Eligible In-Transit Inventory” in the event the Agent or Co-Collateral Agent determines that such Inventory is subject to any Person’s right or claim which is (or is capable of being) senior to, or pari passu with, the Lien of the Co-Collateral Agents (such as, without limitation, a right of stoppage in transit) or may otherwise adversely impact the ability of the Co-Collateral Agents to realize upon such Inventory.
“Eligible Inventory” means at any time, without duplication (i) Eligible In-Transit Inventory, and (ii) items of Inventory of any Loan Party that are held for retail sale to the public in the ordinary course of business, merchantable, and readily saleable to the public in the ordinary course of business, that is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (s) below. Without limiting the foregoing, to qualify as “Eligible Inventory” no Person other than the Loan Parties shall have any direct or indirect ownership, interest or title to such Inventory and no Person other than the Loan Parties shall be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein. Unless otherwise from time to time approved in writing by the Agent (or any Co-Collateral Agent upon written notice to the Agent) in its Permitted Discretion, no Inventory shall be deemed Eligible Inventory if, without duplication:
(a)the Loan Parties do not have sole and good, valid and unencumbered title thereto (except for Liens of the type described in clauses (a), (b), (c) and (e) of the definition of Permitted Liens); or
(b)    it is not located in the United States, Puerto Rico, Guam or U.S. Virgin Islands; or
(c)    it is not located at property owned or leased by the Loan Parties (except to the extent such Inventory is (i) in transit between such locations, or (ii) is at a customer location and is deemed eligible pursuant to clause (g)) or is located at a third party warehouse or is located at a closed Store (except pursuant to clause (f)) or is located at a closed DC; or

(d)    it is not subject to a valid and perfected Lien in favor of the Co-Collateral Agents for the benefit of the Credit Parties, senior in priority to all other Liens other than Permitted Liens which have priority over the Liens of the Co-Collateral Agents by operation of applicable law, including Liens of the types described in clauses (a) through (c) and (g) of the definition of Permitted Liens;
(e)    it is subject to any Lien whatsoever other than Liens in favor of the Co-Collateral Agents, Permitted Liens and Liens permitted pursuant to Section 6.02(a)(vi); or
(f)    it is Inventory located at a Store which is being closed; provided, however that such Inventory will be deemed eligible for the first four (4) weeks after the commencement of the Store Closure Sale for that Store, provided further that the Inventory Value of such Inventory shall be reduced by the “closed store reserve” established by the Borrowers with respect to such Inventory consistent with past practices (but the establishment of such “closed store reserve” by the Borrowers shall not preclude the Co-Collateral Agents, in their Permitted Discretion, from establishing other or larger Inventory Reserves with respect to such Inventory as otherwise provided herein);
(g)    it is consigned from a vendor or is at a customer location but still accounted for in the applicable Loan Party’s inventory balance; or
(h)    it is in-transit (other than Eligible In-Transit Inventory) from a vendor and has not yet been received into a DC or Store; or
(i)    it is identified in the stock ledger of the applicable Loan Party as any of the following departments or consists of Inventory which is ordinarily classified by such Loan Party consistent with its historical practices as the following: floral; gasoline; live plants; miscellaneous or other as classified on the Loan Party’s stock ledger; produce; books; magazines; restaurant operations; or seafood; or it is identified per the applicable Loan Party’s stock ledger as candy; or
(j)    it is Inventory that has been packed-away and stored for more than 12 months at a DC or a Store for future sale, including merchandise of Sears and its Subsidiaries that has been carried over for more than 12 months as currently reported as “XOM” status per the RIM merchandising system; or
(k)    it is identified as wholesaler freight fees; or
(l)    it is Inventory on layaway or is Inventory which has been sold but not delivered or as to which any Loan Party has accepted a deposit from a third party; or
(m)    it is identified per the Loan Parties’ stock ledger as Inventory that is in a leased department, including digital imaging, photofinishing and 1 hour lab; or
(n)    it is otherwise deemed ineligible by the Co-Collateral Agents in their Permitted Discretion after the expiration of the Reserve Notice Period; or
(o)    it is (i) operating supplies, packaging or shipping materials, cartons, labels or other such materials not considered used for sale in the ordinary course of business by the Agent in its Permitted Discretion (ii) work‑in‑process, raw materials, (iii) not in material compliance with all standards imposed by any Governmental Authority having regulatory authority over such Inventory, its use or sale, or (iv) bill and hold goods; or
(p)    it is Inventory which exhibits, includes or is identified by any trademark, tradename or other Intellectual Property right which trademark, tradename or other Intellectual Property right

(i) is subject to a restriction that could reasonably be expected to adversely affect the Agent’s ability to liquidate such Inventory or (ii) the relevant Loan Party does not have the right to use in connection with the sale of such Inventory, either through direct ownership or through a written license or sublicense; or
(q)    it is Inventory that is not insured in compliance with the provisions of Section 6.01(c);
(r)    it is Inventory that does not conform to all representations, warranties, covenants or other provisions in the Loan Documents relating to Inventory; or
(s)    it is Inventory acquired in a Permitted Acquisition and the Co-Collateral Agents have not completed their diligence with respect thereto, provided that such Inventory shall be deemed to constitute Eligible Inventory for a period of 30 days after the date of its acquisition notwithstanding that the Co-Collateral Agents have not completed such due diligence as long as such Inventory is of the same kind and quality as other of the Loan Parties’ Inventory and would otherwise constitute Eligible Inventory.
“Eligible Pharmacy Receivables” means each Pharmacy Receivable that satisfies the following criteria at the time of creation and continues to meet the same at the time of such determination: such Pharmacy Receivable (i) has been earned and represents the bona fide amounts due to a Loan Party from Third Party Payors, and other Persons reasonably acceptable to the Co-Collateral Agents, and in each case originated in the ordinary course of business of the applicable Loan Party (ii) is non‑recourse to the Loan Parties and has been adjudicated or is otherwise due to a Loan Party for pharmacy related services, and (iii) is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (m) below. Without limiting the foregoing, to qualify as an Eligible Pharmacy Receivable, an Account shall indicate no person other than a Loan Party as payee or remittance party. In determining the amount to be so included, the face amount of an Account shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges, processing fees or other allowances (including any amount that the applicable Loan Party may be obligated to rebate to a customer, or to pay to the Third Party Payors, direct customers or other Persons pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the applicable Loan Party to reduce the amount of such Pharmacy Receivable. Unless otherwise approved from time to time in writing by the Co-Collateral Agents in their Permitted Discretion, none of the following Pharmacy Receivables shall be an Eligible Pharmacy Receivable:
(a)    Pharmacy Receivables that have been outstanding for more than ninety (90) days past the invoice date or that are more than sixty (60) days past due;
(b)    Pharmacy Receivables due from any Third Party Payor to the extent that fifty percent (50%) or more of all Pharmacy Receivables from such Third Party Payor are not Eligible Pharmacy Receivables under clause (a), above;
(c)    Pharmacy Receivables which do not constitute an “Account” (as defined in the UCC);
(d)    Pharmacy Receivables with respect to which a Loan Party does not have good, valid and marketable title thereto;
(e)    Pharmacy Receivables that are not subject to a valid and perfected Lien in favor of the Co-Collateral Agents, for the benefit of the Credit Parties, senior in priority to all other Liens other than Permitted Liens which have priority over the Liens of the Co-Collateral Agents by operation of applicable law;

(f)    Pharmacy Receivables that are subject to any Lien whatsoever other than Liens in favor of the Co-Collateral Agents for the benefit of the Credit Parties, Permitted Liens, and Liens permitted pursuant to Section 6.02(a)(vi);
(g)    Pharmacy Receivables which are disputed, are with recourse, or with respect to which a claim, counterclaim, offset or chargeback has been asserted (to the extent of such claim, counterclaim, offset or chargeback);
(h)    Pharmacy Receivables due from Medicare, Medicaid and other Governmental Authorities;
(i)    Pharmacy Receivables due from a Third Party Payor who is not duly authorized to conduct business in the United States of America, Puerto Rico, United States Virgin Islands or Guam, as applicable;
(j)    Pharmacy Receivables which are acquired in a Permitted Acquisition unless and until the Co-Collateral Agents have completed an appraisal and audit of such Pharmacy Receivables and otherwise agree that such Pharmacy Receivables shall be deemed Eligible Pharmacy Receivables;
(k)    Pharmacy Receivables as to which (i) the Loan Party making the sale giving rise to such Pharmacy Receivables does not have a valid and enforceable agreement with the Third Party Payor providing for payment to such Loan Party or there is a default thereunder that could be a basis for such Third Party Payor ceasing or suspending any payments to such Loan Party, or (ii) the prescription drugs sold giving rise to such Pharmacy Receivables are not of the type that are covered under the agreement with the Third Party Payor or the party receiving such goods is not entitled to coverage under such agreement, (iii) the Loan Party making the sale giving rise to such Pharmacy Receivables has not received confirmation from such Third Party Payor that the party receiving the prescription drugs is entitled to coverage under the terms of the agreement with such Third Party Payor and the Loan Party is entitled to reimbursement for such Pharmacy Receivables, (iv) the amount of such Pharmacy Receivables exceeds the amounts to which the Loan Party making such sale is entitled to reimbursement for the prescription drugs sold under the terms of such agreements (but solely to the extent of such excess), (v) there are contractual or statutory limitations or restrictions on the rights of the Loan Party making such sale to assign its rights to payment arising as a result thereof or to grant any security interest therein which limitations or restrictions have not been satisfied or waived, (vi) all authorization and billing procedures and documentation required in order for the Loan Party making such sale to be reimbursed and paid on such Pharmacy Receivables by the Third Party Payor have not been properly completed and satisfied to the extent required for such Loan Party to be so reimbursed and paid, and (vii) the terms of the sale giving rise to such Pharmacy Receivables and all practices of such Loan Party with respect to such Pharmacy Receivables do not comply in all material respects with applicable federal, state, and local laws and regulations;
(l)    Pharmacy Receivables which do not conform to all representations, warranties, covenants, or other provisions in the Loan Documents relating to Pharmacy Receivables; or
(m)    Pharmacy Receivables which the Co-Collateral Agents determine in their Permitted Discretion to be uncertain of collection or which do not meet such other reasonable eligibility criteria for Pharmacy Receivables as the Agent (or any Co-Collateral Agent upon written notice to the Agent) may determine in its Permitted Discretion.
“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Holdings, the Borrowers, or any of their Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and issued thereunder.
“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of any Borrower’s controlled group, or under common control with such Borrower, within the meaning of Section 414 of the Internal Revenue Code.
“ERISA Event” means (a) (i) the occurrence of a Reportable Event, as defined herein, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to Section 4043(b)(2)) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Sections 303(k) or 4068(a) of ERISA shall have been met with respect to any Plan; (g) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan, or (h) the Borrowers or any ERISA Affiliate incur liabilities under Section 4069 of ERISA.
“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” on the signature pages hereof or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrowers and the Agent.
“Eurodollar Rate” means,
(a)     for any Interest Period with respect to a Eurodollar Rate Advance, the rate per annum (which shall in no event be less than zero) equal to the London interbank offered rate administered by ICE Benchmark Administration Limited (“ICE LIBOR”), as published by Reuters (or other commercially available source providing quotations of ICE LIBOR as designated by the Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Agent (which shall in no event be less than zero) to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Advance being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period; and
(b)     for any interest calculation with respect to a Base Rate Advance on any date, the rate per annum (which shall in no event be less than zero) equal to (i) ICE LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Agent (which shall in no event be less than zero) to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Advance being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.
“Eurodollar Rate Advance” means an Advance, any Term Loan Borrowing or any 2016 Term Loan Borrowing, as applicable, that bears interest as provided in Sections 2.08(a)(ii), 2.08(b)(ii) or 2.08(c)(ii), as applicable.
“Eurodollar Rate Reserve Percentage” for any Interest Period for a Eurodollar Rate Advance by any Lender means the reserve percentage applicable to such Lender two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the minimum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.
“Events of Default” has the meaning specified in Section 7.01.
“Excess Cash Flow” means, for any fiscal year of Holdings, the excess of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year (excluding gains and losses from the sale of assets or businesses outside the ordinary course of business included in the calculation of such Consolidated Net Income), plus (ii) expenses reducing Consolidated Net Income incurred or made with respect to any Plan, plus (iii) depreciation, amortization and other non-cash charges reducing Consolidated Net Income (excluding any non-cash charges to the extent they represent an accrual or reserve for potential cash charges in any future period or amortization of a prepaid cash gain that was paid in a prior period and excluding any such charges which were excluded in the calculation of Consolidated Net Income as set forth in clause (a)(i) above), minus (b) the sum, without duplication, of (i) contributions made in cash to any Plan, plus (ii) non-cash gains and other non-cash items increasing Consolidated Net Income (other than any such gains and items which were excluded in the calculation of Consolidated Net Income as set forth in clause (a)(i) above), plus (iii) the amount of scheduled payments and mandatory prepayments of principal, interest, fees, premiums and make whole or prepayment payments on account of Debt for borrowed money made in cash (excluding any repayments of Obligations hereunder and of prepayments of any revolving credit facility unless there is an equivalent permanent reduction in the commitments thereunder and excluding any such payments or prepayments to the extent financed with the proceeds of Debt), and scheduled payments and mandatory prepayments of Capital Lease Obligations (excluding any interest expense portion thereof deducted in the calculation of Consolidated Net Income and excluding any such payments or prepayments to the extent financed with the proceeds of Debt), plus (iv) the amount of optional prepayments of principal on account of the Term Loan, the 2016 Term Loan or the Revolving Advances made in cash during such fiscal year (as a result of which, in the case of the Revolving Advances, the Aggregate Revolving Commitments have been permanently reduced correspondingly), except to the extent that such prepayments are funded with Debt, plus (v) Capital Expenditures made in cash during such fiscal year, except to the extent financed with the proceeds of Debt, plus (vi) the amount of Permitted Acquisitions and Permitted Investments (pursuant to clauses (d), (i), (o), (q) and (r) of the definition thereof) made in cash during such fiscal year, except to the extent financed with the proceeds of Debt.
“Excluded Accounts” means payroll, trust and tax withholding accounts funded in the ordinary course of business.
“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Loan Party under the Guarantee and Collateral Agreement of, or the grant under a Loan Document by such Loan Party of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 9.19 hereof and any and all guarantees of such Loan Party’s Swap Obligations by other Loan Parties) at the time the guaranty of such Loan Party, or grant by such Loan Party of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Contracts for which such guaranty or security interest becomes illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated and including any Taxes imposed in lieu of income Taxes), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Recipient with respect to an applicable interest in any Extension of Credit or Commitment pursuant to a law in effect on the date on which (i) such Recipient acquires such interest in such Extension of Credit or Commitment (other than pursuant to an assignment request by the Borrower under Section 9.16) or (ii) in the case of a Lender, such Lender changes its Applicable Lending Office, except in each case to the extent that, pursuant to Section 2.15, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Applicable Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.15(e) or (f) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.
“Existing Credit Agreement” has the meaning set forth in the Preamble to the Agreement.
“Existing Intercreditor Agreement” means the Intercreditor Agreement in respect of the Existing Second Lien Notes dated as of October 12, 2010, by and among the Co-Collateral Agents, as ABL Agents, and Wells Fargo Bank, National Association, as Second Lien Agent.
“Existing Letters of Credit” means each of the Letters of Credit described on Schedule 1.02 issued and outstanding under the Existing Credit Agreement immediately prior to July 21, 2015.
“Existing Second Lien Notes” means $1,250,000,000 aggregate principal amount of 6⅝% Senior Secured Notes due 2018 of Holdings outstanding as of the Effective Date and any notes issued in exchange therefor pursuant to that certain Indenture, dated as of October 12, 2010, by and among Holdings and the guarantors party thereto and Wells Fargo Bank, National Association, as Trustee and Collateral Agent.
“Extended 2016 Term Loans” has the meaning set forth in Section 2.18(a).
“Extended Term Applicable Margin” means initially, (a) 3.75% per annum for Eurodollar Rate Advances and (b) 2.75% per annum for Base Rate Advances; provided, that on and after the first Adjustment Date occurring at the end of the first full fiscal quarter after July 21, 2015, the Extended Term Applicable Margin will be determined pursuant to the Extended Term Pricing Grid.

“Extended Term Loans” has the meaning set forth in Section 2.18(a).
“Extended Term Pricing Grid” means the pricing grid set forth on Schedule IC.
“Extended Termination Date” means (i) with respect to the Extended Revolving Commitments of the 2015 Extending Lenders, the earlier of (a) July 20, 2020 and (b) the date of termination in whole of the Revolving Commitments pursuant to Section 2.06 or 7.01, and (ii) with respect to any other Extended Revolving Commitments, Extended Term Loans or Extended 2016 Term Loans, as applicable, the earlier of (a) maturity date set forth in an Extension Election and accepted by the applicable Extending Lenders or (b) the date of termination in whole of the Revolving Commitments pursuant to Section 2.06 or 7.01 or the date of acceleration of the Term Loans or the 2016 Term Loans pursuant to Section 7.01.
“Extended Revolving Commitments” has the meaning set forth in Section 2.18(a).
“Extending Lenders” has the meaning set forth in Section 2.18(b).
“Extension Amendment” has the meaning set forth in Section 2.18(d).
“Extension Election” has the meaning set forth in Section 2.18(b).
“Extensions of Credit” means as to any Lender at any time, an amount equal to the sum of (a) the aggregate Revolving Extensions of Credit of such Lender, (b) the aggregate FILO Extensions of Credit of such Lender, (c) the outstanding principal amount of the Term Loan held by such Lender, and (d) the outstanding principal amount of the 2016 Term Loan held by such Lender, including, without limitation, all extensions of credit made in connection with any Extended Revolving Commitments.
“FATCA” means Sections 1471 through 1474 of the Code, as of July 21, 2015 (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.
“Fee Letter” means, collectively, (i) the Fee Letter dated March 11, 2011, among Holdings, the Borrowers, Bank, and MLPFS, and (ii) the Term Loan Fee Letter dated September 16, 2013 among Holdings, the Borrowers and MLPFS, as amended on October 2, 2013, (iii) the Amendment Fee Letter dated May 19, 2015, among Holdings, the Borrowers, Bank, Wells Fargo Bank, National Association, General Electric Capital Corporation, and the Lead Arrangers, and (iv) the Amendment Fee Letter dated March 4, 2016, among Holdings, the Borrowers and the Agent, each as amended from time to time.
“Fee Adjustment Date” shall have the meaning provided therefor in Schedule IB.
“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing reasonably selected by it.
“FILO Commitments” means the commitments of the FILO Lenders to make FILO Loans in accordance with the terms of this Agreement.
“FILO Extension of Credit” means, as to any FILO Lender at any time, the outstanding principal amount of the FILO Loans held by such FILO Lender.
“FILO Facility” shall have the meaning provided therefor in Section 2.20(a).

“FILO Lender” means each Person who becomes a FILO Lender pursuant to Section 2.20 hereof and each Person that shall become a party hereto as a FILO Lender pursuant to Section 9.07.
“FILO Loan Cap” means, at any time, the lesser of the FILO Commitments and Incremental Availability.
“FILO Loans” means Borrowings made under the FILO Facility.
“FILO Reserve” means an Availability Reserve in an amount equal to the excess, if any, of (i) the outstanding FILO Loans over (ii) the FILO Loan Cap (but in no event less than zero).
“First Amendment Effective Date” means the “First Amendment Effective Date,” as defined in the First Amendment to Third Amended and Restated Credit Agreement dated as of April 8, 2016 among Holdings, the Borrowers, the Lenders party thereto and the Agent.
“Fixed Charge Ratio” means, the ratio, determined as of the end of each fiscal month of the Borrowers for the most recently ended twelve fiscal months, of (a) Adjusted Consolidated EBITDA minus the unfinanced portion of Capital Expenditures (but including Capital Expenditures financed with proceeds of Advances hereunder) minus taxes paid in cash net of refunds (but in no event less than zero), to (b) Fixed Charges, all calculated on a Consolidated basis in accordance with GAAP.
“Fixed Charges” means, with reference to any period, without duplication, Consolidated Interest Expense paid or payable in cash, plus scheduled principal payments on Debt made during such period, plus Capital Lease Obligation payments made during such period, all calculated on a Consolidated basis.
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s Revolving Commitment Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or cash collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Commitment Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders in accordance with the terms hereof.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“GAAP” has the meaning specified in Section 1.03.
“GE Commitment Letter” means that certain Commitment Letter dated March 16, 2011 among Holdings, the Borrowers and General Electric Capital Corporation, which Commitment Letter has been assigned to Wells Fargo Bank, National Association.
“Gift Card Liability Reserve” shall mean, at any time, and without duplication of any other Availability Reserves or Inventory Reserves, a reserve equal to the aggregate remaining value at such time of (i) outstanding gift certificates and gift cards of the Loan Parties entitling the holder thereof to use all or a portion of the certificate or gift card to pay all or a portion of the purchase price for any Inventory and (ii) outstanding merchandise credits.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).
“Group Members” means, collectively, Holdings, the Borrowers and their respective Subsidiaries.

“Guarantee and Collateral Agreement” means a Third Amended and Restated Guarantee and Collateral Agreement in the form of Exhibit D.
“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.
“Holdings” has the meaning provided in the Preamble.
“Increase Effective Date” has the meaning provided in Section 2.19(f).
“Incremental Availability” shall mean (i) the sum of the Borrowing Base plus 10% of the Net Orderly Liquidation Value of the Loan Parties’ Eligible Inventory, minus (ii) the Total Revolving Extensions of Credit and the outstanding principal amount of the Term Loans and the 2016 Term Loans.
“Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.
“Insolvency” means with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.
“Insolvent” means pertaining to a condition of Insolvency.
“Intellectual Property” has the meaning set forth in the Guarantee and Collateral Agreement.
“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing of Revolving Advances, a Term Loan Borrowing or a 2016 Term Loan Borrowing, as applicable, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance and ending on the last day of the period selected by the applicable Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the applicable Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two or three months, as the applicable Borrower may, upon notice received by the Agent not later than 12:00 noon on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:
(a)    a Borrower may not select any Interest Period with respect to a Revolving Advance that ends after the Revolving Termination Date or the Extended Termination Date, as applicable, or with respect to a Term Loan Borrowing constituting a Eurodollar Rate Advance that ends after the Term Loan Termination Date, or with respect to a 2016 Term Loan Borrowing constituting a Eurodollar Rate Advance that ends after the 2016 Term Loan Termination Date;
(b)    Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;
(c)    whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period of one month or longer to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and
(d)    whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“Inventory” as defined in the UCC.
“Inventory Reserves” means the following:
(a)    a reserve for shrink, or discrepancies that arise between Inventory quantities on hand per the Loan Parties’ unit inventory system, and physical counts of the Inventory which will be equal to the greater of (i) the mathematical average of the historical shrink results expressed as a percent of sales, multiplied by sales for the relevant year-to-date period and adjusted for the cost complement for the relevant year-to-date period, but only to the extent such amount exceeds reserves already netted out of the Inventory Value per the stockledger; or (ii) an amount determined by the Agent in its Permitted Discretion or any Co-Collateral Agent in its Permitted Discretion upon written notice to the Agent, in each case, after the expiration of the Reserve Notice Period;
(b)    a reserve for intracompany profit, equal to the most recent three (3) fiscal months of capitalized cost of the foreign buying offices owned and operated by any Loan Party, with the time frame subject to change after the expiration of the Reserve Notice Period based on Inventory performance, or the Agent’s (or any Co-Collateral Agent’s upon written notice to the Agent) Permitted Discretion;
(c)    to the extent not already netted out of the Inventory Value per the stock ledger or not treated as ineligible pursuant to the definition of Eligible Inventory, a reserve determined in the Agent’s (or any Co-Collateral Agent upon written notice to the Agent) Permitted Discretion for (i) hard (permanent) markdowns, (ii) seasonal merchandise (including, without limitation, seasonal apparel which is more than four weeks past a specified selling season, and Inventory for sale during a specified holiday or event (other than seasonal apparel), after the specified holiday or event has occurred), (iii) discontinued and clearance merchandise, (iv) change in product mix of merchandise, (v) change in pricing strategy or markon percentages, (vi) damaged merchandise, (vii) price changes, or (viii) other adjustments as deemed appropriate;
(d)    a reserve established in the Agent’s (or any Co-Collateral Agent’s upon written notice to the Agent) Permitted Discretion for Inventory returned (other than as a result of reclamations) to either the return goods center (“RGC”), the vendor, given to charity, or otherwise considered non-saleable, whether defective or non-defective. This reserve is to be calculated as the monthly average for the most recent rolling 12 fiscal month period of return (other than as a result of reclamations) activity to the vendors, the RGC, given to charity, or otherwise considered non-saleable, whether defective or non-defective, both from the Stores and DCs, and is subject to change after the expiration of the Reserve Notice Period at the Agent’s (or any Co-Collateral Agent’s upon written notice to the Agent) Permitted Discretion; and such reserve to be recalculated by the 10th day after each month-end and to be reflected on each Borrowing Base Certificate delivered by Holdings after such date until the amount of such reserve is recalculated pursuant hereto;
(e)    without duplication of any Reserve imposed under clause (a) of the definition of “Eligible In-Transit Inventory”, a reserve for that in transit Inventory purchased under “private label” letters of credit issued by SRAC or Letters of Credit issued hereunder; and
(f)    a reserve for Inventory ordinarily classified as repair services.
“Inventory Value” shall mean, with respect to any Inventory of the Loan Parties, the value of such Inventory valued at the lower of cost or market value on a basis consistent with the Loan Parties’ current and historical accounting practice in effect on July 21, 2015, per the stock ledger (without giving effect to LIFO reserves and general ledger reserves for discontinued inventory, markdowns, intercompany profit, rebates and discounts, any cut off adjustments, revaluation adjustments, purchase price adjustments or adjustments with respect to the capitalization of buying, occupancy, distribution and other overhead costs reflected on the balance sheet of the Loan Parties in respect of Inventory). The value of the Inventory as set forth above will be calculated net of the reserve established by the Loan Parties on a basis consistent with the Loan Parties’ current and historical practices, in effect on July 21, 2015, in respect of lost, misplaced or stolen Inventory (but the establishment of such reserves by the Borrowers shall not preclude the Co-Collateral Agents, in their Permitted Discretion, from establishing other or larger Inventory Reserves with respect to such Inventory as otherwise provided herein).
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of equity interests of another Person, (b) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) any Acquisition.
“Issuing Lender” means, collectively, Bank of America, N.A., Wells Fargo Bank, N.A., and any other Revolving Lender which at the request of any Borrower and with the consent of the Agent, not to be unreasonably withheld, agrees to become an Issuing Lender, it being understood that with the consent of the requesting Borrower (not to be unreasonably withheld) the Issuing Lender may arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Lender, in which case the term “Issuing Lender” shall include any such affiliate with respect to Letters of Credit issued by such Affiliate. Each reference herein to “the Issuing Lender” shall be deemed to be a reference to the relevant Issuing Lender with respect to the relevant Letter of Credit.
“January 2017 Mortgage Debt” means the Debt owing by Sears and certain other Subsidiaries of Holdings to JPP, LLC and JPP II, LLC, as lenders, pursuant to that certain $500,000,000 secured loan facility dated as of January 3, 2017.
“Kmart” means Kmart Holding Corporation, a Delaware corporation.
“Kmart Corp.” has the meaning provided in the Preamble.
“L/C Commitment” means $1,000,000,000.
“L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed or discharged pursuant to Section 3.05 (after giving effect to the proviso thereof).
“Lenders” means, collectively, the Revolving Lenders, the Term Lenders and the 2016 Term Lenders.
“Letters of Credit” means the collective reference to Commercial L/Cs, Banker’s Acceptances, and Standby L/Cs; individually, a “Letter of Credit”. Without limiting the foregoing, the Existing Letters of Credit shall be deemed Letters of Credit issued under this Agreement.
“Lien” means any lien, security interest or other charge or encumbrance of any kind or any other type of preferential arrangement, including the lien or retained security title of a conditional vendor, and any easement, right of way or other encumbrance on title to real property, but excluding consignments or bailments of goods of third parties and the interests of lessors under operating leases.
“Line Cap” means, at any time of determination, the lesser of (i) the Aggregate Revolving Commitments plus the principal amount of the Term Loan outstanding at such time plus the principal amount of the 2016 Term Loan outstanding at such time, minus any Debt Maturity Reserve in effect at such time, and (ii) the Borrowing Base.

“Liquidation” means the exercise by the Agent or the Co-Collateral Agents of those rights and remedies accorded to the Agent and/or the Co-Collateral Agents under the Loan Documents and applicable law as a creditor of the Loan Parties with respect to the realization on the Collateral, including (after the occurrence and continuation of an Event of Default) the conduct by the Loan Parties acting with the consent of the Agent and the Co-Collateral Agents, of any public, private or “going-out-of-business”, “store closing” or other similar sale or any other disposition of the Collateral for the purpose of liquidating the Collateral.
“Loan Documents” means this Agreement, the Security Documents, the Notes, Fee Letter, any Application, each Borrowing Base Certificate, any other document or instrument now or hereafter designated by the Borrowers and the Agent as a “Loan Document” and any amendment, waiver, supplement or other modification to any of the foregoing.
“Loan Parties” means each Group Member that is a party to a Loan Document.
“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations or assets of Holdings and its Subsidiaries taken as a whole, or (b) the ability of the Loan Parties taken as a whole to perform their material obligations under the Loan Documents or (c) the validity or enforceability of the Loan Documents taken as a whole or the rights and remedies of the Agent, the Co-Collateral Agents or the Lenders thereunder taken as a whole (including, but not limited to, the enforceability or priority of any Liens granted to the Co-Collateral Agents under the Loan Documents).
“Material Subsidiary Guarantor” means a Subsidiary Guarantor that, at the time of determination, accounts for more than ~~2~~5% of both the total assets and total revenues of Holdings on a consolidated basis (and, together with all other Material Subsidiary Guarantors accounts for more than ~~5~~10% of both the total assets and total revenues of Holdings on a consolidated basis).
“MLPFS” has the meaning provided in the Preamble.
“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which Holdings or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.
“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of Holdings or any ERISA Affiliate and at least one Person other than Holdings and the ERISA Affiliates or (b) was so maintained and in respect of which Holdings or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.
“Net Eligible Inventory” means, at any time, an amount equal to the Inventory Value of Eligible Inventory less Inventory Reserves.
“Net Proceeds” means, (a) with respect to any Disposition by any Loan Party or any of its Subsidiaries of any property or any casualty or condemnation of such property, the excess, if any, of (i) the sum of cash and cash equivalents received in such transaction (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Debt (other than Debt owed to Holdings or any of its Subsidiaries, the payment of which in connection with any Permitted Disposition or other transaction shall not, for the avoidance of doubt, be deemed to reduce the amount of Net Proceeds for any purposes under this Agreement) that is secured by the applicable asset by a Lien permitted hereunder which is senior to the Co-Collateral Agents’ Lien, if any, on such asset and that is required, and permitted under this Agreement, to be repaid (or to establish an escrow for the future repayment thereof) in connection with such transaction ~~(other than Debt under the Loan Documents)~~, (B) the reasonable and customary out-of-pocket expenses incurred by such Loan Party or such Subsidiary in connection with such transaction (including, without limitation, reasonable and customary attorneys’ fees, accountants’ fees, investment banking fees, appraisals, and brokerage, legal, title and recording or transfer tax expenses and commissions) paid by any Loan Party or any of its Subsidiaries to third parties (other than Affiliates), (C) transfer Taxes paid as a result thereof and (D) amounts paid by any Loan Party or any of its Subsidiaries in order to obtain consents required from any third parties (other than Affiliates) to consummate such transaction, and (b) the excess of (i) the sum of the cash and cash equivalents received in connection with the issuance of any equity interests of any Loan Party or any Permitted Refinancing Debt over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by such Loan Party in connection therewith.
“Net Orderly Liquidation Value” means the product of (i) Net Recovery Rate and (ii) the Net Eligible Inventory.
“Net Recovery Rate” means the appraised orderly liquidation value (on an “as is, where is” basis) of each Loan Party's Eligible Inventory, net of costs and expenses estimated to be incurred in connection with such liquidation, which value is expressed as a percentage of the Inventory Value of Eligible Inventory and shall be determined by the Co-Collateral Agents from time to time based on the most recent appraisal provided by an independent third party appraiser retained by the Co-Collateral Agents in consultation with the Borrowers.
“Non-Consenting Lender” has the meaning specified in Section 9.16.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Note” means a promissory note of any Borrower payable to the order of any Lender evidencing the Revolving Commitment, the FILO Commitment (if applicable), the Term Commitment or the 2016 Term Commitment of such Lender.
“Notice of Borrowing” has the meaning specified in Section 2.02(a).
“Obligations” has the meaning set forth in the Guarantee and Collateral Agreement; provided that Obligations of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Extension of Credit or Loan Document pursuant to an assignment request by the Borrowers under Section 9.16).
“Other LC” has the meaning set forth in Section 3.02(b).
“Other LC Facility” means the letter of credit facilities set forth on Schedule 3.02 hereto and any other letter of credit facility established by the Borrowers with a Revolving Lender and approved by the Agent in writing in its Permitted Discretion.
“Other LC Transfer Date” has the meaning set forth in Section 3.02(c).
“Other LC Transfer Notice” means a written notice from the Borrowers, in form and substance reasonably satisfactory to the Agent, executed by an Authorized Officer, specifying one or more Letters of Credit (including the beneficiary, face amount and expiry date thereof, and such other information as the Agent may reasonably request) which the Borrowers desire to deem issued under an Other LC Facility and identifying an Other LC Transfer Date with respect thereto.
“Other Taxes” has the meaning specified in Section 2.15.
“Overadvance” means any Advance to the extent that, immediately after its having been made, Capped Excess Availability is less than zero.

“PACA” means the Perishable Agricultural Commodities Act of 1930, as amended.
“PACA Liability Reserve” means an amount calculated on a monthly basis by the Agent to provide for vendor liabilities pursuant to PACA.
“PASA” means the Packers and Stockyards Act of 1921, as amended.
“PASA Liability Reserve” means the liability for vendor liabilities pursuant to PASA.
“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).
“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Holdings or any ERISA Affiliate or to which Holdings or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
“Perfection Certificate” means a certificate dated as of July 21, 2015 with respect to the Borrowers and the other Loan Parties in form reasonably satisfactory to the Co-Collateral Agents.
“Permitted Acquisition” means any Acquisition permitted under Section 6.02(c).
“Permitted Debt” means each of the following as long as no Default or Event of Default exists at the time of incurrence thereof or would arise from the incurrence thereof:
(a)    Debt outstanding on July 21, 2015 and listed in the Perfection Certificate;
(b)    Debt of any Loan Party to any other Loan Party;
(c)    Debt of Holdings or any Subsidiary of Holdings which is not a Loan Party to any Loan Party; provided, that (1) such Debt is incurred in the ordinary course of business consistent with past practices in connection with cash management, (2) such Debt shall not exceed $100,000,000 in the aggregate at any one time outstanding or (3) (i) at the time of incurrence of any such Debt and immediately after giving pro forma effect thereto, no Default or Event of Default shall have occurred and be continuing, and (ii) after giving effect to any such Debt (A) the Pro Forma and Projected Capped Excess Availability is at least 15% of the Line Cap, and (B) the Pro Forma Fixed Charge Ratio shall be at least 1.0 to 1.0;
(d)     Debt of any Group Member to any Subsidiary of Holdings which is not a Loan Party;
(e)    (i) purchase money Debt used to finance the acquisition of any fixed or capital assets, including Capital Lease Obligations, and any Debt assumed in connection with the acquisition of any such assets or secured solely by a Lien on any such assets prior to the acquisition thereof, and (ii) Debt incurred in connection with sale-leaseback transactions with respect to assets not constituting Collateral;
(f)    Debt of any Person that becomes a Subsidiary in an Acquisition permitted in accordance with Section 6.02(c), which Debt is existing at the time such Person becomes a Subsidiary (other than Debt incurred solely in contemplation of such Person’s becoming a Subsidiary);
(g)    the Obligations;

(h)    Other Debt in an amount not to exceed $~~750,000,000~~1,000,000,000 in the aggregate outstanding at any time; provided that not more than $500,000,000 of such Debt shall consist of Short Term Debt (including, without limitation, Short Term commercial paper);
(i)    Debt described in Section 6.02(a)(vi), provided, that such Debt (i) does not have a maturity date which is earlier than the Extended Termination Date in effect at the time of the incurrence of such Debt, (ii) is incurred on arm’s-length terms, (iii) is subject to an intercreditor agreement in the form of the Existing Intercreditor Agreement or Exhibit F (or such other forms as the Co-Collateral Agents may agree in their Permitted Discretion), and (iv) the security documents, if any, with respect to such Debt are reasonably satisfactory to the Co-Collateral Agents in their Permitted Discretion;
(j)    any other Debt (including, without limitation, the January 2017 Mortgage Debt), provided, that such Debt (i) does not require the repayment of principal prior to the Extended Termination Date in effect at the time of the incurrence of such Debt in excess of 1.0% of the original principal amount thereof per annum (excluding, for the avoidance of doubt, repayments required as a result of the sale of assets and repayments required in connection with an event that would constitute an Event of Default under Section 7.01(g) hereof) (ii) does not have a maturity date which is earlier than the Extended Termination Date in effect at the time of the incurrence of such Debt, and (iii) is incurred on arm’s-length terms;
(k)    Debt of the type specified in clause (g) of the definition thereof to the extent such Debt constitutes a Permitted Investment;
(l)     Debt in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations (including, in each case, letters of credit issued to provide such bonds, guaranties and similar obligations), in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;
(m)    Debt arising from overdraft facilities and/or the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services (including, but not limited to, intraday, ACH, credit cards, and purchasing card/T&E services) in the ordinary course of business; provided, that (x) such Debt (other than credit cards or purchase cards) is extinguished within ten Business Days of notification to the applicable Loan Party of its incurrence and (y) such Debt in respect of credit cards or purchase cards is extinguished within 60 days from its incurrence;
(n)    Debt arising from agreements of Holdings or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations, in each case, incurred or assumed in connection with any Permitted Acquisition or the disposition of any business, assets or any Subsidiary not prohibited by this Agreement, other than guarantees of Debt incurred by any Person acquiring all or any portion of such business, assets or any Subsidiary for the purpose of financing such Acquisition;
(o)    Debt consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business;
(p)    Debt on account of Other LC Facilities and on account of letters of credit issued for the account of any Loan Party by any other Person;
(q)    Debt arising from a Credit Card Royalty Securitization in an amount not to exceed $500,000,000, so long as the Net Proceeds of such Credit Card Securitization received by Holdings or any Subsidiary are applied as permitted pursuant to Section 6.02(j)(iii)(B) or, if elected by Borrowers or with respect to any Net Proceeds remaining after such application permitted by Section 6.02(j)(iii)(B), to the Application of Disposition Proceeds; and
(~~q~~r)    Permitted Refinancing Debt.

“Permitted Discretion” means a determination made in good faith and in the exercise of commercially reasonable business judgment.
“Permitted Dispositions” means any of the following:
(a)    transfers and Dispositions of Inventory in the ordinary course of business;
(b)    transfers and Dispositions among the Loan Parties;
(c)    transfers and Dispositions by any Subsidiary of Holdings which is not a Loan Party to any Loan Party;
(d)    transfers and Dispositions by any Subsidiary of Holdings which is not a Loan Party to other Subsidiaries which are not Loan Parties;
(e)    transfers and Dispositions (other than transfers and Dispositions of Inventory, Credit Card Accounts Receivable, Pharmacy Receivables or any other Collateral (as defined in the Guarantee and Collateral Agreement on July 21, 2015)) to any Subsidiary of Holdings which is not a Loan Party by any Loan Party provided, that any such Disposition of Collateral shall be (i) undertaken in the ordinary course of business or (ii) on terms that are fair and reasonable and no less favorable to the Loan Party than it would obtain in a comparable arm’s length transaction with a Person that is not a Subsidiary of Holdings;
(f)    the sale of surplus, obsolete or worn out equipment or other property in the ordinary course of business by the Borrowers or any Subsidiary;
(g)    transfers and Dispositions of assets of Holdings or any Subsidiary of Holdings as follows:
(i)    Dispositions of real property securing the January 2017 Mortgage Debt, provided, that, after giving effect to any repayment of the January 2017 Mortgage Debt from the Net Proceeds of any such Disposition as required pursuant to the loan documentation governing the January 2017 Mortgage Debt (as such loan documentation is in effect as of the Second Amendment Effective Date or amended thereafter (subject to the provisions of Section 6.02(m) hereof)), any remaining Net Proceeds of such Disposition are applied pursuant to the Application of Disposition Proceeds;
(ii)    transfers and Dispositions of any assets held by Holdings or any Subsidiary of Holdings, including any equity interests in any Subsidiary (other than the equity interests of either Borrower or of Sears), in exchange for total consideration in an amount not to exceed $1,000,000 with respect to any transaction or series of related transactions; and
(iii)    other transfers and Dispositions of all or any portion of any ~~Loan Party’s~~ assets~~, including~~ held by Holdings or any ~~equity interests~~ of its Subsidiaries (other than ~~the equity interests or~~ substantially all of the assets of either Borrower or of Sears), including, but not limited to, (v) any equity interests of any Subsidiaries (other than the equity interests of either Borrower or of Sears), (w) real property, (x) Intellectual Property (including, without limitation, the Kenmore, Craftsman and Die Hard brands), (y) the Sears Automotive Center business and (z) the Home Services Business of Holdings and its Subsidiaries, provided, that immediately after giving effect to any such ~~disposition~~Disposition and the application of the proceeds thereof, (i) no Default or Event of Default then exists, (ii) either (A) the Pro Forma and Projected Capped Excess Availability is at least 15% of the Line Cap (provided that, with respect to the transfer or Disposition of the assets of, or any equity interest in, a Material Subsidiary Guarantor (other than Sears), such Pro Forma and Projected Capped Excess Availability is at least the greater of (x) 25% of the Line Cap or (y) $750,000,000), or (B) ~~such Loan Party uses the Net Proceeds of such Disposition to repay Advances in an amount equal to the lesser of (x) 100% of such Net Proceeds and (y) an amount sufficient to cause Pro Forma and Projected Capped Excess Availability to be 15% or more of the Line Cap (or, with respect to the transfer or Disposition of the assets of, or any equity interest in, a Material Subsidiary Guarantor (other than Sears), an amount sufficient to cause Pro Forma and Projected Capped Excess Availability~~

~~to be the greater of (x) 25% of the Line Cap or (y) $750,000,000)~~the Net Proceeds of such Disposition are applied pursuant to the Application of Disposition Proceeds, (iii) if the Disposition is to a Subsidiary or Affiliate of a Loan Party which is not a Loan Party, such Disposition shall be on terms that are fair and reasonable and no less favorable to the Loan Party than it would obtain in a comparable arm’s length transaction with a Person that is not a Subsidiary or Affiliate of a Loan Party, and (iv) Capped Excess Availability is no less than Capped Excess Availability immediately prior to such Disposition;
(h)    transfers and Dispositions which constitute Restricted Payments or Permitted Investments that are otherwise permitted hereunder;
(i)    Dispositions permitted pursuant to Section 6.02(b) hereof;
(j)    the sale of other Policy Investments in the ordinary course of business;
(k)    the sale or Disposition of defaulted receivables and the compromise, settlement and collection of receivables in the ordinary course of business or in bankruptcy or other proceedings concerning the other account party thereon and not as part of an accounts receivable financing transaction;
(l)    leases, licenses or subleases or sublicenses of any real or personal property not constituting Collateral in the ordinary course of business;
(m)    any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind (other than, in each case, with respect to rights to license the Related Intellectual Property, unless the limited license granted to the Co-Collateral Agents in such Related Intellectual Property pursuant to the Loan Documents remains in effect and is acknowledged by the licensee) to the extent that any of the foregoing could not reasonably be expected to have a Material Adverse Effect;
(n)    sales of Inventory (other than Eligible Inventory) determined by the management of the applicable Loan Party not to be saleable in the ordinary course of business of such Loan Party or any of the Loan Parties;
(o)    transfers of assets, including Inventory, in connection with Store closings (and/or department closings within Stores) permitted pursuant to Section 6.02(l); ~~and~~
(p)    Dispositions to effectuate the REIT Transaction; and
(q)    Dispositions of Credit Card Program Assets to or by a Credit Card Royalty Securitization Subsidiary pursuant to a Credit Card Royalty Securitization, so long as the Net Proceeds of such Credit Card Royalty Securitization received by Holdings or any Subsidiary are applied as permitted pursuant to Section 6.02(j)(iii)(B) or, if elected by Borrowers or with respect to any Net Proceeds remaining after such application permitted by Section 6.02(j)(iii)(B), to the Application of Disposition Proceeds.
“Permitted Holder” means ESL Investments, Inc. and any of its Affiliates other than a Group Member.
“Permitted Holder Lender” means (x) any Permitted Holder and/or (y) any Significant Holder, provided, that, the Permitted Holder Lenders shall not (taken as a whole) at any time hold more than 35% of the sum of (A) the Aggregate Revolving Commitments outstanding (or, if the Aggregate Revolving Commitments have been terminated, the aggregate Revolving Extensions of Credit), ~~and (B) to the extent any FILO Facility is a revolving facility, the FILO Commitments outstanding (or if the FILO Commitments have been terminated, the FILO Loans outstanding)~~(B) the principal amount of the Term Loans outstanding, and (C) the principal amount of the ~~Term Loans outstanding, and (D) the principal amount of the~~ 2016 Term Loans outstanding~~, and, (E) to the extent any FILO Facility is a term facility, FILO Loans then outstanding~~; provided, further that, ~~the~~no Permitted Holder Lender shall at any time hold any portion of any FILO Facility; provided, further, that, such Permitted Holder ~~executes~~Lender shall execute a waiver in form and substance reasonably satisfactory to the Agent that it shall have no right whatsoever with respect to that portion of the

Commitments, the Advances, ~~the FILO Loans,~~ the Term Loan or the 2016 Term Loan which it holds (a) to consent to any amendment, modification, waiver, consent or other such action with respect to any of the terms of any Loan Document, (b) otherwise to vote on any matter related to any Loan Document, (c) to require Agents or any Lender to undertake any action (or refrain from taking any action) with respect to any Loan Document, (d) to attend any meeting with the Agent or any Lender or receive any information from the Agent or any Lender, (e) to the benefit of any advice provided by counsel to the Agents or the other Lenders or to challenge the attorney-client privilege of the communications between the Agents, such other Lenders and such counsel, or (f) make or bring any claim, in its capacity as Lender, against any Agent with respect to the fiduciary duties of such Agent or Lender and the other duties and obligations of the Agents hereunder; except, that, no amendment, modification or waiver to any Loan Document shall, without such Permitted Holder Lender’s consent, deprive any Permitted Holder Lender of its pro rata share of any payments to which the Lenders as a group (or any Class thereof) are otherwise entitled hereunder or otherwise single out, or intentionally discriminate against the Permitted Holder Lender, as such.
“Permitted Investments” means each of the following as long as no Default or Event of Default exists at the time of the making such of Investment or would arise from the making of such Investment:
(a)    Investments existing on, or contractually committed as of, July 21, 2015, and set forth in the Perfection Certificate;
(b)    (i) Investments by any Loan Party and its Subsidiaries in their respective Subsidiaries outstanding on July 21, 2015, (ii) Investments by any Loan Party and its Subsidiaries in Loan Parties, and (iii) Investments by Subsidiaries that are not Loan Parties in Holdings or any Subsidiary;
(c)    other Investments of any Loan Party in any other Subsidiary of Holdings which is not a Loan Party; provided, that (1) such Investment is incurred in the ordinary course of business consistent with past practices in connection with cash management, (2) such Investments shall not exceed $100,000,000 in the aggregate at any one time outstanding and the Pro Forma and Projected Capped Excess Availability is at least 25% of the Line Cap, or (3) (a) at the time of any such Investment and immediately after giving pro forma effect thereto, no Default or Event of Default shall have occurred and be continuing, and (b) after giving effect to any such Investment (A) the Pro Forma and Projected Capped Excess Availability is at least 15% of the Line Cap, and (B) the Pro Forma Fixed Charge Ratio shall be at least 1.0 to 1.0;
(d)    Investments of any Loan Party in any other Person not constituting an Acquisition; provided that (a) at the time of any such Investment and immediately after giving pro forma effect thereto, no Default or Event of Default shall have occurred and be continuing, and (b) after giving effect to any such Investment (A) the Pro Forma and Projected Capped Excess Availability is at least 15% of the Line Cap, and (B) the Pro Forma Fixed Charge Ratio shall be at least 1.0 to 1.0;
(e)    Investments constituting a Permitted Acquisition and Investments held by the Person acquired in such Acquisition at the time of such Acquisition (and not acquired in contemplation of such Acquisition);
(f)    Investments arising out of the receipt of non-cash consideration for the sale of assets otherwise permitted under this Agreement;
(g)    Policy Investments;
(h)    Investments in Swap Contracts not entered into for speculative purposes;
(i)    to the extent not prohibited by applicable law, (1) advances to officers, directors and employees and consultants of the Loan Parties made for travel, entertainment, relocation and other ordinary business purposes and (2) advances to officers, directors and employees and consultants of non-Loan Parties made for travel, entertainment, relocation and other ordinary business purposes, provided, in the case of this clause (2), such advances are made by non-Loan Parties and not with the proceeds of any Investments made by any Loan Party in such non-Loan Party unless otherwise permitted hereunder;

(j)    Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or Investments acquired by any Group Member as a result of a foreclosure by any Loan Party with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;
(k)    ~~Reserved;~~Investments consisting of contributions of Credit Card Program Assets to a Credit Card Royalty Securitization Subsidiary in connection with a Credit Card Royalty Securitization;
(l)    Investments made with the common stock of Holdings;
(m)    accounts receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business;
(n)    Guarantees by Holdings or any Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Debt, in each case entered into by Holdings or any Subsidiary in the ordinary course of business;
(o)    (1) advances in the form of a prepayment of expenses of any Loan Party, so long as such expenses are being paid in accordance with customary trade terms of the applicable Loan Party and (2) advances in the form of a prepayment of expenses of any non-Loan Party, so long as such expenses are being paid in accordance with customary trade terms of the applicable non-Loan Party, provided, in the case of this clause (2), such advances are made by non-Loan Parties and not with the proceeds of any Investments made by any Loan Party in such non-Loan Party unless otherwise permitted hereunder;
(p)    Investments consisting of the licensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons, provided that no such Investment shall impair in any manner the limited license granted to the Co-Collateral Agents in such Intellectual Property pursuant to the Loan Documents;
(q)    Investments in joint ventures that own real properties upon which Stores are located existing as of July 21, 2015 and entered into hereafter in the ordinary course of business; ~~and~~
(r)    other Investments in an amount not to exceed $~~250,000,000~~50,000,000 in the aggregate outstanding at any time; provided that ~~no Investment pursuant to this clause (r) shall be made by any Loan Party in any Subsidiary of Holdings which is not a Loan Party.~~any cash returns on such Investments, whether in the form of dividends or otherwise, other than Investments in Holdings and its Subsidiaries, are subject to the Application of Disposition Proceeds; and
(s)    Investments in joint ventures made pursuant to a contribution of assets (other than cash or cash equivalents) constituting all or a portion of the Sears Automotive Center business and/or the DieHard business (including related trademarks and other intellectual property); provided that (i) in the event that any Inventory included in the Borrowing Base is contributed to any such joint venture in connection with such Investment, the Borrowers shall, upon or prior to the making of such Investment, deliver to the Agent a Borrowing Base Certificate giving effect on a pro forma basis to such Investment and, to the extent required pursuant to Section 2.11(c), repay Advances or otherwise satisfy Obligations and (ii) any dividends and distributions received by the Loan Parties from such joint ventures, any Net Proceeds received by the Loan Parties from the sale of any assets by such joint ventures and any other cash received by the Loan Parties from such joint ventures (whether at the time of contribution of assets to such joint venture or any deferred payment received) shall be applied pursuant to the Application of Disposition Proceeds.

“Permitted Liens” means:
(a)     Liens for taxes, assessments and governmental charges or levies to the extent such taxes, assessments or governmental charges are being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained;
(b)     Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings and as to which appropriate reserves are being maintained;
(c)     landlords’ Liens arising in the ordinary course of business securing (i) rents not yet due and payable, (ii) rent for Stores in an amount not to exceed the monthly base rent due for the immediately preceding calendar month and (iii) rents for Stores in excess of the amount set forth in the preceding clause (ii) so long as such amounts are being contested in good faith by appropriate proceedings and as to which appropriate reserves are being maintained;
(d)     any attachment or judgment lien not constituting an Event of Default under Section 7.01(f);
(e)     Liens presently existing or hereafter created in favor of the Co-Collateral Agents, on behalf of the Credit Parties;
(f)     Liens arising by the terms of commercial letters of credit (including, without limitation, pursuant to an Other LC Facility), entered into in the ordinary course of business to secure reimbursement obligations thereunder, provided that such Liens only encumber the title documents and underlying goods relating to such letters of credit or cash and cash equivalents as permitted under clause (m) hereof;
(g)     claims under PACA and PASA;
(h)     Liens in favor of issuers of credit cards arising in the ordinary course of business securing the obligation to pay customary fees and expenses in connection with credit card arrangements;
(i)     Liens incurred or deposits made by any Group Member in the ordinary course of business in connection with workers’ compensation and other casualty insurance lines, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);
(j)    easements, rights-of-way, covenants, conditions, restrictions (including zoning restrictions), declarations, rights of reverter, minor defects or irregularities in title and other similar charges or encumbrances, whether or not of record, that do not, in the aggregate, interfere in any material respect with the ordinary course of business, or in respect of any real property which is part of the Collateral, any title defects, liens, charges or encumbrances (other than such prohibited monetary Liens) which the title company is prepared to endorse or insure by exclusion or affirmative endorsement reasonably acceptable to the Agent and which is included in any title policy;
(k)    any interest or title of a lessor or sublessor under, and Liens arising from precautionary UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases and subleases permitted by this Agreement;
(l)    normal and customary rights of setoff upon deposits of cash or other Liens originating solely by virtue of any statutory or common law provision, or ordinary course contractual obligation, relating to bankers’ liens, rights of setoff or similar rights in favor of banks or other depository institutions;
(m)    Liens on cash and cash equivalents securing obligations in respect of Other LC Facilities and in respect of standby or trade letters of credit not constituting Obligations or trade-related bank guarantees;

(n)    Liens granted to consignors who have properly perfected on consigned Inventory owned by such consignors and created in the ordinary course of business;
(o)    Liens on premium rebates securing financing arrangements with respect to insurance premiums;
(p)    deposits and other customary Liens to secure the performance of bids, trade contracts (other than for Debt), leases (other than Capital Lease Obligations), statutory and regulatory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;
(q)    Liens that are contractual rights of set‑off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Debt or (ii) relating to pooled deposit or sweep accounts of the Borrowers or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrowers or any Subsidiary;
(r)     Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(s)    Liens solely on any cash earnest money deposits made by any Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;
(t)    Liens on securities that are the subject of repurchase agreements constituting Policy Investments;
(u)    Liens on cash and cash equivalents securing Swap Contracts incurred in the ordinary course of business; and
(v)    other Liens on cash and cash equivalents in an amount not to exceed $25,000,000 held by a third party as security for any obligation (other than Debt) permitted to be incurred by any Group Member hereunder.
“Permitted Overadvance” means an Overadvance made by the Agent, in its Permitted Discretion, or at the direction of any Co-Collateral Agent, which:
(a)    is made to maintain, protect or preserve the Collateral and/or the Credit Parties’ rights under the Loan Documents or which is otherwise for the benefit of the Credit Parties;
(b)    is made to enhance the likelihood of, or to maximize the amount of, repayment of the Obligations;
(c)    is made to pay any other amount chargeable to any Loan Party hereunder; and
(d)    together with all other Permitted Overadvances then outstanding, shall not (i) exceed five percent (5%) of the Borrowing Base at any time or (ii) unless a Liquidation is occurring, remain outstanding for more than thirty (30) consecutive Business Days, unless in each case, the Required Lenders otherwise agree;
provided, however, that the foregoing shall not (i) modify or abrogate any of the provisions of Article III regarding any Revolving Lender’s obligations with respect to Letters of Credit, or (ii) result in any claim or liability against the Agent or the Co-Collateral Agents (regardless of the amount of any Overadvance) for “inadvertent Overadvances” (i.e. where an Overadvance results from changed circumstances beyond the control of the Agent or the Co-Collateral Agents (such as a reduction in the collateral value)), and such

“inadvertent Overadvances” shall not reduce the amount of Permitted Overadvances allowed hereunder, and further, provided, that in no event shall the Agent make an Overadvance, if after giving effect thereto, the principal amount of the Revolving Extensions of Credit would exceed the Aggregate Revolving Commitments (as in effect prior to any termination of the Revolving Commitments pursuant to Section 2.06 hereof).
“Permitted Refinancing Debt” shall mean any Debt issued in exchange for, or the Net Proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Debt being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Debt); provided, that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Debt does not exceed the principal amount (or accreted value, if applicable) of the Debt so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses), (b) the maturity date of such Permitted Refinancing Debt shall not be earlier than the maturity date of the Debt being Refinanced and weighted average life to maturity of such Permitted Refinancing Debt shall be greater than or equal to the weighted average life to maturity of the Debt being Refinanced, (c) if the Debt being Refinanced is subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing Debt shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Debt being Refinanced, (d) no Permitted Refinancing Debt shall have different obligors, or greater guarantees or security, or higher priority guarantees or security, than the Debt being Refinanced; and (e) the Permitted Refinancing Debt shall otherwise be on terms which would not reasonably likely result in a Material Adverse Effect.
“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.
“Pharmacy Receivables” means Accounts arising from the sale of prescription drugs or other Inventory which can be dispensed only through an order of a licensed professional.
“Plan” means a Single Employer Plan or a Multiple Employer Plan.
“Policy Investments” means Investments made in accordance with the investment policy of the Loan Parties set forth on Schedule 6.02(k)(ii), as such policy may be amended from time to time with the reasonable consent of the Agent, such consent not to be unreasonably withheld.
“Pricing Grid” means the pricing grid set forth on Schedule IA.
“Pro Forma and Projected Capped Excess Availability” shall mean, for any date of calculation, after giving effect to the applicable transaction or payment, the pro forma and projected Capped Excess Availability for the subsequent twelve (12) fiscal month period, determined as of the last day of each fiscal month in such period and based on Holdings’ good faith projections that are used to run the businesses of the Borrowers and prepared in accordance with past practice, which projections shall be reasonably satisfactory to the Agent and the Co-Collateral Agents.
“Pro Forma and Projected Suppressed Availability” shall mean, for any date of calculation, after giving effect to the applicable transaction or payment, the pro forma and projected Suppressed Availability for the subsequent twelve (12) fiscal month period, determined as of the last day of each fiscal month in such period and based on Holdings’ good faith projections that are used to run the businesses of the Borrowers and prepared in accordance with past practice, which projections shall be reasonably satisfactory to the Agent and the Co-Collateral Agents.
“Pro Forma Fixed Charge Ratio” shall mean, for any date of calculation, the Fixed Charge Ratio as of the last day of the most recently completed fiscal quarter for which financial statements are available or were required to have been delivered pursuant to Section 6.01(j) (the “Reference Date”), after giving pro forma effect to any applicable transaction or payment as if such transaction or payment had occurred on the first day of the four fiscal quarter period ending on the Reference Date.

“Pro Rata Basis” means, (x) with respect to any prepayment of the Term Loan pursuant to Section 2.11(a)(ii), and corresponding reduction in the Aggregate Revolving Commitments pursuant to the proviso thereto, that (i) the principal amount of such prepayment as a percentage of the aggregate outstanding principal amount of the Term Loan immediately prior to such prepayment is equal to (ii) the aggregate amount of such reduction as a percentage of the Aggregate Revolving Commitments (or, as applicable, the Revolving Commitments of the 2015 Non-Extending Lenders) immediately prior to such reduction, and (y) with respect to any prepayment of the 2016 Term Loan pursuant to Section 2.11(a)(iii), and corresponding reduction in the Aggregate Revolving Commitments and prepayment of the Term Loan pursuant to the proviso thereto, that (i) the principal amount of such prepayment of the 2016 Term Loan as a percentage of the aggregate outstanding principal amount of the 2016 Term Loan immediately prior to such prepayment is equal to (ii) (A) the aggregate amount of such reduction as a percentage of the Aggregate Revolving Commitments (or, as applicable, the Revolving Commitments of the 2015 Non-Extending Lenders) immediately prior to such reduction and (B) the aggregate amount of such prepayment of the Term loan as a percentage of the Term Loan immediately prior to such reduction.
“Pro Rata Share” means, as to any Lender as of any date of determination, a percentage equal to (i) the sum of such Lender’s Revolving Commitment and/or share of the outstanding principal amount of the Term Loan and/or the 2016 Term Loan and, if applicable, FILO Loans as of such date, as applicable, divided by (ii) the Aggregate Revolving Commitments and the aggregate outstanding principal amount of the Term Loan, the 2016 Term Loan and, if applicable, FILO Loans as of such date.
“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Recipient” means the Agent, the Co-Collateral Agents, any Lender, any Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.
“Refunded Swingline Advances” has the meaning specified in Section 2.04(b).
“Register” has the meaning specified in Section 9.07(d).
“Reimbursement Obligation” means the obligation of the Borrowers to reimburse the Issuing Lender pursuant to Section 3.05 for amounts drawn under Letters of Credit.
“REIT Transaction” means the sale of 235 real properties (and related assets) and interests in certain joint ventures of Holdings and its subsidiaries on the terms set forth in the Form S-11 of Seritage Growth Properties (including the related exhibits) on file with the SEC.
“Related Intellectual Property” means such rights with respect to the Intellectual Property of Holdings and its Subsidiaries as are reasonably necessary to permit the Co-Collateral Agents to enforce their rights and remedies under the Loan Documents with respect to the Collateral.
“REMIC Certificates” means the SRC Commercial Mortgage Trust 2003-1 Mortgage Pass-Through Certificates in the aggregate face amount of $1,312,416,000 (as amended, supplemented or otherwise modified, replaced or refinanced, in any case in a manner not materially adverse to the Lenders).
“Reorganization” means with respect to any Multiemployer Plan, the condition that such Plan is in reorganization within the meaning of Section 4241 of ERISA.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders” means, at any time, the holders of more than 50% of the sum of the Aggregate Revolving Commitments (other than Commitments held by Permitted Holder Lenders) then in effect and the principal amount of the Term Loan and the 2016 Term Loan then outstanding (other than the portion of the Term Loan and/or the 2016 Term Loan held by Permitted Holder Lenders) or, if the Aggregate Revolving Commitments have been terminated, the holders of more than 50% of the Total Extensions of Credit then outstanding (other than Extensions of Credit held by Permitted Holder Lenders).
“Requirements of Law” means as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Reserve Notice Period” means one day prior notice to the Borrowers, unless a Cash Dominion Event has occurred and is continuing, in which case the Reserve Notice Period shall mean any notice period (including no notice) determined by any Co-Collateral Agent in its Permitted Discretion to be necessary or desirable to protect the interests of the Credit Parties.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any equity interests in Holdings or any Subsidiary of Holdings, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such equity interests in Holdings or any Subsidiary of Holdings or any option, warrant or other right to acquire any such equity interests in Holdings or any Subsidiary of Holdings.
“Revolving Advance” has the meaning specified in Section 2.01. A Revolving Advance may be a Base Rate Advance or a Eurodollar Rate Advance (each of which shall be a “Type” of Revolving Advance).
“Revolving Commitment” means, as to any Revolving Lender, the obligation of such Revolving Lender to make Revolving Advances and participate in Swingline Advances and Letters of Credit in an aggregate principal amount and/or face amount up to (a) the amount set forth opposite such Revolving Lender’s name on Schedule 1.01 or (b) if such Revolving Lender has entered into any Assignment and Acceptance, the amount set forth for such Revolving Lender in the Register maintained by the Agent pursuant to Section 9.07(d), as such amount may be reduced or increased pursuant to Section 2.06.
“Revolving Commitment Increase” means an increase in the Revolving Commitment requested pursuant to Section 2.19(b).
“Revolving Commitment Percentage” means, as to any Revolving Lender at any time, the percentage which such Revolving Lender’s Revolving Commitment then constitutes of the Aggregate Revolving Commitments or, at any time after the Aggregate Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Revolving Lender’s Advances then outstanding plus such Revolving Lender’s participation in Swingline Loans and L/C Obligations constitutes of the aggregate principal amount of the Advances, Swingline Loans and L/C Obligations then outstanding; provided, that, after the Revolving Commitment of any 2015 Non-Extending Lender shall have expired or terminated (other than as a result of the termination of all Revolving Commitments pursuant to Section 2.06 hereof or pursuant to Section 7.01 hereof) and all Obligations owed to such 2015 Non-Extending Lender have been paid in full, (x) the Revolving Commitment Percentage of such 2015 Non-Extending Lender for purposes of Section 8.08 hereof shall be its Revolving Commitment Percentages immediately prior to such date, and (y) the Revolving Commitment Percentages of the 2015 Extending Lenders shall be appropriately adjusted for all other purposes to reflect the termination of the Revolving Commitments of the 2015 Non-Extending Lenders.
“Revolving Extensions of Credit” means as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Advances held by such Revolving Lender then outstanding, (b) such Revolving Lender’s Revolving Commitment Percentage of the aggregate principal amount of Swingline Advances then outstanding and (c) such Revolving Lender’s Revolving Commitment Percentage of the L/C Obligations then outstanding.

“Revolving Lenders” means, collectively, any Persons signatory hereto as a Revolving Lender, and each Person that shall become a party hereto as a revolving lender pursuant to Section 9.07, and shall include all 2015 Extending Lenders, the 2015 Non-Extending Lenders and all future Revolving Lenders who hold an Extended Revolving Commitment.
“Revolving Termination Date” means the earlier of (a) April 8, 2016 and (ii) the date of termination in whole of the Aggregate Revolving Commitments pursuant to Section 2.06 or 7.01.
“Sears” means Sears, Roebuck and Co., a New York corporation.
“SEC” means the United States Securities and Exchange Commission.
“Second Amendment” means that certain Second Amendment to Third Amended and Restated Credit Agreement dated as of February 10, 2017 among Holdings, the Borrower, the Required Lenders, the Agent and the Co-Collateral Agents.
“Second Amendment Effective Date” means February 10, 2017.
“Security Documents” means the collective reference to the Guarantee and Collateral Agreement, and all other security documents hereafter delivered to the Co-Collateral Agents granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.
“Senior Unsecured Notes” means those certain 8% senior unsecured notes due 2019 issued by Holdings pursuant to the First Supplemental Indenture dated November 19, 2014 by and between Holdings, as Issuer and Computershare Trust Company, N.A. as Trustee.
“Short Term” means, with respect to any commercial paper or other Debt for borrowed money, that such commercial paper or other Debt for borrowed money has a maturity of 180 days or less from the date of the incurrence or issuance of such Debt.
“Significant Holder” means (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its Subsidiaries, and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), which is the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934) of 10% or more of the equity securities of Holdings entitled to vote for members of the Board of Directors of Holdings on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right), and (ii) any Affiliate of any such Person described in clause (i) above.
“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Borrower or any ERISA Affiliate and no Person other than such Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which any Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.
“Solvent” means, when used with respect to any Person, that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (c) such Person will be able to pay its debts as they mature.
“Specified Loan Party” means any Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 9.19).
“SRAC” has the meaning provided in the Preamble.

“Standby L/C” means an irrevocable letter of credit or similar instrument under which the Issuing Lender agrees to make payments in Dollars for the account of any Borrower, on behalf of any Group Member in respect of obligations of such Group Member incurred pursuant to contracts made or performances undertaken or to be undertaken or like matters relating to contracts to which such Group Member is or proposes to become a party, including, without limiting the foregoing, for insurance purposes or in respect of advance payments or as bid or performance bonds or for any other purpose for which a standby letter of credit might be issued.
“Store” means any store owned or leased and operated by any Loan Party.
“Store Closure Sale” means a store closure sale that, if including more than twenty (20) stores (whether in one transaction or a series of related transactions), is properly managed by an independent, nationally recognized, professional retail inventory liquidation firm reasonably acceptable to the Co-Collateral Agents, over a defined period that is anticipated by the Borrowers not to exceed 12 weeks (on average) from the date of the same commencement.
“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of the issued and outstanding capital stock or other equity interest having ordinary voting power to elect a majority of the Board of Directors or other governing body of such corporation, partnership, joint venture, limited liability company, trust or estate (irrespective of whether at the time capital stock or other equity interests of any other class or classes of such corporation, partnership, joint venture, limited liability company, trust or estate shall or might have voting power upon the occurrence of any contingency), is at the time directly or indirectly owned by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.
“Subsidiary Guarantor” means each direct and indirect wholly owned Domestic Subsidiary of Holdings, that owns Inventory, Credit Card Accounts Receivable, Pharmacy Receivables, or other Collateral (as defined in the Guarantee and Collateral Agreement).
“Supermajority Lenders” means, at any time, the holders of 66-2/3% or more of the sum of the Aggregate Revolving Commitments (other than Commitments held by Permitted Holder Lenders) then in effect and the principal amount of the Term Loan and the 2016 Term Loan then outstanding (other than the portion of the Term Loan and/or the 2016 Term Loan held by Permitted Holder Lenders) or, if the Aggregate Revolving Commitments have been terminated, the holders of 66-2/3% or more of the Total Extensions of Credit then outstanding (other than Extensions of Credit held by Permitted Holder Lenders).
“Suppressed Availability” means, at any time of calculation, the excess, if any, of the Borrowing Base over the sum of (i) the Aggregate Revolving Commitments at such time and (ii) the principal amount of the Term Loan and the 2016 Term Loan outstanding at such time.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means with respect to any Loan Party any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swingline Advances” has the meaning specified in Section 2.03.
“Swingline Commitment” means the obligation of the Swingline Lender to make Swingline Advances pursuant to Section 2.03 in an aggregate principal amount at any one time outstanding not to exceed $100,000,000.
“Swingline Lender” means the Bank, in its capacity as the lender of Swingline Advances.
“Swingline Participation Amount” has the meaning specified in Section 2.04(c).
“Syndication Agent” has the meaning provided in the Preamble and any successors thereto.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Commitment” means, as to any Term Lender, the obligation of such Term Lender to make its portion of the Term Loan on October 2, 2013.
“Term Lenders” means, collectively, any Persons party hereto as a Term Lender, and each Person that shall become a party hereto as a Term Lender pursuant to Section 9.07 and shall include all future Term Lenders who hold an Extended Term Loan.
“Term Loan” means, collectively, (i) the term loans made by the Term Lenders on October 2, 2013 pursuant to Section 2.01(b), and (ii) as used in the definitions of “Required Lenders” and “Supermajority Lenders”, the sum of (x) the term loans of all the Term Lenders and (y) to the extent any FILO Facility is a term loan facility, the FILO Loans of all of the FILO Lenders.
“Term Loan Borrowing” means a portion of the Term Loan of a particular Type; provided that no Term Loan Borrowing shall be in an aggregate principal amount of less than $5,000,000 and each Term Loan Borrowing constituting a Eurodollar Rate Advance shall be in a principal amount that is an integral multiple of $1,000,000 (unless no portion of the Term Loan constitutes a Base Rate Advance), and no more than ten (10) Interest Periods in the aggregate for Borrowings, Term Loan Borrowings and 2016 Term Loan Borrowings constituting Eurodollar Rate Advances may be outstanding at any time.
“Term Loan Margin” (a) with respect to any outstanding portion of the Term Loan that is a Eurodollar Rate Advance, 4.50% per annum, and (b) with respect to any outstanding portion of the Term Loan that is a Base Rate Advance, 3.50% per annum.
“Term Loan Termination Date” means June 30, 2018.
“Third Party Payor Notification” has the meaning specified in Section 6.01(m)(i)(C).
“Third Party Payors” means any private health insurance company that is obligated to reimburse or otherwise make payments to pharmacies which sell prescription drugs to eligible patients under any insurance contract with such private health insurer.
“Total Extensions of Credit” means at any time, the aggregate amount of the Extensions of Credit of the Lenders outstanding at such time.
“Total Revolving Extensions of Credit” means at any time, the aggregate amount of the Revolving Extensions of Credit of the Lenders outstanding at such time.

“Trading With the Enemy Act” means 50 U.S.C. § 1 et seq., as amended.
“Transfer Date” has the meaning set forth in Section 3.02(b).
“Transfer Notice” means a written notice from the Borrowers, in form and substance reasonably satisfactory to the Agent, executed by an Authorized Officer, specifying one or more Other LCs (including the beneficiary, face amount and expiry date thereof, and such other information as the Agent may reasonably request) which the Borrowers desire to deem issued under this Agreement and identifying a Transfer Date with respect thereto.
“Type” means either a Base Rate Advance or a Eurodollar Rate Advance.
“UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York, provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided further that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.
“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Internal Revenue Code for the applicable plan year.
“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.
“WF Fee Letter” means that certain Fee Letter dated as of April 6, 2011 among Holdings, Borrowers, Wells Fargo Capital Finance, LLC and Wells Fargo Bank, National Association.
SECTION 1.02.    Computation of Time Periods. In this Agreement, unless otherwise specified, (a) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” (b) “including” means “including without limitation”; and (c) any reference to a time of day means Eastern time.
SECTION 1.03.    Accounting Terms. All accounting terms not specifically defined herein or in the other Loan Documents shall be construed in accordance with U.S. generally accepted accounting principles (“GAAP”) which for purposes of Section 6.03 shall be consistently applied. If at any time any change in U.S. generally accepted accounting principles would affect the computation of any financial ratio or requirement set forth herein, and either the Borrowers or the Required Lenders shall so request, the Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders which shall not be unreasonably withheld), provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change in principles, and (ii) the Borrowers shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. For the avoidance of doubt, no retroactive change in GAAP shall apply to the construction of accounting terms under this Agreement in the absence of an amendment hereto in accordance with the terms of this Section 1.03.

SECTION 1.04.    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document, the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE II
AMOUNTS AND TERMS OF THE ADVANCES, THE TERM LOAN AND THE 2016 TERM LOAN
SECTION 2.01.    The Revolving Advances, the Term Loan and the 2016 Term Loan.
(a)    Each Revolving Lender severally agrees, on the terms and conditions hereinafter set forth, to make revolving advances (the “Revolving Advances”) to the Borrowers from time to time on any Business Day during the period from the Effective Date until the Revolving Termination Date in the case of 2015 Non-Extending Lenders, or the Extended Termination Date in the case of 2015 Extending Lenders, as applicable, in an aggregate amount at any one time outstanding which, when added to such Lender’s Revolving Commitment Percentage of the sum of (i) the aggregate principal amount of the Swingline Advances then outstanding and (ii) the L/C Obligations then outstanding, equals the amount of such Lender’s Revolving Commitment; provided, that the aggregate principal amount of any Borrowing made at any time, when aggregated with all other then outstanding Extensions of Credit (excluding FILO Extensions of Credit), shall not exceed the Line Cap at such time. Each Borrowing under this Section 2.01 shall be in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof (provided, that the Swingline Lender may request, on behalf of the applicable Borrower, Borrowings that are Base Rate Advances in other amounts pursuant to Section 2.04(b)) and shall consist of Revolving Advances of the same Type made on the same day by the Revolving Lenders ratably according to their respective Revolving Commitments. Within the limits set forth in this Section 2.01(a), the Borrowers may borrow under this Section 2.01(a), prepay pursuant to Section 2.11 and reborrow under this Section 2.01(a).
(b)    Each Term Lender severally agrees, on the terms and conditions hereinafter set forth, to make its portion of the Term Loan to the Borrowers on October 2, 2013 in a principal amount not to exceed the Term Commitment of such Term Lender. Amounts repaid in respect of the Term Loan may not be reborrowed. Upon each Term Lender’s making of its portion of the Term Loan, the Term Commitment of such Term Lender shall be terminated.
(c)    Each 2016 Term Lender severally agrees, on the terms and conditions hereinafter set forth, to make its portion of the 2016 Term Loan to the Borrowers on the First Amendment Effective Date in a principal amount not to exceed the 2016 Term Commitment of such 2016 Term Lender. Amounts repaid in respect of the 2016 Term Loan may not be reborrowed. Upon each 2016 Term Lender’s making of its portion of the 2016 Term Loan, the 2016 Term Commitment of such 2016 Term Lender shall be terminated.

SECTION 2.02.    Making the Revolving Advances.
(a)    Each Borrowing under Section 2.01 shall be made on notice, given not later than (x) 12:00 noon on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances or (y) 1:00 p.m. on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the applicable Borrower to the Agent, which shall give to each Revolving Lender prompt notice thereof by telecopier. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, by email attachment or by telecopier, in substantially the form of Exhibit A hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Revolving Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Revolving Advance. Each Notice of Borrowing shall be irrevocable and binding on the applicable Borrower. Each Revolving Lender shall, before 2:00 P.M. on the date of such Borrowing make available for the account of its Applicable Lending Office to the Agent at the Agent’s Account, in same day funds, such Revolving Lender’s ratable (in accordance with its Revolving Commitment Percentage) portion of such Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article IV, the Agent will make such funds available to the Borrower requesting such Borrowing at the Agent’s address for Revolving Advances referred to in Section 9.02.
(b)    Anything in subsection (a) above to the contrary notwithstanding, (i) a Borrower may not select Eurodollar Rate Advances for any Borrowing if the aggregate amount of such Borrowing is less than $5,000,000 or if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.09 or 2.13 and (ii) the Eurodollar Rate Advances may not be outstanding as part of more than ten separate Borrowings, Term Loan Borrowings and 2016 Term Loan Borrowings.
(c)    Unless the Agent shall have received notice from a Revolving Lender prior to the time of any Borrowing that such Revolving Lender will not make available to the Agent such Revolving Lender’s ratable portion of such Borrowing, the Agent may assume that such Revolving Lender has made such portion available to the Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If and to the extent that such Revolving Lender shall not have so made such ratable portion available to the Agent, such Revolving Lender and the applicable Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Agent, at (i) in the case of such Borrower, the interest rate applicable at the time to Revolving Advances comprising such Borrowing and (ii) in the case of such Revolving Lender, the Federal Funds Rate. If such Revolving Lender shall repay to the Agent such corresponding amount, such amount so repaid shall be made available to the applicable Borrower and shall constitute such Revolving Lender’s Revolving Advance as part of such Borrowing for purposes of this Agreement.
(d)    The failure of any Revolving Lender to make the Revolving Advance to be made by it as part of any Borrowing shall not relieve any other Revolving Lender of its obligation, if any, hereunder to make its Revolving Advance on the date of such Borrowing, but no Revolving Lender shall be responsible for the failure of any other Revolving Lender to make the Revolving Advance to be made by such other Revolving Lender on the date of any Borrowing.
SECTION 2.03.    The Swingline Advances. (a) Subject to the terms and conditions hereof, the Swingline Lender may, in its discretion, make a portion of the credit otherwise available to the Borrowers under the Revolving Commitments from time to time during the period from the Effective Date until the Extended Termination Date by making swing line advances (“Swingline Advances”) to the Borrowers; provided that (i) the aggregate principal amount of Swingline Advances outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Advances outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Advances, may exceed the Swingline Commitment then in effect) and (ii) the amount of any Swingline Advance made at any time, when aggregated with all other then outstanding Extensions of Credit

(excluding FILO Extensions of Credit), shall not exceed the Line Cap at such time; provided that the Swingline Lender shall not be obligated to make any Swingline Loan at any time when any Revolving Lender is at such time a Defaulting Lender hereunder, and the Swingline Lender has, or after giving effect to such Swingline Loan, may have Fronting Exposure. During the period from the Effective Date until the Extended Termination Date, the Borrowers may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Advances shall only be available as Base Rate Advances.
(b)    Each Borrower shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Advance made to it weekly, on Wednesday of each week; provided that on each date that a Revolving Advance is borrowed by a Borrower, such Borrower shall repay all Swingline Advances then outstanding, if any, and may use all or a portion of such Revolving Advance to fund such repayment. In all events the unpaid principal balance of all Swingline Advances shall be repaid in full on the Extended Termination Date.
SECTION 2.04.    Making the Swingline Advances.
(a)    Each Borrowing under Section 2.03 shall be made on notice, given not later than 1:00 p.m. on the date of the proposed Borrowing, by the applicable Borrower to the Agent and Swingline Lender. Each such Notice of a Borrowing shall be by telephone, confirmed immediately in writing, by email attachment or by telecopier, in substantially the form of Exhibit A hereto, specifying therein the requested (i) date of such Borrowing and (ii) aggregate amount of such Borrowing. Each Borrowing under the Swingline Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof. Not later than 3:00 P.M. on the date of the proposed Borrowing, the Swingline Lender shall make available to the Agent at the Agent’s Account an amount in immediately available funds equal to the amount of the Swingline Advance to be made by the Swingline Lender. Upon fulfillment of the applicable conditions set forth in Article IV, the Agent shall make the proceeds of such Swingline Advance available to the Borrower requesting such Borrowing at the Agent’s address referred to in Section 9.02.
(b)    The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrowers (which hereby irrevocably direct the Swingline Lender to act on their behalf), by notice given by the Swingline Lender no later than 1:00 p.m., request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Advance, in an amount equal to such Lender’s Revolving Commitment Percentage of the aggregate amount of the Swingline Advances (the “Refunded Swingline Advances”) outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Advance available to the Agent at the Agent’s Account in same day funds, not later than 2:00 P.M. on the date of such notice. The proceeds of such Revolving Advances shall be immediately made available by the Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Advances. Each Borrower irrevocably authorizes the Swingline Lender to charge such Borrower’s accounts with the Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Advances to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Advances.
(c)    If prior to the time a Revolving Advance would have otherwise been made pursuant to Section 2.04(b), one of the events described in Section 7.01 shall have occurred and be continuing or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Advances may not be made as contemplated by Section 2.04(b), each Revolving Lender shall, on the date such Revolving Advance was to have been made pursuant to the notice referred to in Section 2.04(b), purchase for cash an undivided participating interest in the then outstanding Swingline Advances by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Commitment Percentage multiplied by (ii) the sum of the aggregate principal amount of Swingline Advances then outstanding that were to have been repaid with such Revolving Advances.
(d)    Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Revolving Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Advances, the Swingline Lender will distribute to such Revolving Lender its Swingline Participation

Amount (appropriately adjusted, in the case of interest payments, to reflect whether such payment is owed to a 2015 Non-Extending Lender or a 2015 Extending Lender and whether the corresponding interest rate owed to such Lender is calculated in accordance with Section 2.08(a) or 2.08(c)) to reflect the period of time during which such Revolving Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Revolving Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Advances then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.
(e)    Each Revolving Lender’s obligation to make the Advances referred to in Section 2.04(b) and to purchase participating interests pursuant to Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right that such Revolving Lender or any Borrower may have against the Swingline Lender, any Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article IV, (iii) any adverse change in the condition (financial or otherwise) of any Borrower or any other Loan Party, (iv) any breach of this Agreement or any other Loan Document by any Borrower, any other Loan Party or any other Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
SECTION 2.05.    Fees; Commitment Fee. (a) The Borrowers jointly and severally agree to pay to the Agent for the account of each Revolving Lender a commitment fee ~~(i) until the provisions of clause (ii) hereof become effective,~~ on the average daily amount of the Available Commitment of such Lender during the period for which payment is made at a rate per annum equal to ~~the Commitment Fee Rate in effect from time to time; and (ii) upon the expiration of, or earlier termination by the Borrower of, the Revolving Commitments of the 2015 Non-Extending Lenders and the repayment of all amounts owed in connection therewith, on the average daily amount of the Available Commitment of such Lender during the period for which payment is made at a rate per annum equal to 0.50% per annum~~0.500% per annum with respect to the period prior to the Second Amendment Effective Date and 0.625% per annum with respect to the period from and after the Second Amendment Effective Date, in each case payable in arrears quarterly on the 5th day subsequent to the last day of each April, July, October and January~~, and (x) with respect to 2015 Non-Extending Lenders, on the Revolving Termination Date, and (y) with respect to 2015 Extending Lenders,~~ (provided that, during the continuation of a Cash Dominion Period, such payment shall be made on the 5th day subsequent to the last day of each month), and on the Extended Termination Date.
(b)    2016 Term Loan Repayment Premium. In the event that, prior to the two year anniversary of the First Amendment Effective Date, all or any portion of the 2016 Term Loans is voluntarily prepaid, refinanced or replaced or is prepaid with the Net Proceeds of a Permitted Disposition as required by the Application of Disposition Proceeds (a “Prepayment Transaction”), the Borrowers shall pay (x) a prepayment premium equal to 2.00% of the aggregate principal amount of the 2016 Term Loan so prepaid, refinanced or replaced, if such Prepayment Transaction occurs on or prior to the first anniversary of the First Amendment Effective Date, and (y) a prepayment premium equal to 1.00% of the aggregate principal amount of the 2016 Term Loan so prepaid, refinanced or replaced, if such Prepayment Transaction occurs after the first anniversary of the First Amendment Effective Date but on or prior to the second anniversary of the First Amendment Effective Date. Such amounts shall be due and payable on the date of effectiveness of such Prepayment Transaction.
(c)    Other Fees. Holdings and the Borrowers shall pay to the Agent, the Co-Collateral Agents and the Lead Arrangers, as applicable, the fees set forth in the Fee Letter, the WF Fee Letter and the GE Commitment Letter in the amounts and at the times specified therein.
SECTION 2.06.    Optional Termination or Reduction of the Revolving Commitments.
(a)    The Borrowers shall have the right, without penalty or premium and upon at least three Business Days’ irrevocable notice to the Agent, to permanently terminate in whole or permanently reduce in part the unused portions of the respective Revolving Commitments of the Revolving Lenders, provided that no such termination or reduction of the Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Advances made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the aggregate amount of the Revolving Commitments as so reduced. Any partial reduction of the Revolving Commitments shall be in the aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof.
(b)    If, after giving effect to any reduction of the Aggregate Revolving Commitments, the L/C Commitment or the Swingline Commitment exceeds the amount of the Aggregate Revolving Commitments, such L/C Commitment or Swingline Commitment shall be automatically reduced by the amount of such excess.
(c)    The Agent will promptly notify the Revolving Lenders of any termination or reduction of the Aggregate Revolving Commitments under Section 2.06(a). Upon any reduction of the Aggregate Revolving Commitments, except as provided in Section 2.06(d), the Revolving Commitment of each Revolving Lender shall be reduced by such Revolving Lender’s Revolving Commitment Percentage of such reduction amount.
(d)    In addition to the Borrowers’ rights under Section 2.06(a), the Borrower shall have the right, without penalty or premium and upon at least three Business Days’ irrevocable notice to the Agent and without any reduction in the Revolving Commitments of the 2015 Extending Lenders, to permanently reduce or terminate, (i) in whole or in part, on a ratable basis, the Revolving Commitments of the 2015 Non-Extending Lenders, without the consent of any Lender and (ii) in whole, but not in part, the Revolving Commitments of any one or more 2015 Non-Extending Lenders, non-ratably, without the consent of any Lender, and in each case to repay the Obligations held by such 2015 Non-Extending Lenders to the extent such Obligations exceed the remaining Revolving Commitments of such Lenders, as long as, immediately after giving effect to such reduction, termination and repayment, no Default or Event of Default then exists and, after giving effect to such reduction or termination, Pro Forma and Projected Capped Excess Availability is at least 25% of the Line Cap. The Agent will promptly notify the applicable 2015 Non-Extending Lenders of any reduction or termination of their Revolving Commitments under this Section 2.06(d).
SECTION 2.07.    Repayment of Revolving Advances, Term Loan and 2016 Term Loan.
(a)    Each Borrower shall repay to the Agent (i) for the ratable account of the 2015 Non-Extending Lenders on the Revolving Termination Date the aggregate principal amount of the Advances made to it by the 2015 Non-Extending Lenders then outstanding, and (ii) for the ratable account of the 2015 Extending Lenders on the Extended Termination Date the aggregate principal amount of the Advances made to it by the 2015 Extending Lenders then outstanding. In the event that the Revolving Termination Date and the Extended Termination Date are the same day, then all payments shall be received by the Agent and applied in accordance with the then Revolving Commitment Percentages of the 2015 Non-Extending Lenders and the 2015 Extending Lenders.
(b)    Beginning on February 2, 2014, the Borrowers shall repay the Agent for the ratable account of the Term Lenders the Term Loan in equal consecutive quarterly installments of $2,500,000 on the first Business Day following the last day of each fiscal quarter of the Borrowers. Each Borrower shall repay to the Agent for the ratable account of the Term Lenders on the Term Loan Termination Date the aggregate principal amount of the Term Loan then outstanding.
(c)    Each Borrower shall repay to the Agent for the ratable account of the 2016 Term Lenders on the 2016 Term Loan Termination Date the aggregate principal amount of the 2016 Term Loan then outstanding.
SECTION 2.08.    Interest.
(a)    Scheduled Interest Owed to 2015 Non-Extending Lenders. Each Borrower shall pay interest on the unpaid principal amount of each Advance made to it and owing to each 2015 Non-Extending Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:
(i)    Base Rate Advances. During such periods as such Revolving Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin for Base Rate Advances in effect from time to time, payable, in the case of any Base Rate Advance (other than a Swingline Advance), in arrears monthly on the 5th day subsequent to the last day of each month during such periods and on the date such Base Rate Advance shall be Converted or paid in full.
(ii)    Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Eurodollar Rate for such Interest Period for such Advance plus (y) the Applicable Margin for Eurodollar Rate Advances in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.
(b)    Term Loan. Each Borrower shall pay interest on the unpaid principal amount of the Term Loan made to it and owing to each Term Lender from October 2, 2013 until such principal amount shall be paid in full, at the following rates per annum:
(i)    Base Rate Advances. During such periods as any outstanding portion of the Term Loan is a Base Rate Advance, each such Term Loan Borrowing shall earn interest at a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Term Loan Margin for Base Rate Advances, payable in arrears quarterly on the 5th day subsequent to the last day of each month during such periods and on the date such Base Rate Advance shall be Converted or paid in full.
(ii)    Eurodollar Rate Advances. During such periods as any outstanding portion of the Term Loan is a Eurodollar Rate Advance, each such Term Loan Borrowing shall earn interest at a rate per annum equal at all times during each Interest Period for such Eurodollar Rate Advance to the greater of (A) 1.00% or (B) the Eurodollar Rate for such Interest Period for such outstanding portion of the Term Loan plus, in either case, the Term Loan Margin for Eurodollar Rate Advances, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.
(c)    2016 Term Loan. Each Borrower shall pay interest on the unpaid principal amount of the 2016 Term Loan made to it and owing to each Term Lender from the First Amendment Effective Date until such principal amount shall be paid in full, at the following rates per annum:
(i)    Base Rate Advances. During such periods as any outstanding portion of the 2016 Term Loan is a Base Rate Advance, each such 2016 Term Loan Borrowing shall earn interest at a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the 2016 Term Loan Margin for Base Rate Advances, payable in arrears quarterly on the 5th day subsequent to the last day of each month during such periods and on the date such Base Rate Advance shall be Converted or paid in full.
(ii)    Eurodollar Rate Advances. During such periods as any outstanding portion of the 2016 Term Loan is a Eurodollar Rate Advance, each such 2016 Term Loan Borrowing shall earn interest at a rate per annum equal at all times during each Interest Period for such Eurodollar Rate Advance to the greater of (A) 1.00% or (B) the Eurodollar Rate for such Interest Period for such outstanding portion of the 2016 Term Loan plus, in either case, the 2016 Term Loan Margin for Eurodollar Rate Advances, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest

Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.
(d)    Scheduled Interest Owed to 2015 Extending Lenders and Swingline Lender. Each Borrower shall pay interest on the unpaid principal amount of each Advance made to it and owing to each 2015 Extending Lender and Swingline Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:
(i)    Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Extended Term Applicable Margin for Base Rate Advances, payable (I) in the case of any Base Rate Advance (other than a Swingline Advance), in arrears monthly on the 5th day subsequent to the last day of each month during such periods and on the date such Base Rate Advance shall be Converted or paid in full and (II) in the case of any Swingline Advance, on the date that such Swingline Advance is required to be repaid.
(ii)    Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Eurodollar Rate for such Interest Period for such Advance, plus (y) the Extended Term Applicable Margin for Eurodollar Rate Advances, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.
(e)    Default Interest. Upon the occurrence and during the continuance of an Event of Default, at the option of the Agent or on the request of the Required Lenders, the Borrowers shall pay interest on the unpaid principal amount of each Revolving Advance and Reimbursement Obligation owing to each Revolving Lender, and on the principal amount of the Term Loan and the 2016 Term Loan then outstanding, payable in arrears on the dates referred to in Sections 2.08(a), (b), (c) and (d) above as applicable, at a rate per annum equal to 2% per annum above the rate per annum required to be paid on such Advance or Reimbursement Obligation pursuant to Section 2.08(a)(i) or 2.08(d)(i) above, as applicable, or on the outstanding amount of the Term Loan and the 2016 Term Loan pursuant to Section 2.08(b)(i) and 2.08(c)(i) above, as applicable. Further, the Borrowers shall pay interest, to the fullest extent permitted by law, on the amount of any interest, fee or other amount (other than principal) payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to Section 2.08(a)(i), Section 2.08(b)(i), Section 2.08(c)(i) or Section 2.08(d)(i), as applicable.
(f)    Regulation D Compensation. Each Lender that is subject to reserve requirements of the Board of Governors of the Federal Reserve System (or any successor) may require the Borrowers to pay, contemporaneously with each payment of interest on the Eurodollar Rate Advances, additional interest on the related Eurodollar Rate Advances of such Lender at the rate per annum equal to the excess of (i) (A) the applicable Eurodollar Rate divided by (B) one minus the Eurodollar Rate Reserve Percentage over (ii) the applicable Eurodollar Rate. Any Lender wishing to require payment of such additional interest (x) shall so notify the Agent and the Borrowers, in which case such additional interest on the Eurodollar Rate Advances of such Lender shall be payable to such Lender at the place indicated in such notice with respect to each Interest Period commencing at least five Business Days after the giving of such notice and (y) shall notify the Agent and the Borrowers at least five Business Days prior to each date on which interest is payable on the amount then due it under this Section. Each such notification shall be accompanied by such information as the Borrowers may reasonably request.
SECTION 2.09.    Interest Rate Determination. (a) The Agent shall give prompt notice to the Borrowers and the Lenders of the applicable interest rate determined by the Agent for purposes of Sections 2.08(a), 2.08(b), 2.08(c) and 2.08(d).

(b)    If, with respect to any Eurodollar Rate Advances, the Required Lenders notify the Agent at least one Business Day before the date of any proposed Eurodollar Rate Advance that the Eurodollar Rate for any Interest Period for such Eurodollar Rate Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Agent shall forthwith so notify the Borrowers and the Lenders, whereupon (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrowers and the Lenders that the circumstances causing such suspension no longer exist.
(c)    If any Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify such Borrower and the Lenders and such Eurodollar Rate Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.
(d)    On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $5,000,000, such Eurodollar Rate Advances shall automatically Convert into Base Rate Advances.
(e)    Upon the occurrence and during the continuance of any Event of Default, at the option of the Agent or on the request of the Required Lenders (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Revolving Advances or any outstanding portion of the Term Loan or the 2016 Term Loan into, Eurodollar Rate Advances shall be suspended.
SECTION 2.10.    Optional Conversion of Revolving Advances, Term Loan Borrowings and 2016 Term Loan Borrowings. The Borrowers may on any Business Day, upon notice given to the Agent not later than 12:00 noon on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.09 and 2.13, Convert all Revolving Advances of one Type comprising the same Borrowing into Revolving Advances of the other Type and/or Convert any Term Loan Borrowing or 2016 Term Loan Borrowing, as applicable, of one Type into a Term Loan Borrowing or 2016 Term Loan Borrowing of the other Type, as applicable; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b) and no Conversion of any Revolving Advances, Term Loan Borrowings or 2016 Term Loan Borrowings shall result in more separate Borrowings than permitted under Section 2.02(b). Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Revolving Advances, Term Loan Borrowings or 2016 Term Loan Borrowings to be Converted, and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for each such Revolving Advance, Term Loan Borrowing or 2016 Term Loan Borrowing, as applicable. Each notice of Conversion shall be irrevocable and binding on the applicable Borrower.
SECTION 2.11.    Optional and Mandatory Prepayments of Revolving Advances, Term Loan and 2016 Term Loan.
(a)    (i) Any Borrower may, without penalty or premium and upon notice given not later than 12:00 noon on the date of such prepayment to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given such Borrower shall, prepay the outstanding principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof (or, in the case of partial prepayments of Swingline Advances, $100,000 or a whole multiple thereof) and (y) in the event of any such prepayment of a Eurodollar Rate Advance, the applicable Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(c).

(ii)    Any Borrower may, subject to the terms of this Section 2.11(a)(ii) and upon notice given not later than 12:00 noon on the date of such prepayment to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given such Borrower shall, prepay the outstanding principal amount of the Term Loan in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (w) each partial prepayment shall be in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof, (x) in connection with any such prepayment of the Term Loan, the Aggregate Revolving Commitments shall be reduced on a Pro Rata Basis, provided that the Revolving Commitments of the 2015 Extending Lenders shall not be required to be so reduced so long as (1) (A) no proceeds of Revolving Loans are used to make such prepayment of the Term Loan, and (B) after giving effect to such prepayment, Pro Forma and Projected Capped Excess Availability is greater than 50% of the Line Cap, or (2) the aggregate amount of all prepayments of the Term Loan from and after July 21, 2015 that do not give rise to a reduction of the Aggregate Revolving Commitments on a Pro Rata Basis is less than the sum of (a) the aggregate increases in commitments which have occurred pursuant to Section 2.19(b) hereof and FILO Commitments pursuant to Section 2.20 hereof, in each case after July 21, 2015 and (b) the original principal amount of the 2016 Term Loans, (y) any prepayment of the Term Loan using proceeds of the increases in commitments which have occurred pursuant to Section 2.19(b) or the FILO Facility must be made within thirty (30) days after the effective date of the increases in commitments which have occurred pursuant to Section 2.19(b) or FILO Facility pursuant to Section 2.20, as applicable, and (z) in the event of any such prepayment of a Eurodollar Rate Advance, the applicable Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(c).
(iii)    Any Borrower may, subject to the terms of this Section 2.11(a)(iii) and upon notice given not later than 12:00 noon on the date of such prepayment to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given such Borrower shall, prepay the outstanding principal amount of the 2016 Term Loan in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof, (y) in connection with any such prepayment of the 2016 Term Loan, the Aggregate Revolving Commitments shall be reduced and the Term Loan shall be prepaid on a Pro Rata Basis, and (z) in the event of any such prepayment of a Eurodollar Rate Advance, the applicable Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(c).
(b)    In addition to the Borrowers’ rights under Section 2.11(a), as long as (i) no Default or Event of Default then exists or would arise therefrom, and (ii) after giving effect to such prepayment, Pro Forma and Projected Capped Excess Availability is at least 25% of the Line Cap, the Borrowers may, without penalty or premium and without regard to the provisions of Section 2.16, prepay, in whole or in part as applicable (a “Designated Prepayment”), the Obligations owing to any one or more 2015 Non-Extending Lender(s) in connection with a reduction or termination of the Revolving Commitments of such 2015 Non-Extending Lenders pursuant to Section 2.06(d), provided: (i) each Designated Prepayment shall be upon notice given not later than 12:00 noon on the date of such Designated Prepayment to the Agent stating the proposed date and aggregate principal amount of the Designated Prepayment; (ii) each Designated Prepayment, if not ratable to all 2015 Non-Extending Lenders, shall repay the entire outstanding amount of all Obligations held by the applicable 2015 Non-Extending Lender (but solely in the capacity of a 2015 Non-Extending Lender) (including principal, interest, fees, expense reimbursements and other amounts due under the Loan Documents) at par, or at such discount to par as the Borrowers and each applicable 2015 Non-Extending Lender may separately agree in writing, and (iii) the Revolving Commitment of each 2015 Non-Extending Lender receiving such prepayment shall be reduced or terminated by a corresponding amount. Notwithstanding anything to the contrary herein, prepayments hereunder may be made to any 2015 Non-Extending Lender and the Commitments of 2015 Non-Extending Lenders may be reduced or terminated without a pro rata repayment to, or reduction or termination of the Commitments of, any other Lender.
(c)    On the date of delivery of any Borrowing Base Certificate, if the Total Extensions of Credit (excluding FILO Extensions of Credit) exceed the Line Cap, the Borrowers shall prepay Advances in an amount equal to such excess, provided that if the aggregate principal amount of Advances then outstanding is less than the amount of such excess (because L/C Obligations constitute a portion thereof), the Borrowers shall, to the extent of the balance of such excess, replace outstanding Letters of Credit and/or deposit an amount in cash in a cash collateral account established with the Agent for the benefit of the Lenders on terms and conditions satisfactory to the Agent, provided further that if, after the prepayment of any Revolving Advances and the cash collateralization of L/C Obligations under this clause (c) the Total Extensions of Credit (excluding FILO Extensions of Credit) exceed the Line Cap, the Borrowers shall prepay the Term Loan and the 2016 Term Loan pro rata in an amount equal to such excess.
(d)    ~~Reserved~~ The Borrowers shall repay the Advances (without a requirement to reduce the Revolving Commitments), the Term Loan and the 2016 Term Loan with respect to any Permitted Disposition or other transaction, in each case to the extent that the Application of Disposition Proceeds applies, in accordance with the Application of Disposition Proceeds.
(e)    The Borrowers shall prepay Advances (and to the extent required, reduce the Aggregate Revolving Commitments) in an amount necessary to avoid the occurrence of a Collateral Coverage Event (as defined in the Indenture for the Existing Second Lien Notes), provided that if the aggregate principal amount of Advances then outstanding is less than the amount required to be prepaid to avoid the occurrence of a Collateral Coverage Event (because L/C Obligations constitute a portion thereof), the Borrowers shall, to the extent of the balance required, replace outstanding Letters of Credit on terms and conditions satisfactory to the Agent, provided further that if, after the prepayment of any Revolving Advances and the replacement of outstanding Letters of Credit under this clause (e) a Collateral Coverage Event would exist, the Borrowers shall prepay the Term Loan and the 2016 Term Loan pro rata in an amount necessary to avoid the occurrence of such Collateral Coverage Event.
(f)    Upon the occurrence and during the continuance of a Cash Dominion Event, the Borrowers shall prepay the Advances in accordance with the provisions of Section 6.01(m) hereof, and upon the occurrence and during the continuance of an Event of Default, the Borrowers shall cash collateralize the L/C Obligations in accordance with the provisions of Section 7.01 hereof, provided further that if, after the prepayment of any Revolving Advances under this clause (f) (and any cash collateralization of L/C Obligations as set forth above) an Event of Default exists, the Borrowers shall prepay the Term Loan and the 2016 Term Loan pro rata to the extent required by Section 6.4 of the Guarantee and Collateral Agreement.
(g)    The Borrowers shall prepay (x) the Term Loan in an amount equal to 50% of Excess Cash Flow for each fiscal year of Holdings beginning with the fiscal year ending on or about January 31, 2015, and (y) the Term Loan and the 2016 Term Loan on a ratable basis in an aggregate amount equal to 50% of Excess Cash Flow for each fiscal year of Holdings beginning with the fiscal year ending on or about January 31, 2017. Each prepayment under this clause (g) shall be made within 90 days following the end of each applicable fiscal year of Holdings.
(h)    The Borrowers shall deliver to the Administrative Agent, in connection with each prepayment required under Section 2.11(g), a certificate signed by a Authorized Officer of the Borrowers setting forth in reasonable detail the calculation of the amount of such prepayment.
(i)    Any prepayment of Revolving Advances, the Term Loan or the 2016 Term Loan pursuant to clauses (b), (c), (e), (f) or (g) of this Section 2.11 shall be applied, first, to any Base Rate Advances then outstanding and the balance of such prepayment, if any, to the Eurodollar Rate Advances then outstanding. In connection with the foregoing, the Agent may monthly (or more frequently in the Agent’s Permitted Discretion) make the necessary exchange rate calculations in accordance with Section 3.10 to determine whether any such excess described in this Section exists on such date. Prepayments made pursuant to clauses (b), (c), or (e) of this Section 2.11 shall not reduce the Aggregate Revolving Commitments hereunder except to the extent provided in clause (b) above. Any prepayment of the Term Loan required pursuant to this Section 2.11 shall be applied to the scheduled installments of the Term Loan in the inverse order of maturity and shall not reduce or postpone the time for any scheduled payments of the Term Loan hereunder (including pursuant to clause (g) above); provided that any voluntary prepayment of the Term Loan pursuant to Section 2.11(a) shall be applied to the scheduled installments of the Term Loan as the Borrowers shall direct.

SECTION 2.12.    Increased Costs. (a) If, due to either (i) after the Effective Date the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) made or issued after the Effective Date, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances or issuing or participating in Letters of Credit (excluding for purposes of this Section 2.12 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.15 shall govern) and (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrowers shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided that a Lender claiming additional amounts under this Section 2.12(a) agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office and/or take other commercially reasonable action if the making of such a designation or the taking of such actions would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost, submitted to the Borrowers and the Agent by such Lender, shall be entitled to a presumption of correctness. If any Borrower so notifies the Agent after any Lender notifies the Borrowers of any increased cost pursuant to the foregoing provisions of this Section 2.12(a), such Borrower may, upon payment of such increased cost to such Lender, replace such Lender with a Person that is an Eligible Assignee in accordance with the terms of Section 9.07 (and the Lender being so replaced shall take all action as may be necessary to assign its rights and obligations under this Agreement to such Eligible Assignee).

(b)    If any Lender determines that compliance with any change after the Effective Date in law or regulation or any guideline or request after the Effective Date from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or any entity controlling such Lender and that the amount of such capital or liquidity is increased by or based upon the existence of such Lender’s commitment to lend hereunder and other commitments of this type, then, upon demand by such Lender (with a copy of such demand to the Agent), the Borrowers shall pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such entity in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital or liquidity to be allocable to the existence of such Lender’s commitment to lend hereunder. A certificate as to such amounts submitted to the Borrowers and the Agent by such Lender shall be entitled to a presumption of correctness. Notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder issued in connection therewith or in implementation thereof and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in law covered by this Section 2.12 regardless of the date enacted, adopted, issued or implemented.
(c)    The Borrowers shall not be required to compensate a Lender pursuant to this Section for any increased costs or capital, liquidity or reserve requirement or pursuant to Section 2.15 for any Taxes incurred more than six months prior to the date that such Lender notifies the Borrowers of the change or issuance giving rise to such increased costs or capital, liquidity or reserve requirement or Tax and of such Lender’s intention to claim compensation therefor; provided that if the change or issuance giving rise to such increased costs or capital, liquidity or reserve requirement or Tax is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.
SECTION 2.13.    Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar

Rate Advances hereunder, (a) each Eurodollar Rate Advance will automatically, upon such demand, Convert into a Base Rate Advance or an Advance that bears interest at the rate set forth in Sections 2.08(a)(i), 2.08(b)(i) or 2.08(c)(i), as the case may be, and (b) the obligation of the Lenders to make Eurodollar Rate Advances or to Convert Advances, Term Loan Borrowings, 2016 Term Loan Borrowings or FILO Borrowings, if applicable, into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrowers and the Lenders that the circumstances causing such suspension no longer exist.
SECTION 2.14.    Payments and Computations. (a) The Borrowers shall make each payment hereunder and under the other Loan Documents, without any right of counterclaim or set-off, not later than 1:00 P.M. on the day when due in U.S. dollars to the Agent at the Agent’s Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or commitment fees ratably (other than amounts payable pursuant to Section 2.12, 2.15 or 9.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.07(c), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under the other Loan Documents in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.
(b)    Each Borrower hereby authorizes each Lender, if and to the extent payment owed by it to such Lender is not made when due hereunder or under the other Loan Documents, to charge from time to time against any or all of such Borrower’s accounts with such Lender any amount so due, notwithstanding that an Overadvance may result thereby. Any such Lender so charging such accounts shall deliver the proceeds therefrom to the Agent for distribution to the Credit Parties in the manner set forth herein and in the other Loan Documents.
(c)    All computations of interest based on the Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of letter of credit fees, commitment fees and other fees shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or commitment fees are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.
(d)    Whenever any payment hereunder or under the other Loan Documents shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.
(e)    Unless the Agent shall have received notice from any Borrower prior to the date on which any payment is due by it to the Lenders hereunder that such Borrower will not make such payment in full, the Agent may assume that the applicable Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent such Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.
SECTION 2.15.    Taxes. (a) Any and all payments by the Borrowers to or for the account of any Lender, the Agent or any Co-Collateral Agent hereunder or under the other Loan Documents or any other documents to be delivered hereunder shall be made, in accordance with Section 2.14 or the applicable provisions of such other documents, free and clear of and without deduction for any and all present or future Taxes (excluding any Excluded

Taxes). If the Borrowers shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document or any other documents to be delivered hereunder to any Lender, the Agent or any Co-Collateral Agent, (i) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable shall be increased as may be necessary so that after making all required deductions for Indemnified Taxes (including deductions for Indemnified Taxes applicable to additional sums payable under this Section 2.15) such Lender, the Agent and the Co-Collateral Agents (as the case may be) receive an amount equal to the sum each would have received had no such deductions of Indemnified Taxes been made, (ii) the Borrowers shall make such deductions as are determined by such Borrowers to be required based upon the information and documentation it has received pursuant to Sections 2.15(e) and (f) and (iii) the Borrowers shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.
(b)    In addition, the Borrowers shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the other Loan Documents or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the other Loan Documents or any other documents to be delivered hereunder, but excluding (i) any such taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 9.16), and (ii) all other United States federal taxes other than withholding taxes (hereinafter referred to as “Other Taxes”). Other Taxes shall not include any Taxes imposed on, or measured by reference to, gross income, net income or gain.
(c)    Without duplication of any additional amounts paid pursuant to Section 2.15(a), the Borrowers shall indemnify each Lender, the Agent and each Co-Collateral Agent for and hold it harmless against the full amount of Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 2.15) imposed on or paid by such Lender, the Agent or any Co-Collateral Agent (as the case may be) and any liability (including penalties, interest and reasonable expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender, the Agent or any Co-Collateral Agent (as the case may be) makes written demand therefor.
(d)    Within 30 days after the date of any payment of Indemnified Taxes, the Borrowers shall furnish to the Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Agent.
(e)    Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Agent, at the time or times reasonably requested by the Borrowers or the Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrowers or the Agent as will enable the Borrowers or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
(i)    Without limiting the generality of the foregoing:
(a)    Each Lender that is a United States person, on or prior to the date of its execution and delivery of this Agreement in the case of each Lender and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Borrowers or the Agent), shall provide each of the Agent and the Borrowers with two executed originals of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax on payments pursuant to this Agreement or the other Loan Documents; and

(b)    Each Lender organized under the laws of a jurisdiction outside the United States, and each other Lender that is not a domestic corporation within the meaning of Section 7701(a)(30) of the Internal Revenue Code:
(1)    represents that all payments to be made to it under this Agreement or any other Loan Document are exempt from United States withholding tax (including backup withholding tax) under an applicable statute or tax treaty;

(2)    on or prior to the date of its execution and delivery of this Agreement in the case of each Lender and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Borrowers (but only so long as such Lender remains lawfully able to do so), shall provide each of the Agent and the Borrowers with two executed originals of Internal Revenue Service Forms W-8BEN, W-8BEN-E or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the other Loan Documents; and

(3)    on or prior to the date of its execution and delivery of this Agreement in the case of each Lender and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Borrowers (but only so long as such Lender remains lawfully able to do so), shall provide each of the Agent and the Borrowers with executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax, duly completed, together with supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Agent to determine the withholding or deduction required to be made.

If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Indemnified Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Indemnified Taxes for periods governed by such form; provided, however, that, if at the date of the Assignment and Acceptance pursuant to which a Lender assignee becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Indemnified Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Indemnified Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service Form W-8BEN, W-8BEN-E, or W-8ECI, that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Borrowers and shall not be obligated to include in such form or document such confidential information. For purposes of this subsection (e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(f)    For any period with respect to which a Lender has failed to provide the Borrowers with the appropriate form, certificate or other document described in Section 2.15(e) (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring subsequent to the date on which a form, certificate or other document originally was required to be provided, or if such form, certificate or other document otherwise is not required under subsection (e) above), such Lender shall not be entitled to indemnification under Section 2.15(a) or (c) with respect to Indemnified Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Indemnified Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Borrowers shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Indemnified Taxes. Further, if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrowers or the Agent as may be necessary for the Borrowers and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph (f), “FATCA” shall include any amendments made to FATCA after July 21, 2015.
(g)    Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 2.15 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Agent in writing of its legal inability to do so.
(h)    Any Lender claiming any additional amounts payable pursuant to this Section 2.15 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Eurodollar Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.
(i)    If any Lender determines, in its sole discretion exercised in good faith, that it has actually and finally realized, by reason of a refund, deduction or credit of any Indemnified Taxes paid or reimbursed by the Borrowers pursuant to subsection (a) or (c) above in respect of payments under this Agreement or the other Loan Documents, a current monetary benefit that it would otherwise not have obtained, and that would result in the total payments under this Section 2.15 exceeding the amount needed to make such Lender whole, such Lender shall pay to the Borrowers, with reasonable promptness following the date on which it actually realizes such benefit, an amount equal to the amount of such excess, net of all out-of-pocket expenses incurred by such Lender reasonably allocable in securing such refund, deduction or credit, provided that the Borrowers, upon the request of such Lender, agree to repay the amount paid over to the Borrowers to such Lender in the event such Lender is required to repay such refund to such jurisdiction. Nothing in this subsection (i) shall be construed to require any Lender to make available to the Borrowers or any other Person its tax returns or any confidential tax information.
(j)    If the Agent, any Co-Collateral Agent or any Lender, as the case may be, shall become aware that it is entitled to claim a refund from a Governmental Authority in respect of Indemnified Taxes or Other Taxes paid by Borrower pursuant to this Section 2.15, including Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrower, or with respect to which Borrower or a Group Member that is a signatory hereto has paid additional amounts pursuant to this Section 2.15, it shall notify Borrower of the availability of such refund claim and, if the Agent, any Co-Collateral Agent or any Lender, as the case may be, determines in good faith that making a claim for refund will not have any adverse consequence to its taxes or business operations, shall, after receipt of a request by Borrower, make a claim to such Governmental Authority for such refund at Borrower’s expense.
SECTION 2.16.    Sharing of Payments, Etc. If any Lender shall obtain any payment from any Group Member (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances, the Term Loan, the 2016 Term Loan or other amounts owing to it (other than pursuant to Section 2.05(b), 2.06, 2.07, 2.11, 2.12, 2.15, 2.18, 2.19 or 9.04(c)) in excess of its ratable share, such Lender shall forthwith purchase from the other Lenders such participations in the Advances, the Term Loan, the 2016 Term Loan or other amounts owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 2.16 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.
SECTION 2.17.    Use of Proceeds of Advances, Term Loan and 2016 Term Loan. (a) The proceeds of the Advances shall be available (and each Borrower agrees that it shall use such proceeds) for general corporate purposes of Holdings and its Subsidiaries, including, without limitation, for Acquisitions, Capital Expenditures, cash dividends, payment of any of the Obligations, and stock and bond repurchases, all to the extent not prohibited under the Loan Documents.
(b)    The proceeds of the Term Loan shall be available (and each Borrower agrees that it shall use such proceeds) to repay outstanding Revolving Advances on the date such Term Loan was made. Such repayment shall not result in a reduction of the Aggregate Revolving Commitments.
(c)    The proceeds of the 2016 Term Loan shall be available (and each Borrower agrees that it shall use such proceeds) to repay outstanding Revolving Advances on the First Amendment Effective Date. Such repayment shall not result in a reduction of the Aggregate Revolving Commitments.
SECTION 2.18.    Extension of Loans.
(a)    Extension of Revolving Commitments, Term Loans or 2016 Term Loans. The Borrowers may at any time and from time to time request that all or a portion of the Revolving Commitments (including the L/C Commitment and the Swingline Commitment), the Term Loans and/or the 2016 Term Loans be amended to extend the termination date with respect to all or a portion of the Revolving Commitments (any such Revolving Commitments which have been so amended, “Extended Revolving Commitments”, any such Term Loans which have been so amended, “Extended Term Loans”, and any such 2016 Term Loans which have been so amended, “Extended 2016 Term Loans”) and to provide for other terms consistent with this Section 2.18. In order to establish any Extended Revolving Commitments, Extended Term Loans or Extended 2016 Term Loans, the Borrowers shall provide a notice to the Agent (who shall provide a copy of such notice to each of the Revolving Lenders, Term Lenders and/or 2016 Term Lenders, as applicable) (each, a “Extension Request”) setting forth the proposed terms (which shall be determined in consultation with the Agent) of the Extended Revolving Commitments, Extended Term Loans or Extended 2016 Term Loans to be established, which shall (x) be identical as offered to each Revolving Lender, Term Lender and/or 2016 Term Lender, as applicable (including as to the proposed interest rates and fees payable) and offered pro rata to each Revolving Lender, each Term Lender and each 2016 Term Lender hereunder, as applicable, and (y) be identical to the Revolving Commitments, Term Loans and/or 2016 Term Loans hereunder, except that: (i) the maturity date of the Extended Revolving Commitments shall be later than the Revolving Termination Date and equal to or later than the Extended Termination Date, or with respect to the Term Loans, the maturity date of the Extended Term Loans shall be later than the Term Loan Termination Date and equal to or later than the Extended Termination Date, or with respect to the 2016 Term Loans, the maturity date of the Extended 2016 Term Loans shall be later than the 2016 Term Loan Termination Date, (ii) payments of interest and fees may be at different rates on Extended Revolving Commitments, Extended Term Loans and Extended 2016 Term Loans (and related outstandings), provided that any increase in the interest rate on the Extended Term Loans or Extended 2016 Term Loans in excess of 0.25% per annum shall result in a comparable increase in the interest rate applicable to the Revolving Extensions of Credit in an amount equal to such excess, (iii) the terms of the Extended Revolving Commitments, Extended Term Loans and/or Extended 2016 Term Loans may provide, subject to the consent of the Required Lenders (excluding from the calculation thereof, any Revolving Lenders, Term Lenders or 2016 Term Lenders who decline to extend their Revolving Commitments, their Term Loans or their 2016 Term Loans, as applicable) for other or different covenants and terms that apply solely to any period after the Revolving Termination Date, the Term Loan Termination Date or the 2016 Term Loan Termination Date, as applicable, or, if earlier, the termination in full of the Revolving Commitments that are not Extended Revolving Commitments or the repayment in full of Term Loans that are not Extended Term Loans or the repayment in full of 2016 Term Loans that are not Extended 2016 Term Loans, as applicable, and (iv)(A) all borrowings under the Revolving Commitments (including Extended Revolving Commitments) and repayments thereunder shall be made on a pro rata basis (except for (1) payments of interest and fees at different rates on commitments (and related outstandings) in accordance with the rights of the applicable Class and (2) repayments required upon the termination date of the commitments of any Class); (B) all repayments of the Term Loans (including Extended Term Loans) shall be made on a pro rata basis (except for (1) payments of interest and fees at different rates on commitments (and related outstandings) in accordance with the rights of the applicable Class and (2) repayments required upon the maturity date of the Term Loans of any Class); and (C) all repayments of the 2016 Term Loans (including Extended 2016 Term Loans) shall be made on a pro rata basis (except for (1) payments of interest and fees at different rates on commitments (and related outstandings) in accordance with the rights of the applicable Class and (2) repayments required upon the maturity date of the 2016 Term Loans of any Class); provided, further, that (A) the conditions precedent to a Borrowing set forth in Section 4.02 shall be satisfied at the time when any Revolving Advances are made in respect of any Extended Revolving Commitment, (B) in connection with an Extension Request with respect to the Revolving Commitments, either (i) the Revolving Lenders collectively have consented to the applicable Extension Request with respect to a majority of the Revolving Commitments (it being understood that no consent of any Term Lender or 2016 Term Lender shall be required) or (ii) simultaneously with the effectiveness of the maturity extension in respect of the Extended Revolving Commitments the Revolving Commitments that are not Extended Revolving Commitments shall be terminated in full (including by deemed cancellation of the entirety of the Revolving Commitments and the implementation of new commitments in respect of the Extended Revolving Commitments), (C) in connection with an Extension Request with respect to the Term Loans either (i) the Term Lenders collectively have consented to the applicable Extension Request with respect to a majority in amount of the Term Loans (it being understood that no consent of any Revolving Lender or 2016 Term Lender shall be required) or (ii) simultaneously with the effectiveness of the maturity extension in respect of the Extended Term Loans, the Term Loans that are not Extended Term Loans shall be paid in full (the foregoing not being deemed to modify or waive the provisions of Section 2.11 hereof regarding the conditions precedent to repayment of the Term Loans), (D) in connection with an Extension Request with respect to the 2016 Term Loans either (i) the 2016 Term Lenders collectively have consented to the applicable Extension Request with respect to a majority in amount of the 2016 Term Loans (it being understood that no consent of any Revolving Lender or Term Lender shall be required) or (ii) simultaneously with the effectiveness of the maturity extension in respect of the Extended 2016 Term Loans, the 2016 Term Loans that are not Extended 2016 Term Loans shall be paid in full (the foregoing not being deemed to modify or waive the provisions of Section 2.11 hereof regarding the conditions precedent to repayment of the 2016 Term Loan), and (E) all documentation in respect of such extension shall be consistent with the foregoing.
(b)    Extension Request. The Borrowers shall provide the applicable Extension Request at least ten (10) Business Days (or such shorter period as may be agreed by the Agent) prior to the date on which the applicable Lenders are requested to respond. No Lender shall have any obligation to agree to provide any Extended Revolving Commitment, Extended Term Loan or Extended 2016 Term Loan pursuant to any Extension Request. Any Lender (each, an “Extending Lender”) wishing to have all or a portion of its Revolving Commitments, Term Loans or 2016 Term Loans subject to such Extension Request amended into Extended Revolving Commitments, Extended Term Loan or Extended 2016 Term Loans, as applicable, shall notify the Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Revolving Commitments, Term Loans or 2016 Term Loans, as applicable, which it has elected to request be amended into Extended Revolving Commitments, Extended Term Loan or Extended 2016 Term Loans (subject to any minimum denomination requirements imposed by the Agent). In the event that the aggregate principal amount of Revolving Commitments, Term Loans or 2016 Term Loans, as applicable, in respect of which applicable Revolving Lenders, Term Lenders or 2016 Term Lenders shall have accepted the relevant Extension Request exceeds the amount of Extended Revolving Commitments, Extended Term Loan or Extended 2016 Term Loans requested to be extended pursuant to the Extension Request, Revolving Commitments, Term Loans or 2016 Term Loans, as applicable, subject to Extension Elections shall be amended to reflect allocations of the Extended Revolving Commitments, Extended Term Loan or Extended 2016 Term Loans, which Extended Revolving Commitments, Extended Term Loans and/or Extended 2016 Term Loans shall be allocated as agreed by Agent and the Borrowers.

(c)    New Lenders. Following any Extension Request made by the Borrowers in accordance with this Section 2.18, if the Revolving Lenders, Term Lenders and/or 2016 Term Lenders, as applicable, shall have declined to agree during the period specified in Section 2.18(b) above to provide Extended Revolving Commitments, Extended Term Loan or Extended 2016 Term Loans in an aggregate principal amount equal to the amount requested by the Borrowers in such Extension Request, the Borrowers may request that banks, financial institutions or other institutional lenders or investors (including any Extending Lender) provide an Extended Revolving Commitment, an Extended Term Loan or an Extended 2016 Term Loan or a commitment to provide an additional term loan tranche hereunder (the “Additional Extending Lenders”); provided that such Extended Revolving Commitments, Extended Term Loan or Extended 2016 Term Loans of such Additional Extending Lenders (i) shall be in an aggregate principal amount for all such Additional Extending Lenders not to exceed the aggregate principal amount of Extended Revolving Commitments, Extended Term Loan or Extended 2016 Term Loans so declined to be provided by the existing Lenders and (ii) shall be on identical terms to the terms applicable to the terms specified in the applicable Extension Request (and any Extended Revolving Commitments, Extended Term Loan or Extended 2016 Term Loans, as applicable, provided by existing Lenders in respect thereof) and, if a new tranche of term loans is to be incurred including other terms as are customary for a term loan provided that the maturity term for any term loan commitment hereunder shall not be earlier than the 2016 Term Loan Termination Date; provided further that, as a condition to the effectiveness of any Extended Revolving Commitment, Extended Term Loan or Extended 2016 Term Loan or term loan commitment of any Additional Extending Lender, the Agent shall have consented (such consent not to be unreasonably withheld or delayed) to each Additional Extending Lender. Upon (1) the earlier of the Revolving Termination Date (including a deemed Revolving Termination Date in accordance with clause (B) of the proviso to Section 2.18(a) above, (or, if applicable, any Extended Termination Date occurring after the Revolving Termination Date) or such earlier date as any declining Revolving Lenders may agree), (a) the Revolving Commitments of the applicable declining Revolving Lenders will be terminated pro rata with the Commitments of other applicable declining Revolving Lenders by an aggregate amount equal to the aggregate principal amount of the Extended Revolving Commitments and the term loan commitments of such Additional Extending Lenders and (b) the Revolving Commitment or term loan commitment of each such Additional Extending Lender will become effective, (2) the earlier of the Term Loan Termination Date (including a deemed Term Loan Termination Date in accordance with clause (C) of the proviso to Section 2.18(a) above) (or, if applicable, any Extended Termination Date occurring after the Term Loan Termination Date) or such earlier date as any declining Term Lenders may agree), (a) the Term Loans of the applicable declining Term Lenders will be repaid in an aggregate principal amount equal to the Extended Term Loans provided by Additional Extending Lenders and (b) the term loan commitment of each such Additional Extending Lender will become effective, and (3) the earlier of the 2016 Term Loan Termination Date (including a deemed 2016 Term Loan Termination Date in accordance with clause (D) of the proviso to Section 2.18(a) above) (or, if applicable, any Extended Termination Date occurring after the 2016 Term Loan Termination Date) or such earlier date as any declining 2016 Term Lenders may agree), (a) the 2016 Term Loans of the applicable declining 2016 Term Lenders will be repaid in an aggregate principal amount equal to the Extended 2016 Term Loans provided by Additional Extending Lenders and (b) the term loan commitment of each such Additional Extending Lender will become effective. The Extended Revolving Commitments, Extended Term Loans and/or Extended 2016 Term Loans of Additional Extending Lenders will be incorporated as Revolving Commitments, Term Loans or 2016 Term Loans hereunder in the same manner in which Extended Revolving Commitments of existing Revolving Lenders or Extended Term Loans of existing Term Lenders or Extended 2016 Term Loans of existing 2016 Term Lenders are incorporated hereunder pursuant to this Section 2.18.
(d)    Extension Amendment. Extended Revolving Commitments, Extended Term Loans, Extended 2016 Term Loans and Revolving Commitments and term loan commitments of Additional Extending Lenders shall be established pursuant to an amendment (each, an “Extension Amendment”) to this Agreement among the Borrower, the Agent and each Extending Lender and each Additional Extending Lender, if any, providing an Extended Revolving Commitment, an Extended Term Loan, an Extended 2016 Term Loan, a new Revolving Credit Commitment, or a term loan commitment as applicable, thereunder, which shall be consistent with the provisions set forth in Sections 2.18(a), (b) and (c) above (but which shall not require the consent of any other Lender). The effectiveness of any Extension Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 and, to the extent reasonably requested by the Agent, receipt by the Agent of legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Effective Date. The Agent shall promptly notify each Lender as to the effectiveness of each Extension Amendment. Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent necessary to (i) reflect the existence and terms of the Extended Revolving Commitments, the Extended Term Loans, the Extended 2016 Term Loans, the new Revolving Commitments, or the term loan commitments as the case may be, incurred pursuant thereto and (ii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Agent and the Borrowers, to effect the provisions of this Section.
SECTION 2.19.     Increase in Commitments.
(a)    Reserved.
(b)    Request for Increase After April 8, ~~2016.~~2016. In addition to the Borrowers’ rights to request a FILO Facility under Section 2.20, after April 8, 2016, provided no Default or Event of Default then exists or would arise therefrom, upon notice to the Agent (which shall promptly notify the Revolving Lenders) and the Co-Collateral Agents, the Borrowers may make Revolving Commitment Increase requests from time to time (which Revolving Commitment Increase may take the form of a term loan tranche); provided, however, that (w) no such Revolving Commitment Increase may be made without the consent of the Co-Collateral Agents, whose consent shall not be unreasonably withheld, (x) the aggregate amount of all Revolving Commitment Increases pursuant to this Section 2.19(b) following April 8, 2016 shall not exceed $250,000,000, (y) each Revolving Commitment Increase request shall be in a minimum amount of $100,000,000, and (z) the Borrowers may request a maximum of four Revolving Commitment Increases. At the time of sending such notice, the Borrowers (in consultation with the Agent) shall specify the time period within which each Revolving Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Revolving Lenders).
(c)    Lender Elections. Each Revolving Lender shall notify the Agent within the time period described in Section 2.19(b) whether or not it agrees to increase its Revolving Commitment and, if so, whether by an amount equal to, greater than, or less than its Revolving Commitment Percentage of such Revolving Commitment Increase request. Any Revolving Lender not responding within such time period shall be deemed to have declined to increase its Revolving Commitment. No Revolving Lender shall have any obligation to increase its Revolving Commitment.
(d)    Notification by Agent. The Agent shall notify the Borrowers, each Revolving Lender and the Lead Arrangers, of the Revolving Lenders’ responses to each request made under Section 2.19(b). To achieve the full amount of any Revolving Commitment Increase specified in any Revolving Commitment Increase request, subject to the approval of the Agent (which approval shall not be unreasonably withheld), to the extent that the existing Revolving Lenders decline to increase their Revolving Commitments, or decline to increase their Revolving Commitments in the full amount requested by the Borrowers, other consenting Eligible Assignees (each an “Additional Commitment Lender”) may become a Revolving Lender hereunder and furnish a Revolving Commitment in the amount requested by the Borrowers under Section 2.19(b) and not accepted by the existing Revolving Lenders, provided, however, that without the consent of the Agent, at no time shall the Revolving Commitment of any Additional Commitment Lender be less than $10,000,000. At the request of the Borrowers, one or more of the Lead Arrangers, in consultation with the Borrowers, may, but shall not be required, to use their reasonable efforts to arrange for Revolving Commitments from Additional Commitment Lenders.
(e)    Conditions to Effectiveness of each Commitment Increase. As a condition precedent to each Revolving Commitment Increase, (i) the Borrowers shall deliver to the Agent a certificate of each Borrower dated as of the applicable Increase Effective Date signed by an Authorized Officer of such Borrower (A) certifying and attaching the resolutions adopted by the board of directors (or other applicable governing body) of such Borrower approving or consenting to such Revolving Commitment Increase, and (B) certifying that, before and after giving effect to such Revolving Commitment Increase, the representations and warranties contained in Article V hereof and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date, except to the extent (1) such representations or warranties are qualified by a materiality standard, in which case they shall be true and correct in all respects, and (2) such representations or warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), (ii) the Loan Parties other than the Borrowers shall deliver an “acknowledgment and acceptance” of the Revolving Commitment Increase in form reasonably satisfactory to the Agent, (iii) if applicable, the Borrowers, the Agent, and any Additional Commitment Lender shall have executed and delivered a joinder to the Loan Documents in such form as the Agent shall reasonably require; (iv) to the extent that the Revolving Commitment Increase shall take the form of a term loan tranche, this Agreement shall be amended, in form and substance reasonably satisfactory to the Agent, to include such terms as are customary for a term loan commitment, including that the term loan advances shall (A) have a maturity date no earlier than the Extended Termination Date, (B) if subject to amortization, shall have an average weighted life not less than the Extended Termination Date, and (C) may not be voluntarily prepaid unless contemporaneously therewith, the other Revolving Commitments are ratably permanently reduced; (iv) the Borrowers shall have paid such fees to the applicable Lead Arrangers (to the extent that such Lead Arrangers provide assistance in arranging the Revolving Commitment Increases of Additional Commitment Lenders), the Additional Commitment Lenders and the other Revolving Lenders who agree to increase their Revolving Commitments, as the Borrowers and the applicable Lead Arrangers, the Additional Commitment Lenders and the other Revolving Lenders, respectively, may agree; (v) the Borrowers shall deliver to the Agent and the Lenders an opinion or opinions, in form and substance reasonably satisfactory to the Agent, from counsel to the Borrowers reasonably satisfactory to the Agent and dated such date; (vi) the Borrowers shall have delivered to the Agent an updated Borrowing Base Certificate dated as of the Increase Effective Date, and (vii) no Default or Event of Default shall exist or result from the Revolving Commitment Increase. The Borrowers shall prepay any Advances outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 9.04(c)) and may borrow on a non-ratable basis from any Revolving Lender or Additional Commitment Lender committed to a portion of the applicable Revolving Commitment Increase, in each case to the extent necessary to keep the outstanding Advances ratable with any revised Revolving Commitment Percentage arising from any non-ratable increase in the Revolving Commitments under this Section.
Each of the parties hereto hereby agrees that the Agent may take any and all further action as may be reasonably necessary to ensure that all Advances in respect of Revolving Commitment Increases, when originally made, are included in each Borrowing of outstanding Advances on a pro rata basis. The Borrower agrees that Section 9.04(c) shall apply to any conversion of Eurodollar Rate Advances to Base Rate Advances reasonably required by the Agent to effect the foregoing.
(f)    Effective Date and Allocations. If the Revolving Commitments are increased after April 8, 2016 in accordance with this Section, the Agent (in consultation with the Borrowers) shall determine the effective date (each, an “Increase Effective Date”) and the final allocation of the Revolving Commitment Increase, giving effect to the occurrence of the applicable Increase Effective Date. The Agent shall promptly notify the Borrowers and the Revolving Lenders of such final allocation and the Increase Effective Date, and on the Increase Effective Date (i) the Aggregate Revolving Commitments under, and for all purposes of, this Agreement shall be increased by the aggregate amount of the Revolving Commitment Increase, and (ii) the applicable Schedule to the Agreement shall be deemed modified, without further action, to reflect the revised Commitments of the Revolving Lenders.
(g)    Other Provisions That portion of the Revolving Commitment of each Revolving Lender and Additional Commitment Lender constituting its portion of any Revolving Commitment Increase under this Section 2.19 (i) other than in the case of a term loan, shall bear interest and be entitled to receive letter of credit fees at the rates provided for 2015 Extending Lenders, (ii) shall, other than in the case of a term loan, receive Commitment Fees based on ~~the Restated Commitment Fee Grid~~Section 2.05(a) hereof, (iii) shall terminate on the Extended Termination Date or in the case of a term loan on or after the Extended Termination Date, and (iv) except as provided in clause (e) hereof, shall otherwise be on the same terms as set forth in, and be entitled to the benefits of, this Agreement and the other Loan Documents.
(h)    Conflicting Provisions. This Section shall supersede any provisions in Sections 2.16 or 9.01 to the contrary. Each of the parties hereto hereby agrees that, upon any Increase Effective Date, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Revolving Commitment Increase, without need for further consents pursuant to Section 9.01. Any such deemed amendment may be memorialized in writing by the Agent with the Borrowers’ and Co-Collateral Agents’ consent (not to be unreasonably withheld) and furnished to the other parties hereto.
SECTION 2.20.    FILO Facility.
(a)    Request for FILO Facility After July 21, ~~2015.~~2015. In addition to the Borrowers’ rights to request a Revolving Commitment Increase under Section 2.19, after July 21, 2015, provided no Default or Event of Default then exists or would arise therefrom, upon notice to the Agent (which shall promptly notify the Revolving Lenders) and the Co-Collateral Agents, the Borrowers may request that the Revolving Lenders establish a “first-in, last-out” facility (the “FILO Facility”), which may take the form of either a revolving or term facility; provided, however, that (w) the consent of the Co-Collateral Agents, whose consent shall not be unreasonably withheld, shall be required for the establishment of a FILO Facility, (x) the aggregate FILO Commitments and FILO Loans shall not exceed $500,000,000 in the aggregate at any one time outstanding, (y) any request for the establishment of a FILO Facility shall be in a minimum amount of $100,000,000, and (z) there shall be no more than one FILO Facility outstanding at any time. In order to establish any FILO Facility, the Borrowers shall provide a notice to the Agent and the Co-Collateral Agents setting forth the proposed terms of the FILO Facility, which shall be determined in consultation with the Agent and, in any case, include the following: (i) the same maturity date as the Extended Termination Date, or any later date for the termination of Revolving Commitments established pursuant to Section 2.18, (ii) provide that payments of interest and fees (including both commitment and up-front fees) may be at different rates on the FILO Facility from those relating to the Revolving Commitments (and related outstandings), the Term Loan and the 2016 Term Loan, (iii) require that the FILO Facility be (A) to the extent the FILO Facility is a term loan facility, fully funded on the effective date thereof, and (B) to the extent the FILO Facility is a revolving facility, funded on the effective date thereof in an amount not less than the lesser of the full amount thereof and the amount necessary to repay any then outstanding Advances, and thereafter be drawn in full prior to the making of any Advance under the Revolving Commitments, (iv) provide for a draw condition on the FILO Facility that the aggregate amount outstanding under the FILO Facility shall not exceed the lesser of (1) Incremental Availability and (2) the FILO Commitment, (v) provide that FILO Loans may not be prepaid, or the FILO Commitments reduced, in whole or in part unless no Default or Event of Default then exists and is continuing and, after giving effect to such prepayment or reduction, Pro Forma and Projected Capped Excess Availability is at least 50% of the Line Cap, (vi) require the Agent to establish and adjust the FILO Reserve as and when applicable, (vii) include such inter-lender provisions as may be reasonably acceptable to the Co-Collateral Agents, and (viii) include such other modifications (including, without limitation, to the definitions of “Required Lenders” and “Supermajority Lenders”) as the Co-Collateral Agents and the Borrowers may determine necessary or appropriate. At the time of sending such notice, the Borrowers (in consultation with the Agent) shall specify the time period within which each Revolving Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Revolving Lenders).
(b)    Lender Elections. Each Revolving Lender shall notify the Agent within the time period described in Section 2.20(a) whether or not it agrees to participate in the FILO Facility and, if so, whether by an amount equal to, greater than, or less than its Revolving Commitment Percentage. Any Revolving Lender not responding within such time period shall be deemed to have declined to participate in the FILO Facility. No Revolving Lender shall have any obligation to participate in the FILO Facility.
(c)    Notification by Agent. The Agent shall notify the Borrowers, each Revolving Lender and the Lead Arrangers, of the Revolving Lenders’ responses to each request made under Section 2.20(a). To achieve the full amount of the FILO Facility specified in any request made by the Borrowers, subject to the approval of the Agent (which approval shall not be unreasonably withheld), to the extent that the existing Revolving Lenders decline to participate in the FILO Facility, or decline to participate in an amount equal to its Revolving Commitment Percentage, other consenting Eligible Assignees may become a FILO Lender hereunder and furnish a FILO Commitment in the amount requested by the Borrowers under Section 2.20(a) and not accepted by the existing Revolving Lenders, provided, however, that without the consent of the Agent, at no time shall the FILO Commitment of any FILO Lender be less than $~~10,000,000.~~10,000,000, and provided further that, at no time shall any Permitted Holder Lender hold any portion of any FILO Facility hereunder. At the request of the Borrowers, one or more of the Lead Arrangers, in consultation with the Borrowers, may, but shall not be required, to use their reasonable efforts to arrange for FILO Commitments from Eligible Assignees.
(d)    Conditions to Effectiveness of FILO Facility. As a condition precedent to the establishment of the FILO Facility after July 21, 2015, (i) the Borrowers shall deliver to the Agent a certificate of each Borrower signed by an Authorized Officer of such Borrower (A) certifying and attaching the resolutions adopted by the board of directors (or other applicable governing body) of such Borrower approving or consenting to the establishment of the FILO Facility, and (B) certifying that, before and after giving effect to the establishment of the FILO Facility, the representations and warranties contained in Article V hereof and the other Loan Documents are true and correct in all material respects on and as of the effective date of the FILO Facility, except to the extent (1) such representations or warranties are qualified by a materiality standard, in which case they shall be true and correct in all respects, and (2) such representations or warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), (ii) the Loan Parties other than the Borrowers shall deliver an “acknowledgment and acceptance” of the establishment of the FILO Facility in form reasonably satisfactory to the Agent, (iii) the Borrowers shall have paid such fees to the applicable Lead Arrangers (to the extent that such Lead Arrangers provide assistance in arranging the FILO Facility), and the FILO Lenders, as the Borrowers and the applicable Lead Arrangers and the FILO Lenders, respectively, may agree; (iv) the Borrowers shall deliver to the Agent and the Lenders an opinion or opinions, in form and substance reasonably satisfactory to the Agent, from counsel to the Borrowers reasonably satisfactory to the Agent and dated such date; (v) the Borrowers shall have delivered to the Agent an updated Borrowing Base Certificate dated as of the effective date of the FILO Facility, (vi) if applicable, the Borrowers, the Agent, and any Eligible Assignee which becomes a FILO Lender shall have executed and delivered a joinder to the Loan Documents in such form as the Agent shall reasonably require; (vii) this Agreement shall have been amended to the extent necessary to reflect the existence and terms of the FILO Facility and to effect other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Agent and the Borrowers to effect the provisions of this Section, with the consent of the FILO Lenders, the Co-Collateral Agents and the Borrower (such consents not to be unreasonably withheld) , but without the need for further consents from the Lenders, and (viii) no Default or Event of Default shall exist or result from the establishment of the FILO Facility. The Borrowers shall use the proceeds of the FILO Facility to prepay any Advances outstanding on the effective date thereof (and pay any additional amounts required pursuant to Section 9.04(c)); provided that, in the event the FILO Facility takes the form of a term loan facility, the Borrowers may decline to prepay the Advances outstanding on the effective date thereof if, immediately after giving effect to the funding of the FILO Facility and the application of the proceeds thereof, Capped Excess Availability is not less than the sum of (1) $150,000,000 plus (2) the amount of the proceeds of such FILO Facility, net of related fees and expenses paid at the closing of such FILO Facility.
(e)    Effective Date and Allocations. If the FILO Facility is established after July 21, 2015 in accordance with this Section, the Agent (in consultation with the Borrowers) shall determine the effective date and the final allocation of the FILO Commitments. The Agent shall promptly notify the Borrowers and the FILO Lenders of such final allocation and the effective date of the FILO Facility, and on the effective date the Schedule to the Agreement shall be deemed modified, without further action, to reflect the FILO Commitments of the FILO Lenders.
SECTION 2.21.    Permitted Overadvances. The Agent may, in its discretion, make Permitted Overadvances without the consent of the Lenders, the Swingline Lender and the Issuing Lenders, and each Lender shall be bound thereby. Any Permitted Overadvance may constitute a Swingline Advance. A Permitted Overadvance is for the account of the Borrowers and shall constitute a Base Rate Advance and an Obligation (as defined in the Guarantee and Collateral Agreement) and shall be repaid by the Borrowers in accordance with the provisions of Section 2.03(b) or 2.11(c), as applicable. The making of any such Permitted Overadvance on any one occasion shall not obligate the Agent or any Lender to make or permit any Permitted Overadvance on any other occasion or to permit such Permitted Overadvances to remain outstanding. The making by the Agent of a Permitted Overadvance shall not modify or abrogate any of the provisions of Article III regarding the Lenders’ obligations to purchase participations with respect to Letters of Credit or of Section 2.04 regarding the Lenders’ obligations to purchase participations with respect to Swingline Advance. The Agent shall have no liability for, and no Loan Party or Credit Party shall have the right to, or shall, bring any claim of any kind whatsoever against the Agent with respect to “inadvertent Overadvances” (i.e. where an Overadvance results from changed circumstances beyond the control of the Agent (such as a reduction in the collateral value)) regardless of the amount of any such Overadvance(s).

ARTICLE III
AMOUNT AND TERMS OF THE LETTERS OF CREDIT
SECTION 3.01.    L/C Commitment.
(a)    Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.04(a), agrees to issue Letters of Credit for the account of any Borrower (on behalf of such Borrower or on behalf of any other Group Member) on any Business Day during the period from the Effective Date until the Extended Termination Date in such form as may be approved from time to time by such Issuing Lender; provided that no Issuing Lender shall have any obligation to issue any Letter of Credit if (i) after giving effect to such issuance, the L/C Obligations would exceed the L/C Commitment or (ii) the face amount of the requested Letter of Credit, when aggregated with all other then outstanding Extensions of Credit (excluding FILO Extensions of Credit), shall not exceed the Line Cap at such time; provided further that each Issuing Lender may, but shall not be required to, issue Letters of Credit such that the aggregate L/C Obligations attributable to all such outstanding Letters of Credit issued by such Issuing Lender exceed $500,000,000. Each Letter of Credit shall (i) be denominated in Dollars or any other lawful foreign currency which is approved in writing on a case by case basis by the Issuing Lender and the Agent in their sole and absolute discretion and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance, or (y) subject to the provisions of Section 6.01(p), the date that is five (5) Business Days prior to the Extended Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which, subject to the provisions of Section 6.01(p)) shall in no event extend beyond the date referred to in clause (y) above). Each Application and each Letter of Credit shall be subject to the International Standby Practices (ISP 98) of the International Chamber of Commerce (in the case of Standby L/Cs) or the Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce (in the case of Commercial L/Cs) and, to the extent not inconsistent therewith, the laws of the State of New York.
(b)    The Issuing Lender shall not at any time be obligated to issue any Letter of Credit if (i) such issuance would conflict with, or cause the Issuing Lender or any Revolving Lender to exceed any limits imposed by, any applicable Requirement of Law, (ii) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing such Letter of Credit, or any law applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Issuing Lender in good faith deems material to it; (iii) such issuance would violate one or more policies of the Issuing Lender applicable to letters of credit generally, or (iv) any Revolving Lender is at such time a Defaulting Lender hereunder, unless the Issuing Lender has entered into arrangements, including the delivery of cash collateral, satisfactory to the Issuing Lender (in its sole discretion) with the Borrowers or such Defaulting Lender to eliminate the Issuing Lender’s actual or potential Fronting Exposure (after giving effect to Section 8.12(a)(iv) with respect to the Defaulting Lender arising from either (x) the Letter of Credit then proposed to be issued or (y) that Letter of Credit and all other L/C Obligations as to which the Issuing Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion.
SECTION 3.02.    Procedure for Issuance of Letter of Credit. (a) Any Borrower may from time to time request that the Issuing Lender issue a Commercial L/C or Standby L/C for its account (on behalf of such Borrower or on behalf of any other Group Member) by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the applicable Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the applicable Borrower promptly following the issuance thereof. The Issuing Lender shall promptly notify the Agent of the issuance, extension or amendment of Letters of Credit and any drawings or other payments under Letters of Credit.
(b)    Any letter of credit issued by an Issuing Lender under any Other LC Facility for the account of a Borrower (each, an “Other LC”), may, at the election of the Borrowers and with the consent of the applicable Issuing Lender, be deemed issued under this Agreement, provided that (1) the Borrowers execute and deliver a Transfer Notice to the Agent three (3) Business Days prior to the date proposed for the transfer of such Other LC to governance hereunder (the “Transfer Date”), (2) the issuance of such Other LC would be permitted under this Agreement and all conditions precedent to such issuance would be satisfied on the Transfer Date as if such letters of credit were newly issued hereunder on the Transfer Date, (3) after giving effect to the transfer of the Other LC, either (x) Projected and Pro Forma Capped Excess Availability shall be at least 50% of the Line Cap, or (y) both (i) Projected and Pro Forma Capped Excess Availability shall be at least 25% of the Line Cap, and (ii) the Pro Forma Fixed Charge Coverage Ratio shall be at least 1.0: 1.0, and (4) no Default or Event of Default shall have occurred and be continuing as of the Transfer Date, or shall arise as a result of the deemed issuance of such Other LC hereunder.
(c)    Any Letter of Credit issued by an Issuing Lender under this Agreement for the account of a Borrower, may, at the election of the Borrowers and with the consent of the applicable Issuing Lender, be deemed issued under any Other LC Facility, provided that (1) the Borrowers and the issuing lender under the Other LC Facility execute and deliver an Other LC Transfer Notice to the Agent three (3) Business Days prior to the date proposed for the transfer of such Letter of Credit to governance under the Other LC Facility (the “Other LC Transfer Date”), (2) after giving effect to such transfer to the Other LC Facility, outstanding Letters of Credit issued under this Agreement shall be in an aggregate stated amount of at least $500,000,000, and (3) the issuance of such Other LC would be permitted under the Other LC Facility and all conditions precedent to such issuance would be satisfied on the Other LC Transfer Date as if such letters of credit were newly issued thereunder on the Other LC Transfer Date.
SECTION 3.03.    Fees and Other Charges. (a) The Borrowers will pay a fee on the face amount of all outstanding Letters of Credit (provided, however, that with respect to any Letter of Credit that, by its terms provides for one or more automatic increases in the amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is in effect at such time) at a per annum rate equal to (i) in the case of each Standby L/C and Banker’s Acceptance, (A) with respect to the 2015 Non-Extending Lenders (to be shared ratably amongst them), the Applicable Margin then in effect with respect to Eurodollar Rate Advances and (B) with respect to 2015 Extending Lenders (to be shared ratably amongst them), the Extended Term Applicable Margin then in effect with respect to Eurodollar Rate Advances and (ii) in the case of each Commercial L/C, (A) with respect to the 2015 Non-Extending Lenders, 50% of the Applicable Margin then in effect with respect to Eurodollar Rate Advances and (B) with respect to 2015 Extending Lenders, 50% of the Extended Term Applicable Margin then in effect with respect to Eurodollar Rate Advances, in each case payable quarterly in arrears the 5th day subsequent to the last day of each April, July, October and January after the issuance date (provided that, during the continuation of a Cash Dominion Event, such payment shall be made on the 5th day subsequent to the last day of each month after the issuance date). In addition, the Borrowers shall pay to the Issuing Lender for its own account a fronting fee in an amount to be agreed upon by the applicable Issuing Lender and the Borrowers (but in no event to exceed 0.125% per annum) on the undrawn and unexpired amount of each Letter of Credit, payable quarterly in arrears on the 5th day subsequent to the last day of each April, July, October and January after the issuance date (provided that, during the continuation of a Cash Dominion Event, such payment shall be made on the 5th day subsequent to the last day of each month after the issuance date).
(b)    In addition to the foregoing fees, the Borrowers shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit, unless otherwise agreed.
SECTION 3.04.    Letter of Credit Participations. (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each Revolving Lender, and, to induce the Issuing Lender to issue Letters of Credit, each Revolving Lender irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such Revolving Lender’s own account and risk an undivided interest equal to such Revolving Lender’s Revolving Commitment Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder. Each Revolving Lender agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrowers in accordance with the terms of this Agreement, such Revolving Lender shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such Revolving Lender’s Revolving Commitment Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. Each Revolving Lender’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right that such Revolving Lender may have against the Issuing Lender, the Borrowers or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article IV, (iii) any adverse change in the condition (financial or otherwise) of the Borrowers or any other Loan Party, (iv) any breach of this Agreement or any other Loan Document by the Borrowers, any other Loan Party or any other Revolving Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that each Revolving Lender shall only be obligated to make any such payment in Dollars (and not any foreign currency) in accordance with the provisions of Section 3.10 hereof.
(b)    If any amount required to be paid by any Revolving Lender to the Issuing Lender pursuant to Section 3.04(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such Revolving Lender shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any Revolving Lender pursuant to Section 3.04(a) is not made available to the Issuing Lender by such Revolving Lender within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such Revolving Lender, on demand, such amount with interest thereon calculated from such due date at the rate per annum set forth in Section 2.08(a)(i) or Section 2.08(c)(i), as applicable, applicable to Base Rate Advances. A certificate of the Issuing Lender submitted to any Revolving Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.
(c)    Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any Revolving Lender its pro rata share of such payment in accordance with Section 3.04(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the applicable Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such Revolving Lender its pro rata share thereof (appropriately adjusted to reflect whether such payment is owed to a Non-Extending Lender (including a 2015 Non-Extending Lender) or an Extending Lender (including a 2015 Extending Lender) and whether the corresponding interest rate owed to such Lender is calculated in accordance with Section 2.08(a) or 2.08(c)); provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such Revolving Lender shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

SECTION 3.05.    Reimbursement Obligation of the Borrowers. If any draft is paid under any Letter of Credit, the applicable Borrower shall reimburse the Issuing Lender for the amount of (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment, not later than 12:00 Noon on (i) the Business Day that the applicable Borrower receives notice of such draft, if such notice is received on such day prior to 10:00 A.M. or (ii) if clause (i) above does not apply, the Business Day immediately following the day that the applicable Borrower receives such notice; provided, that if the total reimbursement amount set forth in clauses (a) or (b) above is not less than $5,000,000 or $500,000, respectively, the applicable Borrower may, subject to the conditions to borrowing set forth herein, request that such reimbursement be financed with a Base Rate Advance or Swingline Advance in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Advance. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars (or if the Letter of Credit is issued in a currency other than Dollars, in such currency or the Dollar equivalent thereof calculated in accordance with the provisions of Section 3.10) and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (x) until the Business Day next succeeding the date of the relevant notice, Section 2.08(a)(i) or Section 2.08(c)(i), as applicable, with respect to the portions of the applicable draft attributable to 2015 Non-Extending Lenders and 2015 Extending Lenders, respectively, and (y) thereafter, Section 2.08(d).

SECTION 3.06.    Obligations Absolute. Each Borrower’s obligations under this Article III shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment that any Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. Each Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and such Borrower’s Reimbursement Obligations under Section 3.05 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among such Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of such Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. Each Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on such Borrower and shall not result in any liability of the Issuing Lender to such Borrower.

SECTION 3.07.    Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the applicable Borrower of the date and amount thereof. The responsibility of the Issuing Lender to the Borrowers in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

SECTION 3.08.    Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.

SECTION 3.09.    Use of Letters of Credit. The Letters of Credit shall be available (and each Borrower agrees that it shall use such Letters of Credit) for general corporate purposes of Holdings and its Subsidiaries.

SECTION 3.10.    Currency Equivalents Generally. Any amount specified in this Agreement (including pursuant to Section 3.05 above) to be in a currency other than Dollars shall also include the equivalent of such amount in Dollars, such equivalent amount to be determined by the Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars. For purposes of this Section 3.10, the “Spot Rate” for a currency means the rate determined by the Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date of such determination; provided that the Agent may obtain such spot rate from another financial institution designated by the Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.
ARTICLE IV
CONDITIONS TO EFFECTIVENESS
SECTION 4.01.    Conditions Precedent to Effectiveness. The effectiveness of this Agreement is conditioned upon satisfaction of the following conditions precedent:
(a)    The Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by an Authorized Officer of the signing Loan Party, each dated July 21, 2015 (or, in the case of certificates of governmental officials, a recent date before July 21, 2015) and each in form and substance satisfactory to the Agent and the Co-Collateral Agents:
(i)    this Agreement duly executed by each of Holdings, the Borrowers, the Agent, the Co-Collateral Agents, and the Lenders.
(ii)    the Security Documents or amendments thereto or restatements thereof (including, without limitation, the Guarantee and Collateral Agreement), in each case to the extent reasonably requested by the Agent, each duly executed by the applicable Loan Parties;
(iii)    all other Loan Documents, or amendments thereto or restatements thereof to the extent reasonably requested by the Agent, each duly executed by the applicable Loan Parties;
(iv)    such certificates of resolutions or other action, incumbency certificates and/or other certificates of Authorized Officers of each Loan Party as the Agent may reasonably require evidencing (A) the authority of each Loan Party to enter into this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party and (B) the identity, authority and capacity of each Authorized Officer thereof authorized to act as an Authorized Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;
(v)    copies of each Loan Party’s organization or other governing documents and such other documents and certifications as the Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where failure to so qualify could reasonably be expected to have a Material Adverse Effect;
(vi)    An opinion of in house counsel to Holdings and of one or more special or local counsel to Holdings, the Borrowers, and the other Loan Parties, addressed to the Agent, the Co-Collateral Agents and each Lender as to such matters as the Agent and Co-Collateral Agents may reasonably request;
(vii)    a certificate signed by an Authorized Officer of Holdings and the Borrowers certifying (A) that the conditions specified in Section 4.02 have been satisfied, (B) to the Solvency of the Loan Parties, taken as a whole, as of July 21, 2015 after giving effect to the transactions contemplated hereby, and (C) that the Perfection Certificate is true and correct in all material respects;
(viii)    evidence that all insurance (including endorsements) required to be maintained pursuant to Section 6.01(c) has been obtained and is in effect;
(ix)    A Borrowing Base Certificate, duly completed and executed by an Authorized Officer of Holdings, together with supporting information satisfactory to the Co-Collateral Agents in their Permitted Discretion, and dated as of the end of June 2015.
(x)    results of searches or other evidence reasonably satisfactory to the Co-Collateral Agents (in each case dated as of a date reasonably satisfactory to the Co-Collateral Agents) indicating the absence of Liens on the assets of the Loan Parties, except for Liens permitted by Section 6.02(a);
(xi)    duly executed Credit Card Notifications, Third Party Payor Notifications and Blocked Account Agreements required pursuant to Section 6.01(m);
(xii)    a duly executed agreement from each Subsidiary of Holdings which is not a Loan Party and which owns any real estate constituting a warehouse or DC that houses collateral or owns Related Intellectual Property, pursuant to which each such Subsidiary grants to the Co-Collateral Agents a rent-free or royalty-free (as applicable) license to use such real estate and Related Intellectual Property in connection with the Co-Collateral Agents’ enforcement of their remedies under the Loan Documents with respect to the Collateral, during the occurrence and continuation of an Event of Default; and
(xiii)    such other customary certificates, documents or consents as the Agent and the Co-Collateral Agents reasonably may require.
(b)    all actions required by law or reasonably requested by the Co-Collateral Agents to be undertaken, and all, documents and instruments, including Uniform Commercial Code financing statements and Blocked Account Agreements, required by law or reasonably requested by the Co-Collateral Agents to be filed, registered, or recorded to create or perfect the Liens intended to be created under the Loan Documents and all such documents and instruments shall have been so filed, registered or recorded to the satisfaction of the Agent
(c)    Capped Excess Availability shall be equal to or greater than $1,000,000,000.
(d)    Reserved.
(e)    The REIT Transaction shall have been consummated (or shall be consummated substantially concurrently with the effectiveness of this Agreement) on terms and conditions satisfactory to the Agent and the Co-Collateral Agents, the Borrowers shall have received the net cash proceeds therefrom, that together with the proceeds realized from the Macerich, Simon Property Group and General Growth Properties real estate transactions, and certain other real estate transactions completed after April 1, 2015, amount to at least $2,500,000,000, and such cash proceeds shall be used to repay the outstanding Revolving Advances (as defined in the Existing Credit Agreement).
(f)    Revolving Lenders holding a majority of the Revolving Commitments (such amount to be no less than $1,637,500,000) shall have agreed to become 2015 Extending Lenders.
(g)    The Required Lenders under the Existing Credit Agreement shall have consented to this Agreement, after giving effect to reductions and/or reallocations of commitments under the Existing Credit Agreement.
(h)    The conditions set forth in Section 4.02 shall be satisfied.

(i)    There shall have been no event or circumstance since January 31, 2015 that has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
(j)    All fees required to be paid to the Agent, the Co-Collateral Agents or the Lead Arrangers on or before July 21, 2015 shall have been paid in full, and all fees required to be paid to the Lenders on or before July 21, 2015 shall have been paid in full.
(k)    The Borrowers shall have paid all costs and expenses of the Agent and the Co-Collateral Agents (to the extent set forth in Section 9.04(a)) incurred in connection with or relating to this Agreement and the other Loan Documents, including reasonable fees, charges and disbursements of counsel to the Agent and each Co-Collateral Agent, to the extent invoiced prior to or on July 21, 2015, (provided that such payment shall not thereafter preclude a final settling of accounts between the Borrowers and the Agent and the Co-Collateral Agents).
SECTION 4.02.    Conditions Precedent to Each Extension of Credit. The obligation of each Lender to make an Extension of Credit on any date shall be subject to the conditions precedent that the effectiveness of this Agreement shall have occurred and on the date of such Extension of Credit the following statements shall be true (and each of the giving of the applicable Notice of Borrowing or Application for a Letter of Credit, as the case may be, and the acceptance by the applicable Borrower of the proceeds of such Borrowing or the issuance of such Letter of Credit, as applicable, shall constitute a representation and warranty by the applicable Borrower that on the date of such Borrowing or Letter of Credit issuance such statements are true):
(i)    the representations and warranties made by each Loan Party in or pursuant to the Loan Documents are true and correct on and as of such date in all material respects, before and after giving effect to such Extension of Credit and to the application of the proceeds therefrom, as though made on and as of such date, except to the extent that (A) such representations or warranties are qualified by a materiality standard, in which case they shall be true and correct in all respects, (B) such representations or warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), and (C) such representations relate to Section 5.01(f), in which case the representation shall be limited to clause (c) of the definition of “Material Adverse Effect”;
(ii)    no event has occurred and is continuing, or would result from such Extension of Credit or from the application of the proceeds therefrom, that constitutes a Default or an Event of Default; and
(iii)    after giving effect to such Extension of Credit, (A) the Total Extensions of Credit (other than FILO Extensions of Credit) will not exceed the Line Cap, and (B) no Collateral Coverage Event (as defined in the Indenture for the Existing Second Lien Notes) shall result therefrom.
The conditions set forth in this Section 4.02 are for the sole benefit of the Credit Parties but until the Required Lenders otherwise direct the Agent to cease making Extensions of Credit, the Revolving Lenders will fund their Revolving Commitment Percentage of all Advances and participate in all Swingline Advances and Letters of Credit whenever made or issued, which are requested by a Borrower and which, notwithstanding the failure of the Loan Parties to comply with the provisions of this Article IV, are agreed to by the Agent acting in the interests of the Credit Parties, provided, however, the making of any such Extensions of Credit shall not be deemed a modification or waiver by any Credit Party of the provisions of this Article IV on any future occasion or a waiver of any rights or the Credit Parties as a result of any such failure to comply.

ARTICLE V
REPRESENTATIONS AND WARRANTIES
SECTION 5.01.    Representations and Warranties of the Borrowers. Holdings and the Borrowers hereby jointly and severally represent and warrant as follows:

(a)    Each Loan Party (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (ii) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party, and the consummation of the transactions contemplated hereby or thereby, are within such Loan Party’s powers, have been duly authorized by all necessary organizational action, and do not contravene (i) the charter or by-laws or other organizational or governing documents of such Loan Party or (ii) law or any contractual restriction binding on or affecting any Loan Party, except, for purposes of this clause (ii), to the extent such contravention would not reasonably be expected to have a Material Adverse Effect.
(c)    No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by any Loan Party of any Loan Document to which it is a party that has not already been obtained if the failure to obtain such authorization, approval or other action could reasonably be expected to result in a Material Adverse Effect.
(d)    Each Loan Document has been duly executed and delivered by each Loan Party party thereto. This Agreement constitutes, and each other Loan Document will constitute upon execution, the legal, valid and binding obligation of each Loan Party party thereto enforceable against such Loan Party in accordance with its respective terms subject to the effect of any applicable bankruptcy, insolvency, reorganization or moratorium or similar laws affecting the rights of creditors generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
(e)    The consolidated balance sheet of Holdings and its Subsidiaries as at January 31, 2015, and the related consolidated statements of income and cash flows of Holdings and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of Deloitte & Touche LLP, independent public accountants, copies of which have been furnished to the Agent, fairly present the consolidated financial condition of Holdings and its Subsidiaries as at such date and the consolidated results of the operations of Holdings and its Subsidiaries for the period ended on such date, all in accordance with GAAP consistently applied.
(f)    Since January 31, 2015, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.
(g)    There is no action, suit, investigation, litigation or proceeding, including any Environmental Action, which is pending or, to Holdings or any Borrower’s knowledge, threatened affecting Holdings, the Borrowers or any of their respective Subsidiaries before any court, Governmental Authority or arbitrator that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect other than as reported in filings with the SEC made prior to the date hereof.
(h)    Following application of the proceeds of each Advance, FILO Loan, the Term Loan and the 2016 Term Loan and the issuance of each Letter of Credit, not more than five (5%) percent of the value of the assets of the Borrowers and their respective Subsidiaries on a consolidated basis will be margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System).
(i)    No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
(j)    All United States Federal income tax returns and all other material tax returns which are required to be filed have been filed by or on behalf of Holdings, the Borrowers and their respective Subsidiaries, and all taxes due with respect to Holdings, the Borrowers and their respective Subsidiaries pursuant to such returns or pursuant to any assessment received by Holdings, the Borrowers or any Subsidiary have been paid except to the extent permitted in Section 6.01(b). The charges, accruals and reserves on the books of Holdings, the Borrowers and their

Subsidiaries in respect of taxes or other governmental charges have been made in accordance with, and to the extent required by, GAAP.
(k)    All written factual information heretofore furnished by Holdings, the Borrowers or their Subsidiaries to the Agent, any Co-Collateral Agent or any Lender (including the Perfection Certificate) for purposes of or in connection with this Agreement or any other Loan Document, taken as a whole, was true and correct in all material respects on the date as of which such information was stated or certified, provided that with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
(l)    (i) Each Loan Party has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property necessary for the conduct of its business and except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and (ii) no Inventory, Credit Card Account Receivable, DC or Related Intellectual Property is subject to any Lien except as permitted by Section 6.02(a).
(m)    Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (i) each Loan Party owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted; (ii) no material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor do Holdings or the Borrowers know of any valid basis for any such claim; and (iii) the use of Intellectual Property by each Group Member does not infringe on the rights of any Person in any material respect.
(n)    Except as set forth on Schedule 5.01(n) or as would not reasonably be expected to result in a Material Adverse Effect, (i) neither a Reportable Event nor a failure to meet minimum required contributions (in accordance with Section 430 or any prior applicable section of the Internal Revenue Code or Section 302 of ERISA) has occurred during the five year period prior to the date on which this representation is made or deemed made with respect to any Plan, (ii) each Plan is in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other applicable federal or state laws, and (iii) no termination of a Single Employer Plan has occurred. Except as set forth on Schedule 5.01(n), no Lien imposed under the Internal Revenue Code or ERISA exists on account of any Plan, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. Each Single Employer Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the United States Internal Revenue Service (the “IRS”) and, to the best knowledge of Holdings and the Borrowers, nothing has occurred which would cause the loss of, such qualification. Except as set forth on Schedule 5.01(n) or as would not reasonably be expected to result in a Material Adverse Effect, the Loan Parties and each ERISA Affiliate have made all required contributions to each Plan subject to Section 430 of the Internal Revenue Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 430 of the Internal Revenue Code has been made with respect to any Plan. There are no pending or, to the best knowledge of Holdings and the Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary duty rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur, in each case that would reasonably be expected to result in a Material Adverse Effect. Neither any Loan Party nor any ERISA Affiliate has incurred, or would reasonably be expected to incur, any liability under Title IV of ERISA with respect to any Pension Plan, other than premiums due and not delinquent under Section 4007 of ERISA or as would not reasonably be expected to have a Material Adverse Effect; neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and, to the knowledge of the Borrowers, no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan except as would not reasonably be expected to have a Material Adverse Effect; and neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that would reasonably be expected to be subject to Sections 4069 or 4212(c) of ERISA. Except as would not reasonably be expected to have a Material Adverse Effect, neither Holdings, the Borrowers nor any Commonly Controlled Entity has had a complete or partial withdrawal (as such terms are defined in Sections 4203 and 4205 of ERISA, respectively) from any Multiemployer Plan that has resulted or would reasonably be expected to result in a liability under ERISA. No such Multiemployer Plan is in Reorganization or Insolvent except as would not reasonably be expected to result in aggregate liability to Holdings and its Subsidiaries of $100,000,000 or more.
(o)    Except as, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, no Group Member (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
(p)    The Guarantee and Collateral Agreement is effective to create in favor of the Co-Collateral Agents, for the benefit of the Credit Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. When financing statements and other filings specified on Schedule 5.01(p) in appropriate form are filed in the offices specified on Schedule 5.01(p), the Guarantee and Collateral Agreement shall, to the extent a security interest therein can be perfected by filing a UCC financing statement, constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to the Lien or claim of any other Person (except Liens permitted by Section 6.02(a) which by operation of law would have priority over the Liens securing the Obligations).
(q)    The Loan Parties, taken as a whole, are, and after giving effect to the incurrence of all Debt and obligations incurred in connection herewith will be, Solvent.
(r)    The properties of the Loan Parties are insured as required pursuant to Section 6.01(c) hereof. Each insurance policy required to be maintained by the Loan Parties pursuant to Section 6.01(c) is in full force and effect and all premiums in respect thereof that are due and payable have been paid.
(s)    As of July 21, 2015: (1) except as set forth in the Perfection Certificate, there are no outstanding rights to purchase any equity interests in any Subsidiary of a Loan Party, and (2) the copies of the organization and governing documents of each Loan Party and each amendment hereto provided pursuant to Section 4.01are true and correct copies of each such document, each of which is valid and in full force and effect.
(t)    As of July 21, 2015, except as would not reasonably be expected to have individually or in the aggregate, a Material Adverse Effect, (a) there are no strikes, lockouts, slowdowns or other material labor disputes against any Loan Party or any Subsidiary thereof pending or, to the knowledge of Holdings or any Borrower, threatened, (b) the hours worked by and payments made to employees of the Loan Parties comply with the Fair Labor Standards Act and any other applicable federal, state, local or foreign law dealing with such matters, (c) all payments due from any Loan Party and its Subsidiaries, or for which any claim may be made against any Loan Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or properly accrued in accordance with GAAP as a liability on the books of such Loan Party. Except as set forth on Schedule 5.01(t) (as updated by the Borrowers from time to time) (i) no Loan Party or any Subsidiary is a party to or bound by any collective bargaining agreement, management agreement or any material bonus, restricted stock, stock option, or stock appreciation plan or agreement or any similar plan, agreement or arrangement (excluding in each case individual employment agreements) and (ii) no employee of a Loan Party is also an employee of the Permitted Holder. There are no representation proceedings pending or, to the knowledge of Holdings or any Borrower, threatened to be filed with the National Labor Relations Board, and no labor organization or group of employees of any Loan Party or any Subsidiary has made a pending demand for recognition, in each case which would individually or in the aggregate reasonably be expected to result in a Material Adverse Effect. There are no complaints, unfair labor practice charges, grievances, arbitrations, unfair employment practices charges or any other claims or complaints against any Loan Party or any Subsidiary pending or, to the knowledge of Holdings or any Borrower, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any employee of any Loan Party or any of its Subsidiaries which would, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect. The consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party or any of its Subsidiaries is bound, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(u)    No broker or finder brought about the obtaining, making or closing of the Advances, the Term Loan or the 2016 Term Loan or transactions contemplated by the Loan Documents, and, other than amounts payable pursuant to the Fee Letters, no Loan Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.
(v)    No Loan Party has any obligation to any Permitted Holder with respect to any consulting, management or similar fee; provided, that, for the avoidance of doubt, the foregoing shall not apply to (i) any arrangement disclosed in Holdings' annual report on form 10-K for the fiscal year ended January 31, 2015; (ii) any employment arrangement between any Loan Party and an individual Person who is also an employee of a Permitted Holder, so long as such employment arrangements are (x) on terms that are fair and reasonable and comparable to terms provided to employees in comparable positions for companies of a comparable size and no less favorable to such Loan Party than it would obtain in a comparable arm's length transaction with a Person that is not an employee of a Permitted Holder and (y) in the case of any officer (as defined in Rule 16a-1 under the Securities Exchange Act of 1934) or director of Holdings, any beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of more than 10.0% of Holdings' equity interests or any Person that ranks in the top five in compensation among all employees of the Loan Parties, approved by a majority of disinterested members of the board of directors of Holdings in good faith; or (iii) any obligation arising from any financial advisory, financing or underwriting services or other investment banking activities provided by a Permitted Holder so long as (x) such services directly relate to and are provided in conjunction with an acquisition or divestiture or other specific transaction conducted outside the ordinary course of business, (y) such services are on terms that are fair and reasonable and comparable to terms provided by independent financial advisory, financing or underwriting service provider or other investment banking service providers and (z) compensation for such services are approved by a majority of disinterested members of the board of directors of Holdings in good faith.
(w)    To the extent applicable, each Loan Party is in compliance, in all material respects, with (i) the United States Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (ii) the PATRIOT Act, (iii) the United States Foreign Corrupt Practices Act of 1977, and (iv) the Corruption of Foreign Public Officials Act, as amended (the “FCPA”). No part of the proceeds of any credit extensions will be used, directly or, to the Loan Parties’ knowledge, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA.
(x)    None of Holdings, the Borrowers, any of their respective Subsidiaries, nor any Permitted Holder or Significant Holder is an Affiliate of the Sears Holdings Pension Plan. The Sears Holdings Pension Plan qualifies as an Eligible Assignee pursuant to the definition thereof (without giving effect to clause (c) of such definition).
(y)    ~~(x)~~ None of Holdings, the Borrowers, nor any of their respective Subsidiaries, nor, to the knowledge of the Borrowers, any director, officer, employee, agent or affiliate of the Borrowers is an individual or entity (for purposes of this clause (x), a “Person”) that is, or is owned or controlled by Persons that are the subject of any sanctions (A) administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other applicable sanctions authority or (B) pursuant to the U.S. Iran Sanctions Act, as amended, or Executive Order 13590 (collectively, “Sanctions”) or (C) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions (including, without limitation, Burma/Myanmar, Iran, North Korea, Sudan and Syria). The Loan Parties will not, directly or, to their knowledge, indirectly, use the proceeds of any credit extensions, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person in any manner that would directly or indirectly result in a violation of Sanctions by any Person.

ARTICLE VI
COVENANTS
SECTION 6.01.    Affirmative Covenants. So long as any Advance or other Obligation (other than contingent indemnification obligations for which no claim shall have then been asserted) shall remain unpaid, any Letter of Credit shall remain outstanding (unless the same has been cash collateralized in an amount equal to 105% of the aggregate then undrawn and unexpired amount of such Letters of Credit and all other Reimbursement Obligations or back-to-back letters of credit from an issuer and on terms acceptable to the Issuing Lender have been provided in respect of such Letters of Credit) or any Lender shall have any Commitment hereunder, each of Holdings and the Borrowers will, and will cause each of their Subsidiaries to:
(a)    Compliance with Laws, Etc. Comply in all respects with all applicable Requirements of Law, such compliance to include compliance with ERISA and Environmental Laws, except for such non-compliance as would not reasonably be expected to have a Material Adverse Effect.
(b)    Payment of Taxes, Etc. Pay and discharge before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property (ii) all payments required to be made to any Pension Plan, and (iii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided that neither Holdings, the Borrowers nor any of their Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim (x) that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors or (y) if such non-payments, either individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect.
(c)    Maintenance of Insurance. Maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is consistent with prudent business practice; provided that Holdings, the Borrowers and their Subsidiaries may self-insure to the extent consistent with prudent business practice; provided further that policies maintained with respect to any Collateral located at a warehouse or DC shall provide coverage for Inventory at (x) the retail selling price of such Inventory less any permanent markdowns, consistent with the Loan Parties’ past practices, or (y) another selling price permitted by the Co-Collateral Agents in their Permitted Discretion. None of the Credit Parties shall be a co-insurer with any Loan Party or any other Person with respect to any fire and extended coverage policies maintained with respect to any Collateral without the prior written consent of the Co-Collateral Agents. Fire and extended coverage policies maintained with respect to any Collateral shall be endorsed or otherwise amended to include a non-contributing lenders’ loss payable clause, in form and substance reasonably satisfactory to the Co-Collateral Agents, which endorsements or amendments shall provide that during a Cash Dominion Event, the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Co-Collateral Agents, as their interests may appear, in accordance with Section 6.01(m). Within thirty (30) days following delivery of written notice from the Agent to Holdings, Holdings shall notify the insurers and use commercially reasonable efforts to have such policies amended to include such other provisions as the Co-Collateral Agents may reasonably require from time to time to protect the interests of the Credit Parties. Commercial general liability policies shall be endorsed to name the Co-Collateral Agents as additional insureds, as their interests may appear. Each certificate delivered by the Loan Parties’ insurance broker with respect to each property insurance policy referred to in this Section 6.01(c) shall also provide that such policy shall not be canceled, modified or not renewed other than upon not less than ten (10) days’ prior written notice thereof by the insurance broker to the Co-Collateral Agents. The Borrowers shall deliver to the Co-Collateral Agents, prior to the cancellation, modification or non-renewal of any such policy of insurance, evidence of renewal or replacement of a policy previously delivered to the Co-Collateral Agents, including an insurance binder therefor, together with evidence satisfactory to the Co-Collateral Agents of payment of the premium therefor and, upon request of the Agent, a copy of such renewal or replacement policy. In the event that the Borrowers fail to maintain any such insurance as required pursuant to this Section 6.01(c), the Agent may obtain such insurance on behalf of the Borrowers and the Loan Parties shall reimburse the Agent as provided herein for all costs and expenses in connection therewith; the Agent’s obtaining of such insurance shall not be deemed a cure or waiver of any Default or Event of Default arising from the Loan Parties’ failure to comply with the provisions of this Section 6.01(c).
(d)    Preservation of Corporate Existence, Etc. Preserve and maintain its corporate existence, material rights (charter and statutory) and franchises; provided that (i) Holdings, the Borrowers and their Subsidiaries may consummate any merger or consolidation permitted under Section 6.02(b); (ii) neither Holdings nor the Borrowers nor any of their Subsidiaries shall be required to preserve or maintain the corporate existence of any Subsidiary (other than Sears, SRAC, Kmart Corp. or any Material Subsidiary Guarantors) if the Board of Directors of the parent of such Subsidiary, or an executive officer of such parent to whom such Board of Directors has delegated the requisite authority, shall determine that the preservation and maintenance thereof is no longer desirable in the conduct of the business of such parent and that the loss thereof is not disadvantageous in any material respect to the Borrowers, Sears, any Material Subsidiary Guarantor, such parent or the Lenders; (iii) Sears shall not be required to preserve or maintain the corporate existence of SRAC, provided that in the event SRAC is dissolved, merged with or into Holdings or any Subsidiary of Holdings or otherwise ceases to exist, then Sears shall or shall cause a direct wholly owned Domestic Subsidiary of Sears to, execute and deliver to the Agent an assumption agreement with respect to SRAC’s obligations under the Loan Documents in form and substance reasonably satisfactory to the Agent and such other officer certificates, legal opinions, financing statements (if applicable) and documentation as the Agent reasonably requests; (iv) none of Holdings, the Borrowers or any of Material Subsidiary Guarantors shall be required to preserve any right or franchise of any Subsidiary (other than a Material Subsidiary Guarantor) if the Board of Directors of Holdings, such Borrower or such Material Subsidiary Guarantor shall determine that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to Holdings, the Borrowers, such Material Subsidiary Guarantor or the Lenders and (v) no Subsidiary Guarantor which is not a Material Subsidiary Guarantor shall be required to preserve or maintain its corporate existence if (A) no Default or Event of Default has occurred and is continuing, and (B) such Subsidiary Guarantor is merged or liquidated into another Subsidiary Guarantor; provided that contemporaneously with the occurrence of any of the actions permitted to be taken pursuant to clauses (i) – (v) above, the Borrowers shall furnish to the Co-Collateral Agents an updated Borrowing Base Certificate.
(e)    Inspection Rights. In addition to the Agent’s and the Co-Collateral Agents’ rights under Section 6.01(k) hereof, subject to reasonable confidentiality limitations and requirements imposed by Holdings or the Borrowers due to competitive concerns or otherwise, at any reasonable time and from time to time (but no more than twice a year unless a Default or an Event of Default has occurred and is continuing), permit the Agent, the Co-Collateral Agents or any of the Lenders or any agents or representatives thereof, at the Lenders’ expense, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, Holdings, the Borrowers and any of their Subsidiaries, and to discuss the affairs, finances and accounts of Holdings, the Borrowers and any of their Subsidiaries, as the case may be, with any of their officers or directors and with their independent certified public accountants.
(f)    Keeping of Books. Keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of Holdings, the Borrowers and each such Subsidiary in accordance with GAAP in effect from time to time.
(g)    Maintenance of Properties, Etc. Except as otherwise permitted pursuant to Section 6.02(b), or where the failure to do so, either individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect, maintain and preserve all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.
(h)    Transactions with Affiliates. Conduct all transactions otherwise permitted under this Agreement with any of their Affiliates on terms that are fair and reasonable and no less favorable to Holdings, the applicable Borrower or their respective Subsidiaries than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate other than (i) as required by any applicable Requirement of Law, (ii) so long as no Default or Event of Default has occurred and is continuing, transactions between or among the Loan Parties and any of their

Subsidiaries, to the extent not prohibited hereunder, or (iii) if a Default or Event of Default has occurred and is continuing, transactions in the ordinary course of business between or among the Loan Parties and any of their Subsidiaries and transactions between or among Loan Parties, to the extent not prohibited hereunder; provided, that the foregoing shall not prohibit (i) any Loan Party or any Subsidiary thereof from entering into employment arrangements with its officers and retention and other agreements with officers and directors pursuant to the reasonable requirements of its business or (ii) any transactions pursuant to the agreements on Schedule 13 to the Perfection Certificate, as in effect on the date hereof.
(i)    Further Assurances.
(i)    With respect to any (i) Inventory, Credit Card Accounts Receivable, Pharmacy Receivables and other Collateral (as defined in the Guarantee and Collateral Agreement as in effect on July 21, 2015) acquired after the Effective Date by any Group Member that is or is required to become a Loan Party hereunder and (ii) any property required to become subject to a perfected Lien in favor of the Co-Collateral Agents pursuant to Section 6.02(a)(vi) hereunder, promptly (i) execute and deliver to the Co-Collateral Agents such amendments to the Guarantee and Collateral Agreement or such other documents as the Co-Collateral Agents, may reasonably request in order to grant to the Co-Collateral Agents, for the benefit of the Credit Parties, a security interest in such property and (ii) take all actions as the Co-Collateral Agents, may reasonably request to grant to the Co-Collateral Agents, for the benefit of the Credit Parties, a perfected security interest in such property with the priority required herein, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Co-Collateral Agents and the delivery of Blocked Account and other control agreements as may be reasonably requested by the Co-Collateral Agents.
(ii)    With respect to any new Domestic Subsidiary (other than any Credit Card Royalty Securitization Subsidiary) which is created or acquired after the Effective Date by any Group Member and which owns any Inventory, Credit Card Accounts Receivable, Pharmacy Receivables and other Collateral (as defined in the Guarantee and Collateral Agreement as in effect on July 21, 2015) related to such receivables and Inventory, promptly cause such new Domestic Subsidiary to (i) become a party to the Guarantee and Collateral Agreement, (ii) take such actions as the Co-Collateral Agents, may reasonably request to grant to the Co-Collateral Agents for the benefit of the Credit Parties a security interest, with the priority and perfection required herein, in the Collateral described in the Guarantee and Collateral Agreement held by such new Domestic Subsidiary, including, to the extent applicable, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Co-Collateral Agents and the delivery of Blocked Account and other control agreements, (iii) if requested by the Co-Collateral Agents, deliver to the Co-Collateral Agents an officer’s certificate with respect to such Domestic Subsidiary in form and substance reasonably satisfactory to the Co-Collateral Agents, and (iv) if requested by Co-Collateral Agents, deliver to the Co-Collateral Agents legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Co-Collateral Agents.
(iii)    In the event the Borrowers or the other Loan Parties open a new deposit account in which funds of any of the Loan Parties are concentrated, or commence concentrating funds in an existing deposit account that is not subject to a Blocked Account Agreement, at the request of the Co-Collateral Agents, the Borrowers shall deliver or cause to be delivered a Blocked Account Agreement reasonably satisfactory in form and substance to the Co-Collateral Agents with respect to such account.
(iv)    In the event that the Collateral owned by Private Brands, Ltd. at any time exceeds $50,000,000, if requested by Co-Collateral Agents, deliver to the Co-Collateral Agents legal opinions with respect to perfection of the Co-Collateral Agents’ Liens and such other matters as the Co-Collateral Agents may reasonably request, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Co-Collateral Agents.
(j)    Reporting Requirements. Furnish to the Agent:
(i)    as soon as available and in any event within 50 days after the end of each of the first three fiscal quarters of each fiscal year of Holdings, (a) the consolidated balance sheet of Holdings and its Subsidiaries and the consolidated balance sheet of Holdings and its domestic Subsidiaries as of the end of such quarter and consolidated statements of income and cash flows of Holdings and its Subsidiaries and the consolidated statements of income and cash flows of Holdings and its domestic Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by an Authorized Officer of Holdings as having been prepared in accordance with GAAP and (b) a certificate of an Authorized Officer of Holdings as to compliance with the terms of this Agreement and the other Loan Documents in the form of Exhibit I, including in reasonable detail the calculations necessary to determine the Fixed Charge Ratio (whether or not compliance therewith is then required under Section 6.03), provided that in the event of any change in GAAP used in the preparation of such financial statements, subject to Section 1.03, the Borrowers shall also provide, if necessary for the calculation of the Fixed Charge Ratio, a statement of reconciliation conforming such financial statements to GAAP (the Borrowers being permitted to satisfy the requirements of clause (i)(a) by delivery, in the manner provided in Section 9.02(b), of its quarterly report on form 10-Q (or any successor form), as filed with the SEC);
(ii)    as soon as available and in any event within 95 days after the end of each fiscal year of Holdings, (a) a copy of the annual audit report for such year for Holdings and its Subsidiaries, containing the consolidated balance sheet of Holdings and its Subsidiaries as of the end of such fiscal year and consolidated statements of income and cash flows of Holdings and its Subsidiaries for such fiscal year, in each case reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by its Board-appointed auditor of national standing (b) a consolidated balance sheet of Holdings and its domestic Subsidiaries as of the end of such fiscal year and consolidated statements of income and cash flows of Holdings and its domestic Subsidiaries for such fiscal year duly certified by an Authorized Officer of Holdings as having been prepared in accordance with GAAP, and (c) a certificate of an Authorized Officer of Holdings as to compliance with the terms of this Agreement and the other Loan Documents in the form of Exhibit I, including in reasonable detail the calculations necessary to determine the Fixed Charge Ratio (whether or not compliance therewith is then required under Section 6.03), provided that in the event of any change in GAAP used in the preparation of such financial statements, the Borrowers shall also provide, if necessary for the calculation of the Fixed Charge Ratio, a statement of reconciliation conforming such financial statements to GAAP (the Borrowers being permitted to satisfy the requirements of clause (ii)(a) by delivery, in the manner provided in Section 9.02(b), of its annual report on form 10-K (or any successor form), as filed with the SEC);
(iii)    as soon as available and in any event within 10 Business Days of the end of each fiscal month, a Borrowing Base Certificate as of the end of the preceding fiscal month and supporting information satisfactory to the Agent in its Permitted Discretion with respect to the determination of the Borrowing Base; provided, that upon the occurrence and during the continuance of an Accelerated Borrowing Base Delivery Event, such Borrowing Base Certificate and supporting information shall be delivered on Friday of each week (or, if Friday is not a Business Day, on the next succeeding Business Day), as of the close of business on the immediately preceding Saturday (it being understood that any weekly Borrowing Base Certificate shall constitute the Loan Parties’ best estimates of Net Eligible Inventory and other items, as applicable);

(iv)    promptly and in any event within five days after any Authorized Officer of Holdings or any Borrower has knowledge of the occurrence and continuance of a Default or Event of Default, a statement of an Authorized Officer of Holdings or such Borrower setting forth details of such Default or Event of Default and the action that Holdings or such Borrower has taken and proposes to take with respect thereto;
(v)    promptly after the sending or filing thereof, copies of all quarterly and annual reports and proxy solicitations that Holdings sends to its public security holders generally, and copies of all reports on form 8-K (or its equivalent) and registration statements for the public offering (other than pursuant to employee Plans) of securities that Holdings or any of its Subsidiaries files with the SEC or any national securities exchange;
(vi)    promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting Holdings, the Borrowers or any of their Subsidiaries of the type described in Section 5.01(g);
(vii)    as soon as available, but in any event no later than 60 days after the end of each fiscal year of Holdings, forecasts prepared by management of Holdings for Holdings and its domestic Subsidiaries in form satisfactory to the Agent and containing information reasonably required by the Agent;
(viii)    (A) contemporaneously with the delivery of the reports required pursuant to clauses (i) and (ii) above, a report (which may take the form of a footnote to Holdings’ quarterly and annual reports filed with the SEC and delivered to the Agent) setting forth the estimated Unfunded Pension Liability of Holdings and its Subsidiaries, and (B) promptly after receipt thereof by the Loan Parties, a copy of the funded status report received from the Loan Parties’ actuaries with respect to amounts to be funded under the Loan Parties’ Pension Plan;
(ix)    promptly, notice of any event that the Loan Parties reasonably believes has resulted in a Material Adverse Effect;
(x)    the financial and collateral reports described on Schedule 6.01(j), at the times set forth in such Schedule;
(xi)    during the continuance of an Accelerated Borrowing Base Delivery Event, as soon as available and in any event within 30 days after the end of each fiscal month of each fiscal year of Holdings, (a) the consolidated balance sheet of Holdings and its Subsidiaries and the consolidated balance sheet of Holdings and its domestic Subsidiaries as of the end of such month and consolidated statements of income and cash flows of Holdings and its Subsidiaries and the consolidated statements of income and cash flows of Holdings and its domestic Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such month, duly certified (subject to year-end audit adjustments) by an Authorized Officer of Holdings as having been prepared in accordance with GAAP and (b) a certificate of an Authorized Officer of Holdings as to compliance with the terms of this Agreement and the other Loan Documents in the form of Exhibit I, including in reasonable detail the calculations necessary to determine the Fixed Charge Ratio (whether or not compliance therewith is then required under Section 6.03), provided that in the event of any change in GAAP used in the preparation of such financial statements, subject to Section 1.03, the Borrowers shall also provide, if necessary for the calculation of the Fixed Charge Ratio, a statement of reconciliation conforming such financial statements to GAAP; ~~and~~
(xii)    such other information respecting Holdings, the Borrowers or any of their Subsidiaries, or the Borrowing Base as the Agent or any Lender through the Agent may from time to time reasonably request; and

(xiii)    on Friday of each week, a report of the daily outstanding balance for the immediately preceding five Business Day period of all Debt owing by the Loan Parties that was permitted to be incurred pursuant to clause (h) of the definition of Permitted Debt.
Reports and financial statements required to be delivered by the Borrowers pursuant to clauses (i)(a), (ii)(a) and (v) of this subsection (j) shall be deemed to have been delivered on the date on which Holdings causes such reports, or reports containing such financial statements, to be posted on the Internet at www.sec.gov or at such other website identified by the Borrowers in a notice to the Agent and the Lenders and that is accessible by the Lenders without charge.
(k)    Collateral Monitoring and Review. Upon the request of the Agent, any Co-Collateral Agent, or the Required Lenders, after reasonable notice and during normal business hours, permit the Agent, the Co-Collateral Agents or professionals (including, consultants, accountants, and/or appraisers) retained by the Co-Collateral Agents to conduct appraisals, commercial finance examinations and other evaluations, including, without limitation, of (i) the Loan Parties’ practices in the computation of the Borrowing Base and (ii) the assets included in the Borrowing Base and financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves, related to the calculation of the Borrowing Base. The Borrowers shall pay the reasonable out-of-pocket fees and expenses of the Agent and the Co-Collateral Agents (including, without limitation, the reasonable charges of professionals) in connection with two inventory appraisals and two commercial finance examinations each fiscal year (which the Agent and Co-Collateral Agents shall be obligated to undertake for the benefit of the Credit Parties), provided, however, notwithstanding the foregoing, if Capped Excess Availability is at any time less than 15% of the Line Cap, the Agent and the Co-Collateral Agents may in their discretion, undertake up to three inventory appraisals and three commercial finance examinations each fiscal year at the Borrowers’ expense. Notwithstanding the foregoing, the Agent and the Co-Collateral Agents may cause (i) additional appraisals and commercial finance examinations to be undertaken (A) as each in its Permitted Discretion deems necessary or appropriate, at its own expense, and (B) if required by applicable law or if a Default or an Event of Default has occurred and is continuing, in each case, at the expense of the Borrowers. In connection with any inventory appraisal and commercial finance examination relating to the computation of the Borrowing Base, Holdings shall make such adjustments to the calculation of the Borrowing Base as the Agent shall, after the expiration of the Reserve Notice Period, reasonably require in its Permitted Discretion based upon the terms of this Agreement and the results of such inventory appraisal and commercial finance examination. Any inventory appraisal or commercial finance examination requested by the Agent or any Co-Collateral Agent shall be scheduled at such time as the Co-Collateral Agents, in consultation with the Borrowers, may agree in order to minimize any disruption to the conduct of the Borrowers’ business.
(l)    Landlord Waivers, Access Agreements and Customs Broker Agreements. (i) Obtain from each lessor that is a Group Member , and use commercially reasonable efforts to obtain from each lessor that is not a Group Member, leasing a DC at which Collateral is located to a Loan Party, consents, approvals, Lien waivers and rights to access and occupy each such DC (including, without limitation, to take possession and dispose of any Collateral from each such DC upon the occurrence and during the continuance of an Event of Default) reasonably satisfactory to the Co-Collateral Agents; (ii) obtain from each Subsidiary of Holdings owning a DC at which Collateral is located, consents, approvals, Lien waivers and rights to access and occupy each such DC (including, without limitation, to take possession and dispose of the Collateral from each such DC upon the occurrence and during the continuance of an Event of Default) reasonably satisfactory to the Co-Collateral Agents; (iii) use commercially reasonable efforts to cause each Loan Party’s customs brokers to deliver an agreement (including, without limitation, a Customs Broker Agreement) to the Co-Collateral Agents covering such matters and in such form as the Co-Collateral Agents may reasonably require; and (iv) with respect to any property or assets not constituting Collateral and subject to the Lien of a third party, if requested by the Agent, use commercially reasonable efforts to cause (but shall not be required to cause as a condition of the granting of such Lien) the holder of such Lien to enter into an agreement reasonably satisfactory to the Agent, permitting the Co-Collateral Agents to use such property and assets, at no cost or expense to the Co-Collateral Agents, in connection with the disposition of any of the Collateral by the Co-Collateral Agents during the continuance of an Event of Default.

(m)    Cash Management.
(i)    On or prior to July 21, 2015:
(A)    deliver to the Agent copies of notifications (each, a “Credit Card Notification”) substantially in the form attached hereto as Exhibit E which have been executed on behalf of such Loan Party and addressed to such Loan Party’s Credit Card Processors listed in the Perfection Certificate; and
(B)    enter into a Blocked Account Agreement reasonably satisfactory in form and substance to the Co-Collateral Agents with each Blocked Account Bank covering the deposit accounts set forth on Schedule 6.01(m)(i)(B) (collectively, the “Blocked Accounts”); and
(C)    deliver to the Agent copies of notifications (each, a “Third Party Payor Notification”) substantially in the form attached hereto as Exhibit H which have been executed on behalf of such Loan Party and addressed to such of each Loan Party’s Third Party Payors relating to Eligible Pharmacy Receivables listed in the Perfection Certificate as any Co-Collateral Agent shall reasonably request.
(ii)    The Loan Parties shall ACH or wire transfer daily (or with respect to DDAs that have historically not been swept daily (and other DDAs with the consent of the Co-Collateral Agents, not to be unreasonably withheld), periodically, consistent with past practices) (and whether or not there are then any outstanding Obligations and whether or not a Cash Dominion Event then exists) to a Blocked Account all amounts on deposit in each DDA of such Loan Party, other than DDAs that are Excluded Accounts; provided that such covenant shall not apply to (i) any minimum balance as may be required to be kept in the subject DDA by the depository institution at which such DDA is maintained or (ii) if greater, any amounts maintained by the Loan Parties in such DDAs (and other DDAs with the consent of the Co-Collateral Agents, not to be unreasonably withheld) in the ordinary course of business consistent with past practices. The Loan Parties shall ACH or wire transfer daily to a Blocked Account all payments due from credit card processors and other proceeds of any of the Collateral. All funds in each DDA and Blocked Account (other than Excluded Accounts) shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agent, Co-Collateral Agents and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in any DDA or Blocked Account.
(iii)    To the extent that any Loan Party hereafter engages a Credit Card Processor other than the Credit Card Processors listed in the Perfection Certificate, or a Third Party Payor other than the Third Party Payors listed in the Perfection Certificate, such Loan Party shall promptly furnish written notice thereof to the Agent and shall deliver to the Agent an executed Credit Card Notification or Third Party Payor Notification, as applicable, with respect to such Credit Card Processor or Third Party Payor. Each Credit Card Notification and Third Party Payor Notification shall be held by the Agent until the occurrence of a Cash Dominion Event. After the occurrence and during the continuance of a Cash Dominion Event, the Agent may deliver such Credit Card Notifications and Third Party Payor Notifications to the applicable Credit Card Processors and Third Party Payors.
(iv)    Each Blocked Account Agreement shall require, after the occurrence and during the continuance of a Cash Dominion Event, the ACH or wire transfer no less frequently than daily (and whether or not there are then any outstanding Obligations) to the Agent’s Account, of all cash receipts and collections held in each applicable Blocked Account (net of any minimum balance, not to exceed $25,000 (or such greater amount with the consent of the Co-Collateral Agents, not to be unreasonably withheld), as may be required to be kept in the subject Blocked Account by the Blocked Account Bank), including, without limitation, the following:

(A)    all available cash receipts from the sale of Inventory and other Collateral;
(B)    all proceeds of collections of Pharmacy Receivables and Credit Card Accounts Receivable;
(C)    all proceeds from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of any Collateral; and
(D)    all Net Proceeds from any equity issuance by any Loan Party or its Subsidiaries.
The Borrowers shall be deemed to have complied with the provisions of this clause (iv) if they cause the ACH or wire transfer daily of all funds which an Authorized Representative of the Borrowers in good faith believes to be the amount deposited in the Blocked Accounts in excess of $25,000 (or such greater amount as permitted above in this clause (iv)).
(v)    The Agent’s Account shall at all times be under the sole dominion and control of the Co-Collateral Agents. The Loan Parties hereby acknowledge and agree that (i) the Loan Parties have no right of withdrawal from the Agent’s Account, (ii) the funds on deposit in the Agent’s Account shall at all times be collateral security for all of the Obligations, and (iii) the funds on deposit in the Agent’s Account shall be applied as provided in this Agreement. In the event that, notwithstanding the provisions of this Section 6.01(m), during the continuance of a Cash Dominion Event, any Loan Party receives or otherwise has dominion and control of any such proceeds or collections, such proceeds and collections shall be held in trust by such Loan Party for the Co-Collateral Agents, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall, not later than the Business Day after receipt thereof, be deposited into the Agent’s Account or dealt with in such other fashion as such Loan Party may be instructed by the Co-Collateral Agents. During the continuance of a Cash Dominion Event, the amounts deposited into the Agent’s Account shall be applied to the prepayment of the Advances then outstanding (and if an Event of Default exists and is continuing, to all other Obligations); provided that upon payment in full of such outstanding Advances or Obligations, as applicable, any remaining amounts will be released and transferred to a deposit account of the Loan Parties as the Borrowers shall direct and the existence of a Cash Dominion Event (other than as the result of the occurrence of an Event of Default) shall not, in and of itself, impair the right of the Borrowers to Revolving Advances in accordance with the terms hereof.
(vi)    Upon the request of the Agent, the Loan Parties shall cause bank statements and/or other reports to be delivered to the Agent not less often than monthly, accurately setting forth all amounts deposited in each Blocked Account to ensure the proper transfer of funds as set forth above.
(n)    Liens on Non-Collateral Assets. In the event of the incurrence of Debt and the granting of a Lien pursuant to Section 6.02(a)(vi) hereof, grant, and cause each of its Subsidiaries to, grant the Co-Collateral Agents, as security for the Obligations, a Lien on the assets of Holdings or any of its Subsidiaries which is the subject of the Lien of the Person holding such Debt (to the extent that such assets do not then constitute Collateral) pursuant to Section 6.02(a)(vi) hereof.
(o)    Physical Inventories. Cause physical inventories and periodic cycle counts to be undertaken, at the expense of the Loan Parties, in each case consistent with past practices (but in no event less frequently than one physical inventory per fiscal year), conducted by such inventory takers and following such methodology as is consistent with the immediately preceding inventory or as otherwise may be satisfactory to the Co-Collateral Agents in their Permitted Discretion. The Co-Collateral Agents, at the expense of the Loan Parties, may participate in and/or observe each scheduled physical count of Inventory which is undertaken on behalf of any Loan Party. The Loan Parties, within five (5) days following the completion of any such inventory, shall provide the Co-Collateral Agents with a reconciliation of the results of such inventory (as well as of any other physical inventory or cycle counts undertaken by a Loan Party) and shall post such results to the Loan Parties’ stock ledgers and general ledgers, as applicable.
(p)    Letters of Credit. In the event that the Loan Parties request that any Letter of Credit have an expiry after the Extended Termination Date and the Issuing Lenders in their discretion, issue such Letter of Credit, the Borrowers shall on or before the date that is (10) Business Days prior to the Extended Termination Date, deposit in a cash collateral account of the Co-Collateral Agents, an amount equal to 105% of the L/C Obligations with respect to any such Letter of Credit.
SECTION 6.02.    Negative Covenants. So long as any Advance or other Obligation (other than contingent indemnification obligations for which no claim shall have then been asserted) shall remain unpaid, any Letter of Credit shall remain outstanding (unless the same has been cash collateralized in an amount equal to 105% of the aggregate then undrawn and unexpired amount of such Letters of Credit and all other Reimbursement Obligations or back-to-back letters of credit from an issuer and on terms acceptable to the Issuing Lender have been provided in respect of such Letters of Credit) or any Lender shall have any Commitment hereunder, each of Holdings and the Borrowers will not, and will not permit any of their Subsidiaries to:
(a)    Liens, Etc. Create or suffer to exist any Lien upon property of Holdings, the Borrowers or any Domestic Subsidiary constituting Inventory, Credit Card Accounts Receivable, Pharmacy Receivables or any other Collateral (as defined in the Guarantee and Collateral Agreement as in effect on July 21, 2015) or any Related Intellectual Property, other than:
(i)    Permitted Liens,
(ii)    the Liens existing on July 21, 2015 and described in the Perfection Certificate,
(iii)    the replacement, extension or renewal of any Lien permitted by clause (ii) above upon or on the same property theretofore subject thereto (and on any additions to any such property and in any property taken in replacement or substitution for any such property), or the replacement, extension or renewal (without increase in the amount) of the Debt secured thereby,
(iv)    to the extent any Liens permitted by clause (ii) above are terminated (and not replaced, extended or renewed in accordance with clause (iii) above), Liens not otherwise permitted by clause (iii) above securing Debt in an amount up to the amount of Debt secured by such terminated Liens; provided that (A) any such Lien (and the Debt secured thereby) shall be incurred no later than ninety (90) days after the termination of the Lien permitted by clause (ii) above, and (B) any such Lien shall be granted on the same property (and on any additions to such property or any property taken by the Loan Parties in replacement or substitution for such property) as the terminated Lien,
(v)    Liens on Related Intellectual Property with Persons that have entered into an agreement, reasonably satisfactory to the Agent, acknowledging the limited license granted to the Co-Collateral Agents in such trademarks or trade names pursuant to the Loan Documents and agreeing to abide by, and not interfere with, such limited license; ~~and~~
(vi)    Liens to secure (A) the Existing Second Lien Notes and any Permitted Refinancing Debt with respect thereto and (B) additional Debt of the Borrowers for borrowed money in an aggregate principal amount not to exceed, at any time outstanding, the difference between $2,000,000,000 and the principal amount of Debt outstanding pursuant to the preceding clause (A), provided, that, (1) no Default or Event of Default then exists or would arise from the incurrence of such Debt or the granting of such Lien, (2~~) in the case of clause (B) only, the Pro Forma and Projected Capped Excess Availability is at least 15% of the Line Cap immediately after giving effect to the~~

~~incurrence of such Debt, (3~~) such Lien shall be subordinate to the Lien of the Co-Collateral Agents and the holder of such Lien shall have entered into an intercreditor agreement substantially in the form of the Existing Intercreditor Agreement, or such other form as the Co-Collateral Agents may reasonably agree, (~~4~~3) if the Debt secured by such Liens is secured by both Collateral and by property and assets of any Loan Party which do not constitute Collateral, the Co-Collateral Agents shall have obtained a Lien on such property and assets that do not otherwise constitute Collateral to secure the Obligations, subordinate to the Lien of the holder of such Debt pursuant to an intercreditor agreement substantially in the form of Exhibit F hereto, or such other form as the Co-Collateral Agents may reasonably agree, and (~~5~~4) the documentation granting such Lien shall be in form and substance reasonably satisfactory to the Co-Collateral Agents in their Permitted Discretion; and
(vii)    Liens arising under or in connection with a Credit Card Royalty Securitization; provided that any Liens granted by a Loan Party pursuant to this clause (viii) shall be limited to Credit Card Program Assets.
(b)    Fundamental Changes. Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing (i) any Subsidiary of any Borrower may merge into such Borrower in a transaction in which such Borrower is the surviving entity, (ii) any Subsidiary of Holdings may merge into Holdings or any other Subsidiary of Holdings (provided that (A) if Kmart Corp. is a party to such merger, such merger shall be with Holdings, Kmart or a direct Subsidiary of Kmart Corp. and Kmart Corp. shall be the continuing or surviving entity, (B) if any Subsidiary Guarantor is a party to such merger (other than with a Borrower or Holdings), such Subsidiary Guarantor shall be the continuing or surviving entity or the continuing or surviving entity shall become a Subsidiary Guarantor and (C) if SRAC is a party to such merger, then Sears shall comply with the requirements of Section 6.01(d)), (iii) any Subsidiary of Holdings other than the Borrowers may sell, transfer, lease or otherwise dispose of its assets to any Borrower, to Holdings or to a Subsidiary of Holdings (provided that if such sale or transfer includes Collateral and the transferee is not the Borrower or Holdings, the transferee shall be a Subsidiary Guarantor), (iv) any Subsidiary of Holdings other than the Borrowers or Sears may sell, transfer, lease or otherwise dispose of its assets to a Person that is not a Subsidiary or merge with a Person that is not a Subsidiary, in each case pursuant to a Permitted Disposition, (v) any Subsidiary of Holdings other than the Borrowers, Sears or any Material Subsidiary Guarantor (except, in the case of SRAC, as provided in Section 6.01(d)) may liquidate or dissolve if Holdings and the Borrowers determine in good faith that such liquidation or dissolution is in the best interests of Holdings, the Borrowers, Sears, the other Material Subsidiary Guarantors and their Subsidiaries and is not disadvantageous in any material respect to Holdings, the Borrowers, Sears, the other Material Subsidiary Guarantors or the Lenders; provided, that a Material Subsidiary Guarantor may liquidate or dissolve into a Person that is a Subsidiary of Holdings immediately prior to such liquidation or dissolution, if the continuing or surviving entity is or shall become a Subsidiary Guarantor in accordance with Section 6.01(i)(ii), ~~and~~ (vi) Holdings or any Subsidiary of Holdings may merge with a Person that is not a Subsidiary of Holdings immediately prior to such merger if, in the case of any merger involving Holdings, a Borrower or a Subsidiary Guarantor, Holdings, such Borrower or such Subsidiary Guarantor, as applicable, is the continuing or surviving entity or, in the case of any merger involving a Subsidiary Guarantor, the continuing or surviving entity shall become a Subsidiary Guarantor in accordance with Section 6.01(i)(ii) and (vii) any Credit Card Royalty Securitization Subsidiary may sell or otherwise finance or Dispose of the assets subject to the Credit Card Royalty Securitization; provided that contemporaneously with (x) the occurrence of any of the actions permitted to be taken pursuant to the foregoing clauses (i) through (vi) of this clause (b) or (y) the consummation of a Credit Card Royalty Securitization, the Borrowers shall furnish to the Co-Collateral Agents an updated Borrowing Base Certificate.
(c)    Acquisitions. Make any Acquisition unless (a) at the time of any such Acquisition and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (b) after giving effect to any such Acquisition (A) Pro Forma and Projected Capped Excess Availability is at least 15% of the Line Cap, and (B) the Pro Forma Fixed Charge Ratio shall be at least 1.0 to 1.0, and (D) immediately after giving effect to any such Acquisition, Holdings and the Borrowers shall comply with Section 6.01(i) to the extent applicable, (c)

such Acquisition shall have been approved by the Board of Directors of the Person (or similar governing body if such Person is not a corporation) which is the subject of such Acquisition and such Person shall not have announced that it will oppose such Acquisition or shall not have commenced any action which alleges that such Acquisition shall violate applicable law, and (d) any assets acquired shall be utilized in, and if the Acquisition involves a merger, consolidation or acquisition of equity interests, the Person which is the subject of such Acquisition shall be engaged in, a business engaged by, or related to a business engaged by, the Loan Parties as of July 21, 2015.
(d)    Restricted Payments.
(i)    Declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, if at the date of declaration thereof (either before or immediately after giving effect thereto and the payment thereof), a Default or Event of Default shall have occurred and be continuing, except that at any time that a Default or Event of Default shall exist and be continuing, (A) Holdings may declare and pay dividends with respect to its equity interests payable solely in additional shares of its common stock, (B) Subsidiaries of Holdings may declare and pay dividends to Holdings, the Borrowers or another wholly owned Subsidiary of any Borrower and (C) non-wholly-owned Subsidiaries may declare and pay dividends to the holders of their equity interests other than a Group Member on a ratable basis.
(ii)    Declare or make, or agree to pay or make, directly or indirectly, any other Restricted Payment (other than a Restricted Payment to a Loan Party), except that if no Default or Event of Default shall have occurred and be continuing (either before or immediately after giving effect thereto and the payment thereof):
(A)    Holdings and its Subsidiaries may make Restricted Payments in an aggregate amount not to exceed $1,500,000,000 from and after the Effective Date through the Extended Termination Date, provided, that, (i) immediately after giving effect to any such Restricted Payment, Pro Forma and Projected Capped Excess Availability is greater than 50% of the Line Cap and (ii) Restricted Payments pursuant to this subsection (A) shall not exceed $1,000,000,000 in any rolling twelve month period;
(B)    Holdings and its Subsidiaries may make other Restricted Payments, provided, that, immediately after giving effect thereto (i) Pro Forma and Projected Capped Excess Availability is at least 15% of the Line Cap, and (ii) the Pro Forma Fixed Charge Ratio shall be at least 1.05 to 1.0; provided, that, for purposes of the calculation of Pro Forma Fixed Charge Ratio (x) Adjusted Consolidated EBITDA and Consolidated Interest Expense shall be computed on a trailing four quarter basis, and scheduled principal payments shall be computed on a four quarter forward basis, and (y) the amount of the Restricted Payment paid in cash being made in connection with the calculation shall be added to Fixed Charges;
(C)    Holdings and its Subsidiaries may make other Restricted Payments in cash or in kind (with values equal to the amount of any cash otherwise distributable hereunder) (1) in an amount not to exceed the Net Proceeds of any common stock issuances by Holdings after the Effective Date, (2) in an amount not to exceed the Net Proceeds of any Permitted Dispositions of the type set forth in clauses (f) and (g) of the definition thereof, and (3) in an amount not to exceed any dividends and distributions received (directly or indirectly) on account of equity interests in any Subsidiary of Holdings which is not a Loan Party, and (4) to the stockholders of Holdings in the form of the equity interests of the subsidiaries set forth on Schedule 6.02(d), provided, that (x) in each case, immediately after giving effect thereto, the Pro Forma and Projected Capped Excess Availability is at least 15% of the Line Cap, and (y) the aggregate amount of any such Restricted Payments pursuant to clauses (1) through (and including) (3) (whether in cash or in other property or a combination thereof) shall not exceed in any twelve consecutive months 75% of any such Net Proceeds, dividends and distributions received in such twelve consecutive month period; provided that Restricted Payments made pursuant to this clause (C) in cash during any twelve consecutive month period shall not exceed $125,000,000. For the avoidance of doubt, any Net Proceeds of the type described in clauses (1) through and including (3) of this Section 6.02(d)(ii)(C) may be utilized to repay the Obligations and shall not be required to be segregated prior to making any Restricted Payments otherwise permitted under this clause (C); and
(D)    Holdings and its Subsidiaries may make other Restricted Payments as long as (i)(A) such Restricted Payment is funded from cash on hand and not from proceeds of any Extensions of Credit, (B) for the 120 days before any such Restricted Payment, no Advances were outstanding, and (C) for each of the 120 days before any such Restricted Payment, the Borrowers shall have had cash on hand sufficient to make such Restricted Payment without the necessity of obtaining proceeds of Advances for the operations of their businesses or for the purpose of making such Restricted Payment, and (ii) after giving effect to such Restricted Payment, no Advances are outstanding.
(e)    Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of Holdings or any Subsidiary of Holdings to create, incur, assume or suffer to exist any Lien in favor of the Co-Collateral Agents upon the Collateral (as defined in the Guarantee and Collateral Agreement and other Security Documents in effect from time to time, and including assets which become Collateral pursuant to Section 6.01(n)), whether now owned or hereafter acquired, other than any agreement relating to any Lien on cash and cash equivalents not prohibited by Section 6.02(a).
(f)    Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of Holdings other than a Loan Party to (a) make Restricted Payments in respect of any equity interests of such Subsidiary held by, or pay any indebtedness owed to, Holdings or any other Subsidiary of Holdings, (b) make loans or advances to, or other investments in, Holdings or any other Subsidiary of Holdings or (c) transfer any of its assets to Holdings or any other Subsidiary of Holdings, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under this Agreement and the other Loan Documents; (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the disposition of all or any portion of the equity interests or assets of such Subsidiary; (iii) the provisions contained in any agreement governing indebtedness existing as of July 21, 2015 (and in any refinancing of such indebtedness so long as no more restrictive than those contained in the respective existing indebtedness); (iv) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Borrower or a Subsidiary of any Borrower entered into in the ordinary course of business, (v) customary restrictions and conditions contained in the documents relating to any Lien, so long as such Lien is not prohibited hereunder and such restrictions or conditions relate only to the specific asset subject to such Lien; (vi) customary provisions restricting assignment of any contract entered into by any Borrower or any Subsidiary of any Borrower in the ordinary course of business, (vii) any agreement or instrument governing acquired debt, which restriction is not applicable to any Person or the properties or assets of any Person, other than the Person or the properties or assets of the Person acquired pursuant to the respective acquisition and so long as the respective encumbrances or restrictions were not created (or made more restrictive) in connection with or in anticipation of the respective acquisition; (viii) customary provisions restricting the assignment of licensing agreements, management agreements or franchise agreements entered into by any Borrower or any of its Subsidiaries in the ordinary course of business; (ix) restrictions on the transfer of assets securing purchase money obligations and capitalized lease obligations; (x) customary net worth provisions contained in real property leases entered into by Subsidiaries of any Borrower, so long as the applicable Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Borrowers and their Subsidiaries to meet their ongoing obligations, (xi) restrictions in respect of the REMIC Certificates and the real property assets related thereto, the Intellectual Property held by KCD IP, LLC and any proceeds of the foregoing, ~~and~~ (xii) restrictions governing a Subsidiary of Holdings in connection with a Credit Card Royalty Securitization, and (xiii) such other restrictions as the Borrowers and the Co-Collateral Agents may agree.
(g)    Accounting Changes. Make or permit any change in accounting policies or reporting practices, except as required or permitted by GAAP.

(h)    Reserved.
(i)    Dispositions. Make any Disposition except Permitted Dispositions.
(j)    Debt; Prepayment of Debt.
(i)    Create, incur, assume, suffer to exist or otherwise become or remain liable with respect to, any Debt, except Permitted Debt;
(ii)    Prepay any Debt with proceeds of Advances unless at the time of any such prepayment and immediately after giving pro forma effect thereto, (A) no Default or Event of Default shall have occurred and be continuing, and (B) after giving effect to any such prepayment (1) Pro Forma and Projected Capped Excess Availability plus Pro Forma and Projected Suppressed Availability (not to exceed an amount equal to 5% of the Line Cap) is at least 15% of the Line Cap, and (2) the Pro Forma Fixed Charge Ratio shall be at least 1.05 to 1.0; and
(iii)    Prepay any Debt (without utilizing proceeds of Advances) ~~unless~~except:
(A)    Prepayments of Debt solely with Net Proceeds of Dispositions permitted pursuant to clause (g)(iii) of the definition of “Permitted Dispositions” to the extent remaining after application to clauses (i) and (ii) of the Application of Disposition Proceeds, so long as (A) the Co-Collateral Agents have established a Debt Maturity Reserve with respect to the outstanding amount of such Debt prior to the prepayment thereof, and (B) both immediately before and immediately after giving effect to such prepayment, the amount of all Short Term Debt (whether consisting of commercial paper or otherwise) outstanding under clause (h) of Permitted Debt is $0;
(B)    Prepayments of the April 2016 Mortgage Debt solely with Net Proceeds received from the Credit Card Royalty Securitization; and
(C)    Other prepayments of Debt (without utilizing proceeds of Advances) so long as at the time of any such prepayment and immediately after giving pro forma effect thereto, no Default or Event of Default shall have occurred and be continuing. Further, if Holdings, the Borrowers or any of their Subsidiaries shall prepay any Debt (including Debt owed by a Loan Party to a Subsidiary that is not a Loan Party, but excluding other Debt owed to Holdings or any of its Subsidiaries without utilizing proceeds of Advances pursuant to this clause (C) on any date (each, a “Prepayment Date”) then the Borrowers shall not permit Capped Excess Availability to be less than 12.5% of the Line Cap at any time from the Prepayment Date until one year following the Prepayment Date; provided this sentence shall not apply to prepayments of Debt (A) with the proceeds of the incurrence of Permitted Debt as long as the maturity of such Permitted Debt (i) with respect to Permitted Debt prepaying Debt having a maturity of one year or less, is at least sixty (60) days later than the maturity of the Debt so refinanced, or (ii) with respect to all other Debt, is later than the maturity of the Debt so refinanced and the latest Extended Termination Date, or (B) with the proceeds from the issuance of equity interests in a Group Member (other than to another Group Member), or (C) in a principal amount not to exceed $25,000,000 in the aggregate in any fiscal year.

For the avoidance of doubt, the foregoing sub-sections (ii) and (iii) of this Section 6.02(j) will not apply to the repayment of the Obligations, which are rather governed by the provisions of Article II hereof.
(k)    Investments. Make any Investments, except Permitted Investments.
(l)    Store Closings. Close more than 250 full line Sears or Kmart Stores in any fiscal quarter or more than 500 full line Sears or Kmart Stores in any four consecutive fiscal quarters without the consent of the Co-Collateral Agents, such consent not to be unreasonably withheld and/or fail to comply with the requirements of the definition of Store Closure Sale when and as applicable.
(m)    Existing Debt. Permit, or amend the documentation governing any Debt existing as of the Second Amendment Effective Date to permit, the maturity date of such existing Debt to be shortened, the amortization of any such existing Debt to be increased or accelerated or the addition of or amendment to any new or existing mandatory repayment or prepayment provisions with respect to such Debt that would give rise to payment of such Debt earlier than provided for by the applicable agreements as in effect on the Second Amendment Effective Date; provided that this Section 6.02(m) shall not apply to any Debt owed to Holdings or any of its Subsidiaries (other than Debt owed by a Loan Party to a Subsidiary that is not a Loan Party).
SECTION 6.03.    Financial Covenant. During the continuance of a Covenant Compliance Event, each of Holdings and the Borrowers will not permit the Fixed Charge Ratio as of the last day of any fiscal month of Holdings to be less than 1.0 to 1.0.
ARTICLE VII
EVENTS OF DEFAULT
SECTION 7.01.    Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:
(a)    Any Borrower shall fail to pay (i) any principal of any Advance, Term Loan, 2016 Term Loan or Reimbursement Obligation when the same becomes due and payable, or (ii) any interest on any Advance, Term Loan, 2016 Term Loan or Reimbursement Obligation or any fees, or any other amounts payable under this Agreement or any other Loan Document, in each case under this clause (ii), within three (3) days after the same becomes due and payable; or
(b)    Any representation or warranty made by any Loan Party herein or in any other Loan Document shall prove to have been incorrect in any material respect when made; or
(c)    (i) Any Loan Party shall fail to perform or observe any term, covenant or agreement contained in Section 6.01 (d), (e), (h), (j) (other than 6.01(j)(viii)), (k), or (m), 6.02, or 6.03 of this Agreement or (ii) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document, if such failure shall remain unremedied for thirty (30) days after written notice thereof shall have been given to Holdings and the Borrowers by the Agent or any Lender; or
(d)    Any Group Member shall fail to pay principal of at least $50,000,000 on any Debt that is outstanding (but excluding Debt outstanding hereunder) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any Debt that is outstanding in a principal amount of at least $50,000,000 and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made and is accepted in an amount of at least $50,000,000 (in each case other than (i) a scheduled prepayment, redemption or purchase, or (ii) a mandatory prepayment, redemption or purchase, or a required offer to prepay, redeem or purchase, that results from the voluntary sale or transfer of property or assets), in each case prior to the stated maturity thereof; or
(e)    Any Group Member shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Group Member seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 90 days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or any Group Member shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or
(f)    A judgment or order for the payment of money in excess of $50,000,000 (net of any portion of such judgment to be paid by a third-party insurer as to which coverage has not been disputed) shall be rendered against any Group Member and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
(g)    (i) Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its Subsidiaries, and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than a Permitted Holder becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the equity securities of Holdings entitled to vote for members of the Board of Directors of Holdings on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) and such “person” or “group” shall beneficially own (as such term is used herein) a greater percentage of the equity Securities of Holdings entitled to vote for members of the Board of Directors than the Permitted Holders shall, collectively, beneficially own; or (ii) during any period of 12 consecutive months, a majority of the members of the Board of Directors or other equivalent governing body of Holdings cease to be composed of individuals (x) who were members of that board or equivalent governing body on the first day of such period, (y) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (x) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (z) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (x) and (y) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or (iii) Holdings shall cease for any reason to own, directly or indirectly, 100% of the Voting Stock of Sears and Kmart; or
(h)    (i) Any Borrower or any of its ERISA Affiliates shall incur, or shall be reasonably likely to incur liability in excess of $100,000,000 in the aggregate as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of such Borrower or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan; or (iv) the PBGC shall have filed a notice of Lien; or
(i)    Any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party shall so state in writing, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby, including as a result of the failure to comply with Section 5.4 of the Guarantee and Collateral Agreement; or
(j)    The guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party shall so state in writing;
then, and in any such event, the Agent may, or, at the request of the Required Lenders shall, take any or all of the following actions upon notice to the Borrowers: (i) declare the Revolving Commitment of each Revolving Lender to be terminated, whereupon the same shall forthwith terminate; and (ii) declare the Advances, the Term Loan, the 2016 Term Loan, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents (including all amounts of the L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be forthwith due and payable, whereupon the Advances, the Term Loan, the 2016 Term Loan, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Borrower under the United States Bankruptcy Code, (A) the Revolving Commitment of each Revolving Lender shall automatically be terminated and (B) the Advances, the Term Loan, the 2016 Term Loan, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrowers. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph or for which the outstanding amount of any drawing under any Letters of Credit (including any taxes, fees, charges and other costs and expenses incurred by the Issuing Lender in connection therewith) have not then been fully reimbursed or discharged, the Borrowers shall at such time deposit in a cash collateral account opened by the Co-Collateral Agents, an amount equal to 105% of the aggregate then undrawn and unexpired amount of such Letters of Credit and all other Reimbursement Obligations. Amounts held in such cash collateral account shall be applied by the Agent to the payment of drafts drawn under such Letters of Credit and the other Reimbursement Obligations, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon and all Reimbursement Obligations fully reimbursed or discharged, if any, shall be applied to repay other Obligations of the Borrowers hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other Obligations of the Borrowers hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrowers (or such other Person as may be lawfully entitled thereto).
It is understood and agreed that if the 2016 Term Loans are accelerated pursuant to this Section 7.01 for any reason, including without limitation because of the commencement of any insolvency proceeding or other proceeding pursuant to any debtor relief laws, the premium payable pursuant to Section 2.05(b) (the "2016 Term Loan Prepayment Premium") determined as of the date of acceleration will also be due and payable as though the 2016 Term Loans were voluntarily prepaid as of such date and shall constitute part of the Obligations in respect of the 2016 Term Loans, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each 2016 Term Lender’s lost profits as a result thereof. Any 2016 Term Loan Prepayment Premium payable in accordance with the immediately preceding sentence shall be presumed to be the liquidated damages sustained by each 2016 Term Lender as the result of the early termination and the Loan Parties agree that it is reasonable under the circumstances currently existing. The 2016 Term Loan Prepayment Premium shall also be payable in the event the 2016 Term Loans are satisfied or released by foreclosure (whether by power of judicial proceeding or otherwise) or deed in lieu of foreclosure. EACH LOAN PARTY EXPRESSLY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION INCLUDING IN CONNECTION WITH ANY VOLUNTARY OR INVOLUNTARY ACCELERATION OF THE 2016 TERM LOANS PURSUANT TO ANY INSOLVENCY PROCEEDING OR OTHER PROCEEDING PURSUANT TO ANY DEBTOR RELIEF LAWS. Each Loan Party expressly agrees that: (A) the 2016 Term Loan Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the 2016 Term Loan Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between 2016 Term Lenders and the Loan Parties giving specific consideration in this transaction for such agreement to pay the 2016 Term Loan Prepayment Premium; and (D) the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this paragraph. Each Loan Party expressly acknowledges that its agreement to pay the 2016 Term Loan Prepayment Premium to the 2016 Term Lenders as herein described is a material inducement for the 2016 Term Lenders to provide the 2016 Term Commitment and provide the 2016 Term Loans.

ARTICLE VIII
THE AGENT AND CO-COLLATERAL AGENTS
SECTION 8.01.    Appointment. Each Lender hereby irrevocably designates and appoints (i) the Bank as Agent, and (ii) the Bank and Wells Fargo Bank, National Association as Co-Collateral Agents, under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Agent and the Co-Collateral Agents, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent and the Co-Collateral Agents, as applicable, by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. For clarity, and notwithstanding anything to the contrary contained in this Agreement and the other Loan Documents, no consent of the Lenders shall be required to amend this Agreement or the Loan Documents to (i) cause additional assets to become Collateral or to add additional Subsidiaries as guarantors of the Obligations, or (ii) implement the provisions of Sections 2.18 or 8.12, and the Agent and the Loan Parties shall be entitled to execute any and all amendments necessary or desirable to accomplish any of the foregoing and such amendments shall be binding on the other parties hereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, neither the Agent nor the Co-Collateral Agents shall have any duties or responsibilities, except those expressly set forth in this Agreement and the other Loan Documents to which it is a party, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent or the Co-Collateral Agents.
SECTION 8.02.    Delegation of Duties. Each of the Agent and the Co-Collateral Agents may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys‑in‑fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither the Agent nor the Co-Collateral Agents shall be responsible for the negligence or misconduct of any agents or attorneys-in‑fact selected by it with reasonable care.
SECTION 8.03.    Exculpatory Provisions. No Agent (for purposes of this Article VIII, “Agent” and “Agents” shall mean the collective reference to the Agent, the Co-Collateral Agents and any other Lender designated as an “Agent” for purposes of this Agreement, including the Lead Arrangers, the Syndication Agent and the Co-Documentation Agents) nor any of their respective officers, directors, employees, agents, attorneys‑in‑fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party that is a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

SECTION 8.04.    Reliance by Agent. The Agent and Co-Collateral Agents shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by them to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Holdings or the Borrowers), independent accountants and other experts selected by the Agent. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agent. The Agent and Co-Collateral Agents shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless they shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, the Supermajority Lenders or all Lenders) as they deem appropriate or they shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by them by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, the Supermajority Lenders or all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Advances, the Term Loan and the 2016 Term Loan.
SECTION 8.05.    Notice of Default. The Agent and the Co-Collateral Agents shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Agent or the applicable Co-Collateral Agent has received notice from a Lender, Holdings or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Lenders. The Agent and the Co-Collateral Agents shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, the Supermajority Lenders or all Lenders); provided that unless and until the Agent or the Co-Collateral Agents shall have received such directions, the Agent, in consultation with the Co-Collateral Agents, may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
SECTION 8.06.    Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agent, the Co-Collateral Agents nor any of their respective officers, directors, employees, agents, attorneys‑in‑fact or affiliates have made any representations or warranties to it and that no act by the Agent or any Co-Collateral Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Agent or any Co-Collateral Agent to any Lender. Each Lender represents to the Agent and the Co-Collateral Agents that it has, independently and without reliance upon the Agent, any Co-Collateral Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Advances, the Term Loan and the 2016 Term Loan hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent, any Co-Collateral Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent or the Co-Collateral Agents hereunder, the Agent and the Co-Collateral Agents shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of the Agent or any Co-Collateral Agent or any of their respective officers, directors, employees, agents, attorneys‑in‑fact or affiliates.

SECTION 8.07.    Reports and Financial Statements. By signing this Agreement, each Lender:
(a)    agrees to furnish the Agent after the occurrence and during the continuance of a Cash Dominion Event (and thereafter at such frequency as the Agent may reasonably request) with a summary of all Bank Products and Cash Management Services provided by, and amounts due or to become due on account thereof to, such Lender. In connection with any distributions to be made hereunder, the Agent shall be entitled to assume that no amounts are due to any Lender on account of any such Bank Products or Cash Management Services unless the Agent has received written notice thereof from such Lender;
(b)    is deemed to have requested that the Agent furnish such Lender, promptly after they become available, copies of all financial statements and reports required to be delivered by the Loan Parties hereunder and all commercial finance examinations and appraisals of the Collateral received by the Co-Collateral Agents (collectively, the “Reports”) (which the Agent and the Co-Collateral Agents agree to so deliver);
(c)    expressly agrees and acknowledges that the Agent and the Co-Collateral Agents make no representation or warranty as to the accuracy of the Reports, and shall not be liable for any information contained in any Report;
(d)    expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agent, the Co-Collateral Agents or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties' books and records, as well as on representations of the Loan Parties' personnel;
(e)    agrees to keep all Reports confidential in accordance with the provisions of this Agreement; and
(f)    without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Agent, the Co-Collateral Agents and any such other Lender or Person preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any credit extensions that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender's participation in any Letter of Credit or Swingline Advance, or the indemnifying Lender's purchase of, a Loan or Loans; and (ii) to pay and protect, and indemnify, defend, and hold the Agent, the Co-Collateral Agents and any such other Lender or Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney costs) incurred by the Agent, Co-Collateral Agents and any such other Lender or Person preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
SECTION 8.08.    Indemnification. The Lenders agree to indemnify the Agent and each Co-Collateral Agent in its capacity as such (to the extent not reimbursed by Holdings or the Borrowers and without limiting the obligation of Holdings or the Borrowers to do so), ratably according to their respective Pro Rata Shares in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Revolving Commitments of any Lender shall have terminated and the Advances, the Term Loan and the 2016 Term Loan shall have been paid in full, in accordance with such Pro Rata Shares immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Advances, the Term Loan and the 2016 Term Loan) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no 2015 Non-Extending Lender shall be obligated to indemnify the Agent or any Co-Collateral Agent for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which relate to matters subsequent to the termination of such 2015 Non-Extending Lender’s Commitment and repayment of all Obligations to such 2015 Non-Extending Lender (for clarity, such 2015 Non-Extending Lenders shall remain liable for any claims which relate to a period during which they were a “Lender” hereunder, even if first asserted after the termination of such 2015 Non-Extending Lender’s Revolving Commitment and repayment of all Obligations to such 2015 Non-Extending Lender), provided further that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from the Agent’s or any Co-Collateral Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Advances, the Term Loan, the 2016 Term Loan and all other amounts payable hereunder.
SECTION 8.09.    Agent in Its Individual Capacity. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Advances made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.
SECTION 8.10.    Successor Agent.
(a)    The Agent may resign as Agent upon 30 days’ notice to the Lenders and the Borrowers. If the Agent shall resign as Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default shall have occurred and be continuing) be subject to approval by the Borrowers (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Agent, and the term “Agent” shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Advances, Term Loan or 2016 Term Loan. If no successor agent has accepted appointment as Agent by the date that is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Agent hereunder, until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Agent’s resignation as Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.
(b)    Any Co-Collateral Agent may resign as Co-Collateral Agent upon 30 days’ notice to the Lenders and the Borrowers. The rights, duties and responsibilities of the Co-Collateral Agents hereunder are specific to each of Bank of America, N.A. and Wells Fargo Bank, National Association, and upon (i) the resignation of any such Person as a Co-Collateral Agent hereunder, or (ii) except as otherwise agreed by the Borrowers and the Agent (whose agreement shall not be unreasonably withheld), the assignment of all of the rights, duties and obligations under this Agreement in respect of its Revolving Commitment, FILO Commitment, the Advances, the Term Loan, the 2016 Term Loan and other amounts owing to it and any Note or Notes held by it by any such Person, then such rights, duties and responsibilities of such Person as a Co-Collateral Agent shall automatically terminate and be of no further force and effect; provided that the provisions of this Article VIII shall inure to such Person’s benefit as to any actions taken or omitted to be taken by it while it was Co-Collateral Agent under this Agreement and the other Loan Documents. Without limiting the foregoing, no additional Co-Collateral Agents shall be appointed hereunder without the prior written consent of the Agent and the Borrowers.
SECTION 8.11.    Co-Documentation Agents and Syndication Agent; Bank Product and Cash Management Services Providers. (a) Neither the Co-Documentation Agents, the Syndication Agent nor any other Lender designated as an “Agent” for purposes of this Agreement (other than the Bank in its capacity as Agent and Co-Collateral Agent, and Wells Fargo Bank, National Association in its capacity as Co-Collateral Agent) shall have any duties or responsibilities hereunder in its capacity as such.

(b)    Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Products or Cash Management Services shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or any Loan Party.
SECTION 8.12.    Defaulting Lenders.
(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders”, “Supermajority Lenders” and this Section 8.12.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Agent from a Defaulting Lender pursuant to Section 9.05 shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lenders or Swingline Lender hereunder; third, to Cash Collateralize the Issuing Lenders’ Fronting Exposure with respect to such Defaulting Lender; fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Extension of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Borrowers, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Extensions of Credit under this Agreement and (y) Cash Collateralize the Issuing Lenders’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement; sixth, to the payment of any amounts owing to the Non-Defaulting Lenders, the Issuing Lenders or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lenders or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Extension of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances, Term Loans or 2016 Term Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Extensions of Credit owed to all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Obligations owed to, such Defaulting Lender until such time as all Advances, Term Loans, 2016 Term Loans and funded and unfunded participations in Letters of Credit and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.16. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 8.12 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)    Certain Fees.
(a)    No Defaulting Lender shall be entitled to receive any fee payable under Section 2.05 for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(b)    Each Defaulting Lender shall be entitled to receive Letter of Credit fees pursuant to Section 3.03 for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Commitment Percentage of the stated amount of Letters of Credit for which it has provided cash collateral.
(c)    With respect to any fee payable under Section 2.05 or any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (a) or (b) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Issuing Lenders and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(iv)    Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letters of Credit and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Commitment Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrowers shall have otherwise notified the Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate outstanding amount of Obligations of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)    Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to them hereunder or under applicable Law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure and (y) second, cash collateralize the Issuing Lenders’ Fronting Exposure in accordance with the procedures set forth in Section 3.01(b) .

(b)    Consents. If a Lender becomes a Defaulting Lender, then, in addition to the rights and remedies that may be available to the other Credit Parties, the Loan Parties or any other party at law or in equity, and not in limitation thereof, except as set forth in the last sentence hereof, such Defaulting Lender’s right to participate in decision-making rights related to the Obligations in respect of Required Lender and Supermajority Lender votes, this Agreement or the other Loan Documents shall be suspended during the pendency of such failure or refusal. Notwithstanding anything else provided herein, any amendment, waiver determination, consent or notification under Section 9.01 that would (i) increase or extend the term of the Revolving Commitment of a Defaulting Lender, (ii) reduce the principal amount of the Advances, the Term Loan or the 2016 Term Loan made by such Defaulting Lender, (iii) alter the terms and conditions of this sentence or (iv) otherwise disproportionately affect a Defaulting Lender, will require the consent of such Defaulting Lender.
(c)    Defaulting Lender Cure. If the Borrowers, the Agent, the Swingline Lender and the Issuing Lenders agree in writing that a Lender is no longer a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Advances and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Revolving Lenders in accordance with their Revolving Commitment Percentages (without giving effect to Section 2.16), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE IX
MISCELLANEOUS
SECTION 9.01.    Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by any Borrower or any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall (a) unless in writing and also signed by each Lender directly affected thereby, do any of the following: (i) increase the amount or extend the expiration date of any Lender’s Commitment, (ii) reduce the principal of, or interest on, the Advances, the Term Loan, the 2016 Term Loan or any fees or other amounts payable hereunder or (iii) postpone any date fixed for any payment of principal of, or interest on, the Advances, the Term Loan, the 2016 Term Loan or any fees or other amounts payable hereunder; provided that any waiver or reduction of any payment of the Term Loan or the 2016 Term Loan from any Excess Cash Flow may be waived or modified solely with the written consent of the Term Lenders or the 2016 Term Lenders, as applicable, then holding a majority in amount of the Term Loans or the 2016 Term Loans, as applicable; (b) unless in writing and signed by all of the Lenders, do any of the following: (i) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, the Term Loan or the 2016 Term Loan, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, (ii) other than in accordance with Section 9.13, release all or substantially all of the Collateral or release all or substantially all of the guarantors from their obligations under the Guarantee and Collateral Agreement, (iii) except as expressly permitted herein or in any other Loan Document, subordinate the Liens granted hereunder or under the other Loan Documents, to any other Lien, (iv) amend this Section 9.01, (v) amend the definitions of “Required Lenders” or “Supermajority Lenders” or (vi) other than in accordance with Section 6.01(d), release either Borrower from all of its obligations hereunder, (c) unless in writing and signed by the Supermajority Lenders, increase any advance rate percentage set forth in the definition of “Borrowing Base” or increase the Swingline Commitment; (d) unless in writing and signed by the Agent and the Co-Collateral Agents (in addition to the Lenders required above to take such action), as applicable, amend, modify or waive any provision of

Article VIII or affect the rights or duties of the Agent and the Co-Collateral Agents, as applicable, under this Agreement or any other Loan Document; (e) unless in writing and signed by the Swingline Lender (in addition to the Lenders required above to take such action), amend, modify or waive any provision of Section 2.03 or 2.04; (f) unless in writing and signed by each Issuing Lender (in addition to the Lenders required above to take such action), amend, modify or waive any provision of Article III, or (g) unless in writing signed by each affected member of any Class, have a materially disproportionate adverse effect on such Class.
SECTION 9.02.    Notices, Etc. (a) All notices and other communications provided for hereunder shall be in writing (including telecopier communication) and mailed, telecopied or delivered, (i) if to Holdings, any Borrower or any Subsidiary Guarantor, at its address at 3333 Beverly Road, Hoffman Estates, Illinois 60179, Attention: General Counsel, with a copy to Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, Attention: Scott Charles; (ii) if to any Lender, at its address set forth in its completed administrative questionnaire delivered to the Agent; (iii) if to the Bank, (x) in its capacity as Agent, a Co-Collateral Agent, the Swingline Lender or an Issuing Lender, at its address at 100 Federal Street, 9th Floor, Boston, Massachusetts 02110, Attention: Christine M. Scott and Brian P. Lindblom, and (y) in its capacity as Agent with respect to financial and other reporting sent pursuant to Section 6.01(j) hereof, at its address set forth in clause (x) above and also at 1455 Market Street, San Francisco, CA 94103, Attention: Aamir Saleem, in each case with a copy to Riemer & Braunstein LLP, Three Center Plaza, Boston, Massachusetts 02108, Attention: David S. Berman, Esq.; (iv) if to Wells Fargo Bank, National Association or its Affiliates, in its capacity as a Co-Collateral Agent or as an Issuing Lender, at its address at One Boston Place, 19th Floor, Boston, Massachusetts 02108, Attention: Joseph Burt, with a copy to Choate, Hall & Stewart LLP, Two International Place, Boston, Massachusetts 02110, Attention: Kevin J. Simard, Esq., or (v), if to any other Issuing Lender, at such address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrowers and the Agent; provided that notices required to be delivered pursuant to Section 6.01(j)(i), (ii), (iii), and (v) shall be delivered to the Agent and the Lenders as specified in Section 9.02(b). All such notices and communications shall, when mailed, telecopied, telegraphed or emailed, be effective when deposited in the mails, telecopied, delivered to the telegraph company or confirmed by email, respectively, except that notices and communications to the Agent pursuant to Article II, III or VIII shall not be effective until received by the Agent. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or any Loan Document or of any exhibit hereto or thereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.
(b)    Holdings and the Borrowers agree that materials required to be delivered pursuant to Sections 6.01(j)(i), (ii), (iii) and (v), shall be deemed delivered to the Agent on the date on which Holdings causes such reports, or reports containing such financial statements, to be posted on the Internet at www.sec.gov or at such other website identified by the Borrowers in a written notice to the Agent and the Lenders and that is accessible by the Lenders without charge or if not so posted, may be delivered to the Agent in an electronic medium in a format acceptable to the Agent by email to christine.marie.scott@baml.com and to aamir.saleem@baml.com. Holdings and the Borrowers agree that the Agent may make such materials, as well as any other written information, documents, instruments and other material relating to Holdings, the Borrowers, any of their Subsidiaries or any other materials or matters relating to this Agreement, the Loan Documents or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on Intralinks or a substantially similar electronic system (the “Platform”). Holdings and the Borrowers acknowledge that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent or any of its Affiliates in connection with the Platform.
(c)    Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that if requested by any Lender the Agent shall deliver a copy of the Communications to such Lender by email or telecopier. Each Lender agrees (i) to notify the Agent in writing of such Lender’s e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.
SECTION 9.03.    No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
SECTION 9.04.    Costs and Expenses. (a) Holdings and the Borrowers jointly and severally agree to pay promptly all reasonable costs and expenses of the Agent in connection with the preparation, execution, delivery, distribution (including via the internet or through a service such as Intralinks), administration, modification and amendment of this Agreement, the other Loan Documents and the other documents to be delivered hereunder, including, (A) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses, (B) subject to Section 6.01(k), all expenses incurred in connection with inspections, verifications, examinations and appraisals relating to the Borrowing Base and the Collateral, and (C) the reasonable fees and expenses of counsel for the Agent and the Co-Collateral Agents with respect thereto and with respect to advising the Agent and the Co-Collateral Agents as to their rights and responsibilities under this Agreement and the other Loan Documents, including, without limitation, the fees and expenses set forth in the Fee Letter, the WF Fee Letter and the GE Commitment Letter. Holdings and the Borrowers further jointly and severally agree to pay on demand all costs and expenses of the Agent, the Co-Collateral Agents and the Lenders, if any (including reasonable counsel fees and expenses), in connection with the enforcement of, or protection of their rights under, (whether through negotiations, legal proceedings or otherwise) of this Agreement, the other Loan Documents and the other documents to be delivered hereunder, including reasonable fees and expenses of one counsel for the Agent, and one counsel for the Lenders in connection with the enforcement of or protection rights under this Section 9.04(a).
(b)    Holdings and the Borrowers jointly and severally agree to indemnify and hold harmless the Agent, each Co-Collateral Agent, each Issuing Lender and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including reasonable fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) this Agreement, the Existing Credit Agreement, the other Loan Documents, any of the transactions contemplated herein or therein or the actual or proposed use of the Letters of Credit or the proceeds of the Advances, and (ii) the actual or alleged presence of Hazardous Materials on any property of Holdings, the Borrowers or any of their Subsidiaries or any Environmental Action relating in any way to Holdings, the Borrowers or any of their Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by Holdings, any Borrower, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. Holdings and the Borrowers also agree not to assert any claim for special, indirect, consequential or punitive damages against the Agent, any Co-Collateral Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to this Agreement, the other Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the Letters of Credit or the proceeds of the Advances, the Term Loan or 2016 Term Loan.
(c)    If (i) any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by any Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.09(d) or (e), 2.11 or 2.13, acceleration of the maturity of the Advances pursuant to Section 7.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 9.07 as a result of a demand by any Borrower pursuant to Section 9.07(a), or (ii) any Borrower fails to prepay, borrow, continue or convert any Eurodollar Rate Advance on the date or in the amount notified by any Borrower; the applicable Borrower shall, promptly after notice by such Lender setting forth in reasonable detail the calculations used to quantify such amount (with a copy of such notice to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance. For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 9.04(c), each Lender shall be deemed to have funded each Eurodollar Rate Advance made by it at the Eurodollar Rate for such Advance by a matching deposit or other borrowing in the London interbank market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Advance was in fact so funded.
(d)    Without prejudice to the survival of any other agreement of Holdings or any Borrower hereunder, the agreements and obligations of Holdings and the Borrowers contained in Sections 2.12, 2.15 and 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.
SECTION 9.05.    Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 7.01 to authorize the Agent to declare the Extensions of Credit due and payable pursuant to the provisions of Section 7.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of Holdings or any Loan Party against any and all of the obligations of Holdings and the Loan Parties now or hereafter existing under this Agreement, the other Loan Documents and the Extensions of Credit of such Lender, whether or not such Lender shall have made any demand under this Agreement or the other Loan Documents. Each Lender agrees promptly to notify Holdings or the applicable Loan Party (with a copy to the Agent) after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliate under this Section are in addition to other rights and remedies (including other rights of set-off) that such Lender and its Affiliate may have.
SECTION 9.06.    Binding Effect; Effectiveness. When this Agreement has been executed by Holdings, the Borrowers, the Agent and the Co-Collateral Agents, and the Lenders, this Agreement shall thereafter be binding upon and inure to the benefit of Holdings, the Borrowers, the Agent, the Co-Collateral Agents, each Issuing Lender, each Lender and their respective successors and assigns; provided, that, except with respect to Sections 9.07 and 9.08, this Agreement shall only become effective upon satisfaction of the conditions precedent set forth in Section 4.01 and none of the provisions of this Agreement, including without limitation provisions in respect of Term Loans, 2016 Term Loans, Advances and Letters of Credit to be made by or issued by any Lender, and in respect of any covenant, fee, indemnity, default, and expense reimbursement made by any Loan Party or for which any Loan Party is liable hereunder, shall become effective, nor shall any representation herein be deemed to be made, until the satisfaction of such conditions.
SECTION 9.07.    Assignments and Participations. (a) Each Lender may, upon notice to the Borrowers and the Agent and with the consent, not to be unreasonably withheld or delayed, of the Agent, and, unless an Event of Default has occurred and is continuing, the Borrowers (which consent shall be deemed given by the Borrowers if the Borrowers have not responded to a request for such consent within ten (10) Business Days), assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment, the Advances, the Term Loan, the 2016 Term Loan and other amounts owing to it and any Note or Notes held by it); provided, however, that (i) no assignment of a Revolving Commitment may be made by a 2015 Extending Lender to a 2015 Non-Extending Lender unless such 2015 Non-Extending Lender shall agree to become a 2015 Extending Lender for purposes of the assigned rights and obligations pursuant to documentation acceptable to the Agent and the Borrowers; (ii) any assignment of a Revolving Commitment by a 2015 Non-Extending Lender to a 2015 Extending Lender shall, without further action, result in the Revolving Commitments so assigned being extended to the Extended Termination Date and otherwise entitle such Revolving Lender to the rights and obligations of Revolving Commitments of 2015 Extending Lenders hereunder (including the applicable fee and interest rates), (iii) each such assignment with respect to any Class of rights and obligations shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement with respect to such Class, (iv) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of all of a Lender’s rights and obligations under this Agreement, (x) the amount of the Revolving Commitment of the assigning Revolving Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $10,000,000 (unless an Event of Default has occurred and is continuing, in which case not less than $5,000,000) or an integral multiple of $1,000,000 in excess thereof unless the Borrowers and the Agent otherwise agree, (y) the amount of the Term Loan of the assigning Term Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof (or, if less, the entire outstanding amount of the Term Loan held by such Term Lender) unless the Borrowers and the Agent otherwise agree, and (z) the amount of the 2016 Term Loan of the assigning 2016 Term Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof (or, if less, the entire outstanding amount of the 2016 Term Loan held by such 2016 Term Lender) unless the Borrowers and the Agent otherwise agree, (v) each such assignment shall be to an Eligible Assignee, (vi) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, and the parties to such assignment (other than the Borrowers and the Agent) shall deliver together therewith any Note subject to such assignment and a processing and recordation fee of $3,500 (except no such fee shall be payable for assignments to a Lender, an Affiliate of a Lender or an Approved Fund), and (vii) any Lender may, without the approval of the Borrowers, but with notice to the Borrowers, assign all or a portion of its rights and obligations to any of its Affiliates or to another Lender (provided no assignment of Revolving Commitments or any Revolving Advances or other Revolving Extensions of Credit may be made by a Revolving Lender to a Term Lender or a 2016 Term Lender pursuant to this clause unless such Term Lender or 2016 Term Lender, as applicable, is already also a Revolving Lender hereunder). Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Section 2.12, 2.15 and 9.04 to the extent any claim thereunder relates to an event arising prior such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).
(b)    In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent, the Issuing Lender or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Revolving Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(c)    By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Loan Parties or the performance or observance by the Borrowers of any of their obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.
(d)    Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit B hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrowers.
(e)    The Agent shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Revolving Commitment of, and principal amount of the Advances and L/C Obligations owing to, each Revolving Lender from time to time, the principal amount of the Term Loan owing to each Term Lender from time to time, and the principal amount of the 2016 Term Loan owing to each 2016 Term Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.
(f)    Each Lender may, without the consent of the Agent or any Loan Party, sell participations to one or more banks or other entities (other than the Borrowers or any of their Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment, the Advances owing to it, the portion of the Term Loan owing to it, the portion of the 2016 Term Loan owing to it, and any Note or Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including its Revolving Commitment to the Borrowers and its obligations to the Swingline Lender and the Issuing Lender hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrowers, the Agent, the Co-Collateral Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Loan Document, or consent to any departure by any Borrower therefrom, except to the extent that such amendment, waiver or consent would require the affirmative vote of the Lender from which it purchased its participation pursuant to Section 9.01(a).
(g)    Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to Holdings, the Borrowers or their Subsidiaries furnished to such Lender by or on behalf of the Borrowers; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Borrower Information relating to Holdings, the Borrowers or their Subsidiaries received by it from such Lender in accordance with Section 9.08.
(h)    Notwithstanding any other provision set forth in this Agreement, any Lender may at any time (i) create a security interest in all or any portion of its rights under this Agreement (including the Advances owing to it, the portion of the Term Loan owing to it, the portion of the 2016 Term Loan owing to it and any Notes held by it), including, without limitation, in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System and (ii) assign to one or more special purpose funding vehicles (each, an “SPV”) all or any portion of its funded Advances (without the corresponding Revolving Commitment), without the consent of any Person or the payment of a fee, by execution of a written assignment agreement in a form agreed to by such Lender and such SPV, and may grant any such SPV the option, in such SPV’s sole discretion, to provide the Borrowers all or any part of any Advances that such Lender would otherwise be obligated to make pursuant to this Agreement. Such SPVs shall have all the rights which a Revolving Lender making or holding such Advances would have under this Agreement, but no obligations; provided, that no SPV shall be entitled to compensation pursuant to Section 2.12 or 2.15 in excess of that to which the applicable Revolving Lender would otherwise have been entitled. The Lender shall remain liable for all its original obligations under this Agreement, including its Revolving Commitment (although the unused portion thereof shall be reduced by the principal amount of any Advances held by an SPV). Notwithstanding such assignment, the Agent and Borrowers may deliver notices to the Lender (as agent for the SPV) and not separately to the SPV unless the Agent and Borrowers are requested in writing by the SPV (or its agent) to deliver such notices separately to it. The Borrowers shall, at the request of any Revolving Lender, execute and deliver to such Person as such Revolving Lender may designate, a Note in the amount of such Lender's Revolving Commitment to evidence the Advances of such Revolving Lender and related SPV.
(i)    The Borrowers, upon receipt of written notice from the relevant Lender, agree to issue Notes to any Lender to facilitate transactions of the type described in paragraph (g) above.
(j)    Neither Holdings nor any Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of each of the Lenders (except, in the case of SRAC, pursuant to Section 6.01(d)).
SECTION 9.08.    Confidentiality. Neither the Agent, any Co-Collateral Agent, any Issuing Lender, nor any Lender may disclose to any Person any confidential, proprietary or non-public information of Holdings or the Borrowers furnished to the Agent or the Lenders by Holdings or the Borrowers (such information being referred to collectively herein as the “Borrower Information”), except that each of the Agent, each of the Co-Collateral Agents, each of the Issuing Lenders and each of the Lenders may disclose Borrower Information (i) to its and its Affiliates’ employees, officers, directors, agents and advisors to whom disclosure is required to enable the Agent, the Co-Collateral Agents, the Issuing Lenders or such Lender to perform its obligations under this Agreement and the other Loan Documents or in connection with the administration or monitoring of this Agreement and the other Loan Documents by the Agent, the Co-Collateral Agents, Issuing Lenders, or such Lender (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Borrower Information and instructed to keep such Borrower Information confidential on substantially the same terms as provided herein), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement and the other Loan Documents, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement and the other Loan Documents or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 9.08, to any assignee or participant, or any prospective assignee or participant, (vii) to the extent such Borrower Information (A) is or becomes generally available to the public on a non-confidential basis other than as a result of a breach of this Section 9.08 by the Agent, any Co-Collateral Agent or such Lender, as the case may be, or (B) is or becomes available to the Agent, any Co-Collateral Agent or such Lender on a non-confidential basis from a source other than Holdings, the Borrowers or any of their Subsidiaries and (viii) with the consent of the Borrowers.
SECTION 9.09.    Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflicts of laws principles thereof but including Section 5-1401 and 5-1402 of the New York General Obligations Law.

SECTION 9.10.    Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.
SECTION 9.11.    Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Holdings and each of the Borrowers hereby irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to Holdings or such Borrower at its address specified pursuant to Section 9.02. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents in the courts of any jurisdiction.
(b)    Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
SECTION 9.12.    WAIVER OF JURY TRIAL. EACH OF HOLDINGS, THE BORROWERS, THE AGENT, THE CO-COLLATERAL AGENTS, THE ISSUING LENDERS AND THE LENDERS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE ACTIONS OF THE AGENT, THE CO-COLLATERAL AGENTS, THE ISSUING LENDERS OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.
SECTION 9.13.    Release of Collateral or Guarantee Obligation. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Co-Collateral Agents are hereby irrevocably authorized by each Lender (without requirement of consent of or notice to any Lender) to take, and hereby agree to take, any action requested by the Borrowers having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document (including, without limitation, any Permitted Disposition) or that has been consented to in accordance with Section 9.01; provided that the guarantee obligations of Sears may not be released without the consent of the Required Lenders, or (ii) under the circumstances described in paragraph (b) below.
(b)    At such time as the Advances, the Term Loan, the 2016 Term Loan, the Reimbursement Obligations and all other Obligations shall have been paid in full in cash, the Commitments have been terminated and no Letters of Credit shall be outstanding (or any outstanding Letters of Credit shall have been cash collateralized in an amount equal to 105% of the aggregate then undrawn and unexpired amount of such Letters of Credit and all other Reimbursement Obligations or back-to-back letters of credit from an issuer and on terms acceptable to the Issuing Lenders have been provided in respect of such Letters of Credit), the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Co-Collateral Agents and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.
SECTION 9.14.    PATRIOT Act Notice. Each Lender that is subject to the PATRIOT Act and the Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender or the Agent, as applicable, to identify such Borrower in accordance with the PATRIOT Act. Each Borrower hereby agrees to provide such information promptly upon the request of any Lender or the Agent.
SECTION 9.15.    Integration. This Agreement and the other Loan Documents represent the agreement of Holdings, the Borrowers, the Agent, the Co-Collateral Agents and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Agent, any Co-Collateral Agent or any Lender relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents. Notwithstanding the foregoing, Holdings and the Borrowers acknowledge and agree that the provisions of the GE Commitment Letter survive the execution hereof to the extent set forth herein and therein.

SECTION 9.16.    Replacement of Lenders. If any Lender requests compensation under Section 2.12 or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, if any Lender does not consent (a “Non-Consenting Lender”) to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders or any Lender is a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.07), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(a)    ~~(a)~~    the Borrowers shall have paid to the Agent the assignment fee specified in Section 9.07;
(b)    ~~(b)~~    such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, its ratable share of the Term Loan and its ratable share of the 2016 Term Loan, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);
(c)    ~~(c)~~    in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments thereafter;
(d)    ~~(d)~~    with respect to the replacement of any Non-Consenting Lender, such amendment, waiver or consent can be effected as a result of such assignment (together with all other assignments required by the Agent to be made pursuant to this paragraph); and

(e)    ~~(d)~~    such assignment does not conflict with applicable laws.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.
SECTION 9.17.    No Advisory or Fiduciary Capacity. In connection with all aspects of each transaction contemplated hereby, the Loan Parties each acknowledge and agree that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Credit Parties, on the other hand, and each of the Loan Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the each Credit Party is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Credit Parties has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Loan Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any of the Credit Parties has advised or is currently advising any Loan Party or any of its Affiliates on other matters) and none of the Credit Parties has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Credit Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and none of the Credit Parties has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Credit Parties have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against each of the Credit Parties with respect to any breach or alleged breach of agency or fiduciary duty.
SECTION 9.18.    Existing Credit Agreement Amended and Restated. Upon satisfaction of the conditions precedent to the effectiveness of this Agreement, (a) this Agreement shall amend and restate the Existing Credit Agreement in its entirety, (b) the rights and obligations of the parties under the Existing Credit Agreement shall be subsumed within and be governed by this Agreement; provided, however, that Holdings and the Borrowers hereby agree that (i) each Existing Letter of Credit outstanding under the Existing Credit Agreement on July 21, 2015 shall be a Letter of Credit hereunder, and (ii) all obligations and other liabilities of the Loan Parties under the Existing Credit Agreement shall remain outstanding, shall constitute continuing Obligations secured by the Collateral, and this Agreement shall not be deemed to evidence or result in a novation or repayment and reborrowing of such obligations and other liabilities.
SECTION 9.19.    Keepwell. Each Loan Party that is a Qualified ECP Guarantor at the time the Guarantee and Collateral Agreement or the grant of a security interest under the Loan Documents, in each case, by any Specified Loan Party becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under the Guarantee and Collateral Agreement voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Obligations have been paid and performed in full. Each Loan Party intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

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Annex B

Schedule 1.01
Lenders; Commitments

Lenders; Commitments

Revolving Lender	Revolving Commitment
Bank of America, N.A.	$285,388,127.87
Wells Fargo Bank, National Association	$608,828,006.09
Citibank, N.A.	$152,207,001.52
PNC Bank, National Association	$152,207,001.52
Ally Commercial Finance LLC	$76,103,500.76
Siemens Financial Services, Inc.	$76,103,500.76
Citizens Business Capital	$53,272,450.53
TD Bank, N.A.	$46,423,135.46
Regions Bank	$19,025,875.19
UPS Capital Corporation	$19,025,875.19
Banco Popular de Puerto Rico	$11,415,525.11
TOTAL	$1,500,000,000.00

Term Commitments were funded on October 2, 2013. As of the Second Amendment Effective Date, the aggregate outstanding amount of the Term Loan is $967,500,000.
2016 Term Commitments were funded on April 8, 2016. As of the Second Amendment Effective Date, the aggregate outstanding amount of the 2016 Term Loan is $750,000,000.

SCHEDULE IC

Extended Term Pricing Grid

Level	Consolidated Leverage Ratio	Extended Term Applicable Margin for Eurodollar Rate Advances	Extended Term Applicable Margin for Base Rate Advances
1	Less than 2.0:1.0	3.50%	2.50%
2	Greater than or equal to 2.0:1.0 but less than 3.0:1.0	3.75%	2.75%
3	Greater than or equal to 3.0:1.0	4.00%	3.00%

Changes in the Extended Term Applicable Margin resulting from changes in the Consolidated Leverage Ratio shall become effective on each Adjustment Date and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified above, then, until such financial statements are delivered, the Consolidated Leverage Ratio as at the end of the fiscal period that would have been covered thereby shall for the purposes of this definition be deemed to be greater than 3.0 to 1.0.
If any financial statements are at any time restated or otherwise revised (including as a result of an audit) or if the information set forth in any financial statement otherwise proves to be false or incorrect such that the Extended Term Applicable Margin would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, interest payable under this Agreement, whether previously paid or not, shall be immediately recalculated at such higher rate for any applicable periods and shall be due and payable on demand.